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Exhibit 1

Second Quarter Report
 2009

MI Developments Inc.

MI Developments Inc. 455 Magna Drive Aurora, Ontario Canada L4G 7A9 Tel: (905) 713-6322 Fax: (905) 713-6332

MI DEVELOPMENTS ANNOUNCES 2009 SECOND QUARTER RESULTS

August 13, 2009, Aurora, Ontario, Canada — MI Developments Inc. (TSX: MIM.A, MIM.B; NYSE: MIM) ("MID" or the "Company") today announced its results for the three and six months ended June 30, 2009. All figures are in U.S. dollars.

	REAL ESTATE BUSINESS(1)
	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share figures)	2009	2008	2009	2008
Revenues	$55,161	$55,299	$108,980	$109,334
Net income attributable to MID	$31,329	$26,250	$56,490	$57,138
Funds from operations ("FFO")(2)	$41,459	$37,606	$76,386	$79,541
Diluted FFO per share(2)	$0.89	$0.81	$1.64	$1.70

	MID CONSOLIDATED(1)
	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share figures)	2009(3)	2008	2009(3)	2008
Revenues
Real Estate Business	$55,161	$55,299	$108,980	$109,334
Magna Entertainment Corp. ("MEC")(3),(4)	—	166,281	152,935	395,766
Eliminations(3)	—	(8,643)	(9,636)	(16,751)

	$55,161	$212,937	$252,279	$488,349

Net income (loss) attributable to MID
Real Estate Business	$31,329	$26,250	$56,490	$57,138
MEC — continuing operations(3)	—	(12,794)	(54,763)	(19,789)
Eliminations(3)	—	54	(107)	320

Income from continuing operations	31,329	13,510	1,620	37,669
MEC — discontinued operations(3),(5)	—	4,973	864	(12,307)

	$31,329	$18,483	$2,484	$25,362

Diluted earnings attributable to MID per share from continuing operations	$0.67	$0.29	$0.03	$0.80
Diluted earnings attributable to MID per share	$0.67	$0.40	$0.05	$0.54

(1)
As discussed further below in this press release, the Company adopted United States generally accepted accounting principles ("U.S. GAAP") as its primary basis of financial reporting commencing January 1, 2009 on a retrospective basis. In conjunction with the adoption of U.S. GAAP, the Company also adopted the definition of FFO prescribed in the United States effective January 1, 2009 on a retrospective basis. The results of operations for the three and six months ended June 30, 2008 have been restated to reflect the adoption of U.S. GAAP and the definition of FFO prescribed in the United States.

(2)
FFO and diluted FFO per share are measures widely used by analysts and investors in evaluating the operating performance of real estate companies. However, FFO does not have a standardized meaning under GAAP and therefore may not be comparable to similar measures presented by other companies. Please refer to "Reconciliation of Non-GAAP to GAAP Financial Measures" below in this press release.

(3)
As discussed further below in this press release, on March 5, 2009, MEC and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. As a result of the MEC Chapter 11 filing, the Company has concluded that, under generally accepted accounting principles ("GAAP"), it ceased to have the ability to exert control over MEC on or about March 5, 2009. Accordingly, the Company's investment in MEC has been deconsolidated from the Company's results beginning on March 5, 2009. The Company's results of operations for the three months ended June 30, 2009 do not include the results of MEC and for the six months ended June 30, 2009 include MEC's results of operations for the period up to March 5, 2009. Transactions between the Real Estate Business and MEC have not been eliminated in the presentation of each segment's results of operations. However, the effects of transactions between these two segments prior to March 5, 2009 are eliminated in the consolidated results of operations of the Company.

(4)
Excludes revenues from MEC's discontinued operations.

(5)
Discontinued operations represent MEC's discontinued operations, net of certain related consolidation adjustments. MEC's discontinued operations for the six months ended June 30, 2009 and for the three and six months ended June 30, 2008 include the operations of Remington Park, Thistledown, Portland Meadows and Magna Racino™. In addition, MEC's discontinued operations for the three and six months ended June 30, 2008 include the operations of Great Lakes Downs, which was sold in July 2008.

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REAL ESTATE BUSINESS FINANCIAL RESULTS

Three Months Ended June 30, 2009

Revenues were $55.2 million in the second quarter of 2009 compared to $55.3 million in the second quarter of 2008. The $0.1 million reduction in revenues is due to a $4.6 million reduction in rental revenues, partially offset by a $4.5 million increase in interest and other income earned from MEC. Rental revenues for the second quarter of 2009 were $42.0 million as compared to $46.7 million in the prior year period. The decrease in rental revenues is primarily due to foreign exchange, which had a $4.7 million negative impact as the U.S. dollar strengthened against the foreign currencies (primarily the Canadian dollar and the euro) in which the Real Estate Business operates. Property vacancies and lease replacements and renewals also had a negative impact, reducing revenue for the quarter by $0.4 million compared to the prior year period. These negative contributions to rental revenues were partially offset by contractual rent adjustments, which increased revenues by $0.5 million, primarily due to cumulative CPI-based increases (being increases that occur every five years or once a specified cumulative increase in CPI has occurred) and fixed contractual rent adjustments implemented since the second quarter of fiscal 2008. Interest and other income earned from MEC in the second quarter of 2009 was $13.1 million as compared to $8.6 million in the prior year period. The increase in interest and other income earned from MEC is primarily due to (i) $1.8 million of interest and fees earned under a loan established in November 2008 (the "MEC 2008 Loan"), (ii) $1.2 million of interest and fees earned under a debtor-in-possession loan (the "DIP Loan") established in March 2009, (iii) a $0.9 million increase in interest and fees earned under the bridge loan established in September 2007 (the "2007 MEC Bridge Loan") as a result of the increased level of borrowings and arrangement fees incurred and (iv) $0.9 million of accretion of the fair value adjustment recorded upon the deconsolidation of MEC (see "CHAPTER 11 FILING AND PROCESS — Deconsolidation of MEC"). These increases in interest and other income earned from MEC were partially offset by a $0.3 million decrease in arrangement fees recognized under the Gulfstream Park project financing.

FFO for the second quarter of 2009 was $41.5 million ($0.89 per share) compared to $37.6 million ($0.81 per share) in the prior year period, representing an increase of 10%. This $3.9 million increase in FFO is due to reductions of $2.0 million in general and administrative expenses, $0.7 million in foreign exchange losses and $1.5 million in income taxes, as well as a $0.5 million write-down of long-lived assets in the prior year period. These increases to FFO were partially offset by a $0.1 million reduction in revenues and a $0.7 million increase in net interest expense.

General and administrative expenses decreased to $7.5 million for the second quarter of 2009 from $9.5 million in the prior year period. The decrease over the prior year period is primarily due to a decrease in advisory and other costs, of which $1.4 million was incurred in connection with evaluating MID's relationship with MEC, including MID's involvement in MEC's Chapter 11 process (see "MEC CHAPTER 11 FILING AND PROCESS") and matters before the Ontario Securities Commission (the "OSC") (see "ONTARIO SECURITIES COMMISSION HEARING"), whereas such expenses for the prior year period include $4.3 million of advisory and other costs related to the March 2008 reorganization proposal. This reduction in advisory and other costs was partially offset by increased costs related to (i) the Company's Non-Employee Director Share-Based Compensation Plan resulting from a greater change in the Company's share price during the second quarter of 2009 as compared to the prior year period and (ii) increased insurance premiums.

The Real Estate Business' income tax expense for the second quarter of 2009 was $3.2 million, representing an effective tax rate of 9.2%, compared to income tax expense of $4.7 million and an effective tax rate of 15.1% for the second quarter of 2008. Excluding the $1.4 million of costs incurred in the second quarter of 2009 in connection with evaluating MID's relationship with MEC, including MID's involvement in MEC's Chapter 11 process and matters before the OSC, the $4.3 million of costs associated with the March 2008 reorganization proposal incurred in the prior year period and the related tax impact of both items, the Real Estate Business' effective tax rate was 10.5% in the second quarter of 2009 compared to 16.4% for the second quarter of 2008. As the jurisdictions in which the Real Estate Business operates have different rates of taxation, income tax expense is influenced by the proportion of income earned in each particular country. This 5.9% reduction in the adjusted effective tax rate is primarily due to changes in the mix of taxable income earned in the various countries in which the Real Estate Business operates, as well as increased interest and other income from MEC, which is taxed in jurisdictions that have lower rates of taxation than the Real Estate Business' overall effective tax rate.

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The Real Estate Business reported net income of $31.3 million for the second quarter of 2009 compared to $26.3 million in the prior year period. The $5.0 million increase in net income is due to reductions of $2.0 million in general and administrative expenses, $1.5 million in income tax expense, $1.2 million in depreciation and amortization (due primarily to the impact of foreign exchange) and $0.7 million in foreign exchange losses, as well as a $0.5 million write-down of long-lived assets in the prior year period. These increases to net income were partially offset by a $0.7 million increase in net interest expense and a $0.1 million reduction in revenues.

Six Months Ended June 30, 2009

Revenues were $109.0 million in the first six months of 2009 compared to $109.3 million in the first six months of 2008. The $0.4 million reduction in revenues is due to a $10.2 million reduction in rental revenues, partially offset by a $9.8 million increase in interest and other income earned from MEC. Rental revenues for the first six months of 2009 were $82.4 million as compared to $92.6 million in the prior year period. The decrease in rental revenues is primarily due to foreign exchange, which had a $10.3 million negative impact as the U.S. dollar strengthened against the foreign currencies (primarily the Canadian dollar and the euro) in which the Real Estate Business operates. Property vacancies and lease replacements and renewals also had a negative impact, reducing revenue for the first six months of 2009 by $1.0 million compared to the prior year period. These negative contributions to rental revenues were partially offset by contractual rent adjustments, which increased revenues by $1.2 million, primarily due to cumulative CPI-based increases (being increases that occur every five years or once a specified cumulative increase in CPI has occurred) and fixed contractual rent adjustments implemented since the first quarter of fiscal 2008. Interest and other income earned from MEC in the first six months of 2009 was $26.6 million as compared to $16.8 million in the prior year period. The increase in interest and other income earned from MEC is primarily due to (i) $4.6 million of interest and fees earned under the MEC 2008 Loan, (ii) a $3.6 million increase in interest and fees earned from the 2007 MEC Bridge Loan as a result of the increased level of borrowings and arrangement fees incurred, (iii) a $1.3 million increase in arrangement fees recognized under the Gulfstream Park project financing, (iv) $1.3 million of interest and fees earned under the DIP Loan and (v) $1.2 million of accretion of the fair value adjustment recorded upon the deconsolidation of MEC (see "CHAPTER 11 FILING AND PROCESS — Deconsolidation of MEC"). The increase in interest and other income earned from MEC was partially offset by a $2.4 million reduction to the carrying value of the MEC loan facilities at the Petition Date (as defined below), reflecting the fact that certain of the MEC loan facilities bear interest at a fixed rate of 10.5% per annum, which is not considered to be reflective of the market rate of interest that would have been used had such facilities been established on the Petition Date.

FFO for the first six months of 2009 was $76.4 million ($1.64 per share) compared to $79.5 million ($1.70 per share) in the prior year period, representing a decrease of 4%. This $3.2 million reduction in FFO is due to a $0.4 million reduction in revenues, increases of $5.4 million in general and administrative expenses and $0.9 million in net interest expense, the $0.5 million adjustment to the carrying values of the MEC loan facilities on deconsolidation of MEC (see "CHAPTER 11 FILING AND PROCESS — Deconsolidation of MEC") and $3.9 million of other gains in the prior year period. These reductions to FFO were partially offset by reductions of $0.7 million in foreign exchange losses and $6.7 million in income tax expense, as well as a $0.5 million write-down of long-lived assets in the prior year period.

General and administrative expenses increased to $19.4 million for the first six months of 2009 from $14.0 million in the prior year period. The increase over the prior year period is primarily due to $8.4 million of advisory and other costs incurred in connection with the November 2008 reorganization proposal and evaluating MID's relationship with MEC, including MID's involvement in MEC's Chapter 11 process, the Stalking Horse Bid and the DIP Loan (see "MEC CHAPTER 11 FILING AND PROCESS") and matters before the OSC (see "ONTARIO SECURITIES COMMISSION HEARING"), whereas expenses for the prior year period include $4.3 million of advisory and other costs related to the March 2008 reorganization proposal. The additional increase in general and administrative expenses is due to increased costs related to (i) the Company's Non-Employee Director Share-Based Compensation Plan resulting from a greater change in the Company's share price during the second quarter of 2009 as compared to the prior year period and (ii) increased insurance premiums.

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The Real Estate Business' income tax expense for the first six months of 2009 was $6.4 million, representing an effective tax rate of 10.2%, compared to income tax expense of $13.1 million and an effective tax rate of 18.7% for the first six months of 2008. Excluding the $8.4 million of costs incurred in the first six months of 2009 in connection with the November 2008 reorganization proposal and evaluating MID's relationship with MEC, including MID's involvement in MEC's Chapter 11 process and matters before the OSC, the $4.3 million of costs associated with the March 2008 reorganization proposal incurred in the prior year period, the $3.9 million lease termination fee received in the prior year period and the related tax impact of these items, the Real Estate Business' effective tax rate was 12.8% in the first six months of 2009 compared to 17.9% for the first six months of 2008. As the jurisdictions in which the Real Estate Business operates have different rates of taxation, income tax expense is influenced by the proportion of income earned in each particular country. This 5.1% reduction in the adjusted effective tax rate is primarily due to changes in the mix of taxable income earned in the various countries in which the Real Estate Business operates, as well as increased interest and other income from MEC, which is taxed in jurisdictions that have lower rates of taxation than the Real Estate Business' overall effective tax rate.

The Real Estate Business reported net income of $56.5 million for the first six months of 2009 compared to $57.1 million in the prior year period. The $0.6 million decrease in net income is due to increases of $5.4 million in general and administrative expenses and $0.9 million in net interest expense, the $3.9 million of other gains in the prior year period, the $0.5 million adjustment to the carrying values of the MEC loan facilities on deconsolidation of MEC (see "CHAPTER 11 FILING AND PROCESS — Deconsolidation of MEC") and a $0.4 million reduction in revenues. These reductions to net income were partially offset by reductions of $6.7 million in income tax expense, $2.5 million in depreciation and amortization (due primarily to the impact of foreign exchange) and $0.7 million in foreign exchange losses, as well as a $0.5 million write-down recorded in the prior year period.

At June 30, 2009, the Real Estate Business had 27.3 million square feet of leaseable area, with annualized lease payments of $170.7 million, representing a return of 10.9% on the gross aggregate carrying value of our income-producing portfolio.

MEC CHAPTER 11 FILING AND PROCESS

On March 5, 2009 (the "Petition Date"), MEC and certain of its subsidiaries (collectively, the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Court") and were granted recognition of the Chapter 11 proceedings from the Ontario Superior Court of Justice under section 18.6 of the Companies' Creditors Arrangement Act in Canada.

MID, through a wholly-owned subsidiary (the "MID Lender"), is the largest secured creditor of MEC. At the Petition Date, the balance of MID's existing loans to MEC, including accrued interest, was approximately $372 million, comprised of $171 million under the Gulfstream Park project financing, $23 million under the Remington Park project financing, $125 million under the 2007 MEC Bridge Loan and $53 million under the 2008 MEC Loan. At June 30, 2009, approximately $386 million (including accrued interest subsequent to the Petition Date) was outstanding under these loan facilities. All of these loans are secured. In addition, the Company owned approximately 54% of MEC's total equity, representing approximately 96% of the total votes attached to MEC's outstanding stock.

There can be no assurance given as to the treatment the MID Lender's claims will receive in the Debtors' Chapter 11 proceedings, although, as a general matter, secured creditors are entitled to priority over unsecured creditors to the extent of the value of the collateral securing such claims. Subject to the uncertainties of MEC's Chapter 11 process, MID management believes that the MID Lender's claims are adequately secured and therefore has no reason to believe that the amount of the MEC loan facilities with the MID Lender is impaired. However, on July 21, 2009, the MID Lender was named as a defendant in an action commenced by the Official Committee of Unsecured Creditors (the "Committee") in connection with MEC's Chapter 11 proceedings. The Committee's action seeks, among other things, recharacterization as equity of the MID Lender's claims in relation to the indebtedness previously advanced to MEC and its subsidiaries, equitable subordination of the MID Lender's claims against the debtors in the Chapter 11 proceedings and the

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avoidance of allegedly fraudulent transfers to the MID Lender, including fees, interest and principal repayments received prior to the initiation of the Chapter 11 process. In addition, the Committee has sought leave of the Court to pursue a separate action against MID, the MID Lender and additional parties, including Mr. Frank Stronach, that alleges, among other things, breach of fiduciary duty owed to MEC and its creditors. Although MID and the MID Lender believe that the Committee's claims are without merit and intend to contest them vigorously, MID can provide no assurance as to the ultimate outcome of the Committee's action.

DIP Loan

In connection with the Debtors' Chapter 11 filing, MID (through the MID Lender) originally agreed to provide to MEC the DIP Loan in the amount of up to $62.5 million and with a term of six months. On April 20, 2009, the DIP Loan was amended to, among other things, (i) extend the maturity from September 6, 2009 to November 6, 2009 in order to allow for a longer marketing period in connection with MEC's asset sales and (ii) reduce the principal amount available from $62.5 million to $38.4 million, with the reduction attributable to the fact that interest on the pre-petition loan facilities between MEC and the MID Lender will accrue during the Chapter 11 process rather than being paid currently in cash.

At June 30, 2009, $20.8 million was due under the DIP Loan. Subsequent to June 30, 2009, an additional $7.0 million has been drawn under the DIP Loan. The DIP Loan is secured by liens on substantially all assets of MEC and its subsidiaries (subject to prior ranking liens), as well as a pledge of capital stock of certain guarantors.

MEC Asset Sales

MEC's Chapter 11 filing contemplates MEC selling all or substantially all of its assets through an auction process and using the proceeds from the asset sales to repay its creditors, including the MID Lender. On the Petition Date, and subject to Court approval, MID entered into an agreement with MEC to purchase MEC's relevant interests associated with certain assets (the "Stalking Horse Bid"). However, on April 20, 2009, in response to objections raised by a number of parties in the MEC Chapter 11 process and with the intent of expediting that process, MID and MEC terminated the Stalking Horse Bid.

On May 11, 2009, the Court approved the bid procedures for MEC's interests associated with the following assets (the "Bid Procedures Assets"): Santa Anita Park (including MEC's joint venture interest in the Shops at Santa Anita); Remington Park; Lone Star Park; Thistledown; Portland Meadows; StreuFex™; vacant lands located in Ocala, Florida; and vacant lands located in Dixon, California. Initial expressions of interest for the Bid Procedures Assets were submitted on May 27, 2009 by interested parties. On or prior to the July 31, 2009 deadline, additional expressions of interest and definitive bids were received by MEC in relation to certain of the Bid Procedures Assets and MEC is currently in discussions with various third parties regarding potential stalking horse bids for several of such assets. MID has stated that it does not intend to submit a bid for any of the Bid Procedures Assets; provided, however, that MID intends to preserve the value of its secured loans to MEC and will take all available steps to prevent fire sales of the Bid Procedures Assets.

On July 31, 2009, the Court approved the Debtors' motion for authorization to sell for 6.5 million euros the assets of one of MEC's non-debtor Austrian subsidiaries, which assets include Magna Racino™ and surrounding lands, to an entity affiliated with Fair Enterprise Limited, a company that forms part of an estate planning vehicle for the Stronach family, certain members of which are trustees of the Stronach Trust, MID's controlling shareholder.

On August 4, 2009, the Debtors filed a motion with the Court seeking authorization to sell, subject to higher and better offers, certain real property located in Ocala, Florida for $5.75 million to an entity related with Fair Enterprise Limited. Pursuant to the motion, all valid liens of the MID Lender will attach to the proceeds of the sale of the Ocala property. A hearing on the motion is scheduled for August 26, 2009.

On August 12, 2009, the Debtors filed a motion with the Court seeking authorization to sell, subject to higher and better offers, Remington Park for $80.25 million to a third party. Pursuant to the motion, all valid liens of the MID Lender will attach to the proceeds of the sale of Remington Park. A hearing on the motion has been requested for August 26, 2009.

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MEC has advised the Court that it is continuing to explore all alternatives with respect to its remaining assets, and although the Stalking Horse Bid has been terminated, MID is continuing to evaluate whether to bid on MEC assets during the course of MEC's Chapter 11 sales process (subject to the outcome of the OSC hearing described below (see "ONTARIO SECURITIES COMMISSION HEARING")).

Deconsolidation of MEC

As a result of the MEC Chapter 11 filing, the Company has concluded that, under GAAP, it ceased to have the ability to exert control over MEC on or about the Petition Date. Accordingly, the Company's investment in MEC has been deconsolidated from the Company's results beginning on the Petition Date.

GAAP requires the carrying values of any investment in, and amounts due from, a deconsolidated subsidiary to be adjusted to their fair value at the date of deconsolidation. In light of the significant uncertainty as to whether MEC shareholders, including MID, will receive any recovery following MEC's reorganization, the carrying value of MID's equity investment in MEC was reduced to zero. Upon deconsolidation of MEC, the Company recorded an aggregate $46.7 million reduction to the carrying values of its investment in, and amounts due from, MEC, which is included in the Company's consolidated statement of income (loss) for the six months ended June 30, 2009. Included in this aggregate amount is a $0.5 million reduction in the carrying values of the MEC loan facilities with the MID Lender at the Petition Date. Although, subject to the uncertainties of MEC's Chapter 11 process, MID management believes that the MID Lender's claims are adequately secured and therefore has no reason to believe that the amount of the MEC loan facilities with the MID Lender is impaired, the $0.5 million reduction in the carrying values of the MEC loan facilities was required under GAAP, reflecting the fact that certain of the MEC loan facilities bear interest at a fixed rate of 10.5% per annum, which is not considered to be reflective of the market rate of interest that would have been used had such facilities been established on the Petition Date.

The Company's unaudited interim consolidated financial statements attached below have been arranged so as to provide detailed, discrete financial information on the Real Estate Business and, for the period prior to the Petition Date, MEC. The deconsolidation of MEC affects virtually all of the Company's reported revenue, expense, asset and liability balances, thus significantly limiting the comparability from period to period of the Company's consolidated statements of income (loss), consolidated statements of cash flows and consolidated balance sheets. As a result, the remaining content of this press release focuses solely on the operating results, financial condition, cash flows and liquidity of the Real Estate Business.

For further details of MEC's Chapter 11 filing and the treatment of stockholders and creditors, the DIP Loan and the deconsolidation of MEC, please refer to notes 1(a) and 19(a)(iv) to the accompanying unaudited interim consolidated financial statements below.

ONTARIO SECURITIES COMMISSION HEARING

On August 11, 2009, MID announced that, at the request of certain MID Class A shareholders, the OSC has called a hearing regarding MID's ability to rely on certain exemptions from the requirements to obtain minority shareholder approval and formal valuations under Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions in respect of transactions with MEC. MID believes that the application of the MID Class A shareholders is without merit and MID will vigorously defend against the application. The hearing will commence on September 9, 2009.

ADOPTION OF UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

In April 2008, the Canadian Accounting Standards Board confirmed the transition from Canadian GAAP to International Financial Reporting Standards ("IFRS") for all publicly accountable entities no later than fiscal years commencing on or after January 1, 2011. As a result, in the second half of 2008, management undertook a detailed review of the implications of MID having to report under IFRS and also examined the alternative available to MID of filing its primary financial statements in Canada using U.S. GAAP, as permitted by the Canadian Securities Administrators' National Instrument 52-107, "Acceptable Accounting Principles, Auditing Standards and Reporting Currency", given that MID is a Foreign Private Issuer in the United States.

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As a result of this analysis, management recommended and the Board determined that MID should adopt U.S. GAAP as its primary basis of financial reporting commencing January 1, 2009 on a retrospective basis. All comparative financial information contained in this press release and the accompanying unaudited interim consolidated financial statements below have been revised to reflect the Company's results as if they had been historically reported in accordance with U.S. GAAP.

The adoption of U.S. GAAP did not have a material change on the Company's accounting policies or current debt covenants, nor did such adoption require significant changes to the Company's existing internal controls over financial reporting and disclosure controls and procedures, or information and data systems. For further details of the differences between U.S. and Canadian GAAP impacting the Company and a reconciliation of the Company's results of operations for the three and six months ended June 30, 2009 and 2008 and financial position as at June 30, 2009 and December 31, 2008 from U.S. GAAP to Canadian GAAP, see notes 1(e) and 21 to the accompanying unaudited interim consolidated financial statements below.

In conjunction with the Company's adoption of U.S. GAAP as its primary basis of financial reporting, the Company has adopted the definition of FFO prescribed in the United States by the National Association of Real Estate Investment Trusts® ("NAREIT") effective January 1, 2009 on a retrospective basis. The Company previously determined FFO using the definition prescribed in Canada by the Real Property Association of Canada ("REALpac"). Under the definition of FFO prescribed by NAREIT, the impact of future income taxes and asset impairments are included in the calculation of FFO whereas such amounts are excluded in the definition of FFO prescribed by REALpac.

The discussion in this press release is based on the Company's results of operations as reported under U.S. GAAP and FFO, FFO per share and diluted FFO per share for all periods presented have been determined in accordance with the definition prescribed by NAREIT.

DIVIDENDS

MID's Board of Directors has declared a dividend of $0.15 per share on MID's Class A Subordinate Voting Shares and Class B Shares for the second quarter ended June 30, 2009. The dividend is payable on or about September 15, 2009 to shareholders of record at the close of business on August 28, 2009.

Unless indicated otherwise, MID has designated the entire amount of all past and future taxable dividends paid since January 1, 2006 to be an "eligible dividend" for purposes of the Income Tax Act (Canada), as amended from time to time. Please contact your tax advisor if you have any questions with regard to the designation of eligible dividends.

ABOUT MID

MID is a real estate operating company engaged primarily in the acquisition, development, construction, leasing, management, and ownership of a predominantly industrial rental portfolio leased primarily to Magna International Inc. and its automotive operating units in North America and Europe. MID also acquires land that it intends to develop for mixed-use and residential projects. MID holds a majority equity interest in MEC, an owner and operator of horse racetracks, and a supplier, via simulcasting, of live horseracing content to the inter-track, off-track and account wagering markets. As noted in this press release, MEC has filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code.

For further information, please contact Richard J. Smith, Executive Vice-President and Chief Financial Officer, at 905-726-7507.

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RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES
REAL ESTATE BUSINESS
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS
(U.S. dollars in thousands, except per share figures)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income	$31,329	$26,250	$56,490	$57,138
Add back depreciation and amortization	10,130	11,356	19,896	22,403

Funds from operations	$41,459	$37,606	$76,386	$79,541

Basic and diluted Funds from operations per share	$0.89	$0.81	$1.64	$1.70

Basic and diluted average number of shares outstanding (thousands)	46,708	46,708	46,708	46,708

FORWARD-LOOKING STATEMENTS

The contents of this press release contain statements that, to the extent they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of applicable securities legislation, including the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding the Company's future plans, goals, strategies, intentions, beliefs, estimates, costs, objectives, economic performance or expectations, or the assumptions underlying any of the foregoing. Words such as "may", "would", "could", "will", "likely", "expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate" and similar expressions are used to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future performance or results and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management's good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control, that could cause actual events or results to differ materially from such forward-looking statements. Important factors that could cause such differences include, but are not limited to, the risks and uncertainties inherent in MEC's Chapter 11 process (see note 1(a) to the accompanying unaudited interim consolidated financial statements below), including in relation to the treatment of stockholders and creditors and the auction of MEC's assets, the outcome of the Ontario Securities Commission hearing, and the risks set forth in the "Risk Factors" section in MID's Annual Information Form for 2008, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to MID's Annual Report on Form 40-F for the year ended December 31, 2008, which investors are strongly advised to review. The "Risk Factors" section also contains information about the material factors or assumptions underlying such forward-looking statements. Forward-looking statements speak only as of the date the statement was made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this MD&A to reflect subsequent information, events or circumstances or otherwise.

8    MI Developments Inc.      2009

 Exhibit 1

Management's Discussion and Analysis of Results of Operations and
Financial Position for the Three and Six Months Ended June 30, 2009

Management's Discussion and Analysis of Results of Operations and Financial Position ("MD&A") of MI Developments Inc. ("MID" or the "Company") summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of MID for the three-month and six-month periods ended June 30, 2009. Unless otherwise noted, all amounts are in United States ("U.S.") dollars and all tabular amounts are in millions of U.S. dollars. This MD&A should be read in conjunction with the accompanying unaudited interim consolidated financial statements for the three-month and six-month periods ended June 30, 2009 and the audited consolidated financial statements for the year ended December 31, 2008. This MD&A is prepared as at August 13, 2009. Additional information relating to MID, including the Annual Information Form for fiscal 2008, can be found on the Company's website at www.midevelopments.com and on SEDAR at www.sedar.com.

GENERAL

MID is a real estate operating company engaged primarily in the acquisition, development, construction, leasing, management and ownership of industrial and commercial properties. Members of the Magna International Inc. ("Magna") group of companies are MID's primary tenants and provide approximately 98% of the annual real estate revenue generated by MID's income-producing properties (see "REAL ESTATE BUSINESS — Our Relationship with Magna"). In addition, MID owns land for industrial development and owns and acquires land that it intends to develop for mixed-use and residential projects.

MID also holds a majority equity interest in Magna Entertainment Corp. ("MEC"), an owner and operator of horse racetracks, and a supplier of live horseracing content to the inter-track, off-track and account wagering markets. On March 5, 2009, MEC and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware and were granted recognition of the Chapter 11 proceedings from the Ontario Superior Court of Justice under section 18.6 of the Companies' Creditors Arrangement Act in Canada. For further details on this filing and MID's participation in the Chapter 11 process, please refer to "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process".

In this MD&A, we use the term "Real Estate Business" to refer to the operations over which our Board of Directors (the "Board") and executive management have direct responsibility for the key operating, financing and resource allocation decisions, which excludes the operations of MEC (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process — Deconsolidation of MEC").

Foreign Currencies

Fluctuations in the U.S. dollar's value relative to other currencies will result in fluctuations in the reported U.S. dollar value of revenues, expenses, income, cash flows, assets and liabilities. At June 30, 2009, approximately 75% of the Real Estate Business' rental revenues are denominated in currencies other than the U.S. dollar (see "REAL ESTATE BUSINESS — Results of Operations — Annualized Lease Payments"). As such, material changes in the value of the U.S. dollar relative to these foreign currencies (primarily the euro and Canadian dollar) may have a significant impact on the Real Estate Business' results.

The following tables reflect the changes in the average exchange rates during the three-month and six-month periods ended June 30, 2009 and 2008, as well as the exchange rates as at June 30, 2009, March 31, 2009 and December 31, 2008, between the most common currencies in which the Company conducts business and MID's U.S. dollar reporting currency.

	Average Exchange Rates For the Three Months Ended June 30,				Average Exchange Rates For the Six Months Ended June 30,
	2009	2008	Change		2009	2008	Change
1 Canadian dollar equals U.S. dollars	0.857	0.991	(14%	)	0.830	0.994	(16%	)
1 euro equals U.S. dollars	1.363	1.562	(13%	)	1.332	1.530	(13%	)

MI Developments Inc.      2009    9

	Exchange Rates as at
	June 30, 2009	March 31, 2009	December 31, 2008	Change from March 31, 2009	Change from December 31, 2008
1 Canadian dollar equals U.S. dollars	0.861	0.807	0.826	7%	4%
1 euro equals U.S. dollars	1.399	1.331	1.394	5%	—

The results of operations and financial position of all Canadian and most European operations are translated into U.S. dollars using the exchange rates shown in the preceding table. The changes in these foreign exchange rates impacted the reported U.S. dollar amounts of the Company's revenues, expenses, income, assets and liabilities. From time to time, the Company may enter into derivative financial arrangements for currency hedging purposes, but the Company's policy is not to utilize such arrangements for speculative purposes. Throughout this MD&A, reference is made, where relevant, to the impact of foreign exchange fluctuations on reported U.S. dollar amounts.

SIGNIFICANT MATTERS

MEC Chapter 11 Filing and Process

On March 5, 2009 (the "Petition Date"), MEC and certain of its subsidiaries (collectively, the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Court") and were granted recognition of the Chapter 11 proceedings from the Ontario Superior Court of Justice under section 18.6 of the Companies' Creditors Arrangement Act in Canada.

At the Petition Date, MEC owed $371.7 million to a wholly-owned subsidiary of MID (the "MID Lender") under various loan facilities (see "REAL ESTATE BUSINESS — Loans Receivable from MEC"). In addition, the Company owned approximately 54% of MEC's total equity, representing approximately 96% of the total votes attached to MEC's outstanding stock.

MEC filed for Chapter 11 protection in order to implement a comprehensive financial restructuring and conduct an orderly sales process for its assets. Under Chapter 11, the Debtors are operating as "debtors-in-possession" under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. In general, the Debtors are authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Court.

The filing of the Chapter 11 petitions constituted an event of default under certain of MEC's debt obligations, including those with the MID Lender, and those debt obligations became automatically and immediately due and payable. However, subject to certain exceptions under the Bankruptcy Code, the Debtors' Chapter 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the Petition Date. The Company has not guaranteed any of MEC's debt obligations or other commitments.

Under the priority scheme established by the Bankruptcy Code, unless creditors agree to different treatment, allowed pre-petition claims and allowed post-petition expenses must be satisfied in full before stockholders are entitled to receive any distribution or retain any property in a Chapter 11 proceeding. MEC's Class A Subordinate Voting Stock ("MEC Class A Stock") was delisted from the Toronto Stock Exchange effective at the close of market on April 1, 2009 and from the Nasdaq Stock Market effective at the opening of business on April 6, 2009. The ultimate recovery to MID, as a stockholder of MEC, if any, in the Debtors' Chapter 11 proceedings will likely not be determined until the proceedings are substantially complete. In this regard, however, such proceedings are likely to result in MID not receiving any value for its existing MEC stock and in the cancellation of such stock.

10    MI Developments Inc.      2009

Furthermore, no assurance can be given as to the treatment the MID Lender's claims will receive in the Debtors' Chapter 11 proceedings, although, as a general matter, secured creditors are entitled to priority over unsecured creditors to the extent of the value of the collateral securing such claims. Subject to the uncertainties of MEC's Chapter 11 process, MID management believes that the MID Lender's claims are adequately secured and therefore has no reason to believe that the amount of the MEC loan facilities with the MID Lender is impaired. However, on July 21, 2009, the MID Lender was named as a defendant in an action commenced by the Official Committee of Unsecured Creditors (the "Committee") in connection with MEC's Chapter 11 proceedings. The Committee's action seeks, among other things, recharacterization as equity of the MID Lender's claims in relation to the indebtedness previously advanced to MEC and its subsidiaries, equitable subordination of the MID Lender's claims against the debtors in the Chapter 11 proceedings and the avoidance of allegedly fraudulent transfers to the MID Lender, including fees, interest and principal repayments received prior to the initiation of the Chapter 11 process. In addition, the Committee has sought leave of the Court to pursue a separate action against MID, the MID Lender and additional parties, including Mr. Frank Stronach, that alleges, among other things, breach of fiduciary duty owed to MEC and its creditors. Although MID and the MID Lender believe that the Committee's claims are without merit and intend to contest them vigorously, MID can provide no assurance as to the ultimate outcome of the Committee's action.

Ontario Securities Commission Hearing

On August 11, 2009, MID announced that, at the request of certain MID Class A shareholders, the Ontario Securities Commission (the "OSC") has called a hearing regarding MID's ability to rely on certain exemptions from the requirements to obtain minority shareholder approval and formal valuations under Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions in respect of transactions with MEC. MID believes that the application of the MID Class A shareholders is without merit and MID will vigorously defend against the application. The hearing will commence on September 9, 2009.

DIP Loan

In connection with the Debtors' Chapter 11 filing, MID (through the MID Lender) is providing to MEC a secured debtor-in-possession financing facility (the "DIP Loan") of up to $38.4 million (see "REAL ESTATE BUSINESS — Loans Receivable from MEC — DIP Loan" for further details of the DIP Loan).

MEC Asset Sales

On the Petition Date, MID entered into an agreement with MEC, subject to Court approval, to purchase MEC's relevant interests associated with certain specified assets (the "Stalking Horse Bid"). However, on April 20, 2009, in response to objections raised by a number of parties in the MEC Chapter 11 process and with the intent of expediting that process, MID and MEC terminated the Stalking Horse Bid.

On May 11, 2009, the Court approved the bid procedures for MEC's interests associated with the following assets (the "Bid Procedures Assets"): Santa Anita Park (including MEC's joint venture interest in the Shops at Santa Anita); Remington Park; Lone Star Park; Thistledown; Portland Meadows; StreuFex™; vacant lands located in Ocala, Florida; and vacant lands located in Dixon, California. Initial expressions of interest for the Bid Procedures Assets were submitted on May 27, 2009 by interested parties. On or prior to the July 31, 2009 deadline, additional expressions of interest and definitive bids were received by MEC in relation to certain of the Bid Procedures Assets and MEC is currently in discussions with various third parties regarding potential stalking horse bids for several of such assets. MID has stated that it does not intend to submit a bid for any of the Bid Procedures Assets; provided, however, that MID intends to preserve the value of its secured loans to MEC and will take all available steps to prevent fire sales of the Bid Procedures Assets.

On July 31, 2009, the Court approved the Debtors' motion for authorization to sell for 6.5 million euros the assets of one of MEC's non-debtor Austrian subsidiaries, which assets include Magna Racino™ and surrounding lands, to an entity affiliated with Fair Enterprise Limited, a company that forms part of an estate planning vehicle for the Stronach family, certain members of which are trustees of the Stronach Trust, MID's controlling shareholder.

On August 4, 2009, the Debtors filed a motion with the Court seeking authorization to sell, subject to higher and better offers, certain real property located in Ocala, Florida for $5.75 million to an entity related with Fair Enterprise Limited. Pursuant to the motion, all valid liens of the MID Lender will attach to the proceeds of the sale of the Ocala property. A hearing on the motion is scheduled for August 26, 2009.

MI Developments Inc.      2009    11

On August 12, 2009, the Debtors filed a motion with the Court seeking authorization to sell, subject to higher and better offers, Remington Park for $80.25 million to a third party. Pursuant to the motion, all valid liens of the MID Lender will attach to the proceeds of the sale of Remington Park. A hearing on the motion has been requested for August 26, 2009.

MEC has advised the Court that it is continuing to explore all alternatives with respect to its remaining assets, and although the Stalking Horse Bid has been terminated, MID is continuing to evaluate whether to bid on MEC assets during the course of MEC's Chapter 11 sales process, subject to the outcome of the OSC hearing (see "SIGNIFICANT MATTERS — Ontario Securities Commission Hearing").

Deconsolidation of MEC

As a result of the MEC Chapter 11 filing, the Company has concluded that, under generally accepted accounting principles ("GAAP"), it ceased to have the ability to exert control over MEC on or about the Petition Date. Accordingly, the Company's investment in MEC has been deconsolidated from the Company's results beginning on the Petition Date.

GAAP requires the carrying values of any investment in, and amounts due from, a deconsolidated subsidiary to be adjusted to their fair value at the date of deconsolidation. In light of the significant uncertainty as to whether MEC shareholders, including MID, will receive any recovery following MEC's reorganization, the carrying value of MID's equity investment in MEC has been reduced to zero. Although, subject to the uncertainties of MEC's Chapter 11 process, MID management believes that the MID Lender's claims are adequately secured and therefore has no reason to believe that the amount of the MEC loan facilities with the MID Lender is impaired, a reduction in the carrying values of the MEC loan facilities (see "REAL ESTATE BUSINESS — Loans Receivable from MEC") at the Petition Date was required under GAAP, reflecting the fact that certain of the MEC loan facilities bear interest at a fixed rate of 10.5% per annum, which is not considered to be reflective of the market rate of interest that would have been used had such facilities been established on the Petition Date. The fair value of the loans receivable from MEC was determined at the Petition Date based on the estimated future cash flows of the loans receivable from MEC being discounted to the Petition Date using a discount rate equal to the London Interbank Offered Rate ("LIBOR") plus 12.0%. The discount rate is equal to the interest rate charged on the DIP Loan that was implemented as of the Petition Date, and therefore is considered to approximate a reasonable market interest rate for the MEC loan facilities for this purpose. Accordingly, upon deconsolidation of MEC, the Real Estate Business reduced its carrying values of the MEC loan facilities by $0.5 million (net of derecognizing $1.9 million of unamortized deferred arrangement fees at the Petition Date). As a result, the adjusted aggregate carrying value of the MEC loan facilities at the Petition Date was $2.4 million less than the aggregate face value of the MEC loan facilities. The adjusted carrying values will accrete up to the face value of the MEC loan facilities over the estimated period of time before the loans will be repaid, with such accretion being recognized in "interest and other income from MEC" on the Company's consolidated statement of income (loss).

Prior to the Petition Date, MEC's results are consolidated with the Company's results, with outside ownership accounted for as a noncontrolling interest. MEC's net assets and equity components included in the Company's consolidated balance sheet at the Petition Date were reversed upon deconsolidation of MEC.

Upon deconsolidation of MEC, the Company recorded a $46.7 million reduction to the carrying values of its investment in, and amounts due from, MEC, which is included in the Company's consolidated statement of income (loss) for the six months ended June 30, 2009.

Prior to the Petition Date, the Company's operations were segmented between wholly-owned operations (the "Real Estate Business") and publicly-traded operations ("MEC"). The segregation of operations between wholly-owned and publicly-traded recognized the fact that, in the case of the Real Estate Business, the Company's Board and executive management have direct responsibility for the key operating, financing and resource allocation decisions, whereas, in the case of MEC, such responsibility resides with MEC's separate Board of Directors and executive management.

Subsequent to the Petition Date, the Company manages and evaluates its operations as a single "Real Estate Business" reporting segment, rather than multiple reporting segments, for internal purposes and for internal decision making.

12    MI Developments Inc.      2009

The Company's consolidated statements of income (loss), consolidated statements of cash flows and consolidated balance sheets have been arranged so as to provide detailed, discrete financial information on the Real Estate Business and, for the period prior to the Petition Date, MEC. The deconsolidation of MEC affects virtually all of the Company's reported revenue, expense, asset and liability balances, thus significantly limiting the comparability from period to period of the Company's consolidated statements of income (loss), consolidated statements of cash flows and consolidated balance sheets. As a result, except for the sections entitled "ADOPTION OF UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" and "SUPPLEMENTARY CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)", the remaining content of this MD&A focuses solely on the operating results, financial condition, cash flows and liquidity of the Real Estate Business.

Termination of November 2008 Reorganization Proposal

On November 26, 2008, MID announced that its Special Committee of independent directors had recommended, and the Board had approved, holding a vote of MID shareholders on a reorganization proposal developed by MID management (the "November 2008 Reorganization Proposal"). The principal components of the November 2008 Reorganization Proposal are set out in MID's press release dated November 26, 2008, which can be found on the Company's website at www.midevelopments.com and on SEDAR at www.sedar.com.

As a result of, among other things, current global economic conditions, the continued disruptions in the financial markets and ongoing uncertainty in the automotive industry (see "REAL ESTATE BUSINESS — Our Relationship with Magna — Pressures in the Automotive Industry and Magna Plant Rationalization Strategy"), MID determined that it was unlikely that it would be able to arrange the new debt financing associated with the November 2008 Reorganization Proposal, nor would it be prudent to raise the new debt until such time as the ongoing uncertainty in the automotive industry has been resolved. As a result, on February 18, 2009, MID announced that it was not proceeding with the November 2008 Reorganization Proposal.

ADOPTION OF UNITED STATES GENERALLY ACCEPTED
ACCOUNTING PRINCIPLES

In April 2008, the Canadian Accounting Standards Board confirmed the transition from GAAP in Canada ("Canadian GAAP") to International Financial Reporting Standards ("IFRS") for all publicly accountable entities no later than fiscal years commencing on or after January 1, 2011. As a result, in the second half of 2008, management undertook a detailed review of the implications of MID having to report under IFRS and also examined the alternative available to MID of filing its primary financial statements in Canada using United States GAAP ("U.S. GAAP"), as permitted by the Canadian Securities Administrators' National Instrument 52-107, "Acceptable Accounting Principles, Auditing Standards and Reporting Currency", given that MID is a Foreign Private Issuer in the United States.

In carrying out this evaluation, management considered many factors, including, but not limited to (i) the changes in accounting policies that would be required and the resulting impact on the Company's reported results and key performance indicators, (ii) the reporting standards expected to be used by many of the Company's industry comparables, (iii) the financial reporting needs of the Company's market participants, including shareholders, lenders, rating agencies and market analysts, and (iv) the current reporting standards in use by, and local reporting needs of, MID's material foreign subsidiaries.

As a result of this analysis, management recommended and the Board determined that MID should adopt U.S. GAAP as its primary basis of financial reporting commencing January 1, 2009 on a retrospective basis. All comparative financial information contained in this MD&A and the unaudited interim consolidated financial statements for the three-month and six-month periods ended June 30, 2008 have been revised to reflect the Company's results as if they had been historically reported in accordance with U.S. GAAP.

MI Developments Inc.      2009    13

The adoption of U.S. GAAP has the following significant effects on the financial reports of MID, the impact of which vary from period to period:

•
Under Canadian GAAP, a portion of the face value of MEC's convertible subordinated notes (the "MEC Notes") attributable to the value of the conversion feature at inception is recorded as part of the noncontrolling interest in MEC, rather than as a liability. The remaining value of the MEC Notes at inception is accreted up to their face value on an effective yield basis over the term of the Notes, with the accretion amount being included in MEC's net interest expense. Under U.S. GAAP, the MEC Notes are recorded entirely as debt, resulting in lower net interest expense than under Canadian GAAP.

•
Gains (net of income taxes and the portion attributable to the noncontrolling interest) on certain MEC asset sales to related parties were included in income under Canadian GAAP but must be treated as a contribution of equity under U.S. GAAP, with such amount added to contributed surplus.

•
The assets and liabilities of the Company's self-sustaining operations having a functional currency other than the U.S. dollar are translated into the Company's U.S. dollar reporting currency using the exchange rate in effect at the end of each reporting period. Revenues and expenses of such operations are translated at the average rate during the period. Unrealized foreign exchange gains or losses on translation of the Company's net investment in these operations ("Investment Translation Gains or Losses") are recognized as a component of "other comprehensive income (loss)" and are included in the "accumulated other comprehensive income" component of shareholders' equity. Under Canadian GAAP, the appropriate amounts of the Investment Translation Gains or Losses are reflected in income when there is a reduction as a result of capital transactions in the Company's net investment in the operations that gave rise to such exchange gains and losses. Under U.S. GAAP, the appropriate amounts of Investment Translation Gains or Losses are only reflected in income when there is a sale or partial sale of the Company's investment in these operations or upon a complete or substantially complete liquidation of the investment.

•
Under both Canadian and U.S. GAAP, certain carrying costs incurred in relation to real estate property held for development are permitted to be capitalized as part of the cost of such property while being held for development. However, U.S. GAAP is more restrictive than Canadian GAAP in relation to the necessary criteria required to capitalize such costs. As a result, certain carrying costs that may be capitalized under Canadian GAAP are not permitted to be capitalized under U.S. GAAP.

The adoption of U.S. GAAP did not have a material change on the Company's accounting policies or current debt covenants, nor did such adoption require significant changes to the Company's existing internal controls over financial reporting and disclosure controls and procedures, or information and data systems. A summary of the impact of adopting U.S. GAAP on the Company's consolidated results of operations for the three-month and six-month periods ended June 30, 2009 and 2008 and financial position as at June 30, 2009 and December 31, 2008 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share information)	U.S. GAAP	Canadian GAAP	U.S. GAAP	Canadian GAAP
Consolidated net income (loss) attributable to MID
— 2009(1)	$31.3	$3.0	$2.5	$(16.4)
— 2008	$18.5	$28.0	$25.4	$34.6
Consolidated diluted earnings (loss) per share attributable to MID
— 2009(1)	$0.67	$0.06	$0.05	$(0.35)
— 2008	$0.40	$0.60	$0.54	$0.74

(1)
Net income attributable to MID for the three-month period ended June 30, 2009 is $28.3 million ($0.61 per share) greater under U.S. GAAP than under Canadian GAAP due to investment translation losses resulting from capital transactions that reduced MID's net investment in a wholly-owned European subsidiary. Net income attributable to MID for the six-month period ended June 30, 2009 is $18.9 million ($0.40 per share) greater under U.S. GAAP than under Canadian GAAP due to the investment translation losses noted above and the reduction to the carrying value of MID's investment in MEC upon deconsolidation of MEC (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process — Deconsolidation of MEC") being higher under U.S. GAAP.

14    MI Developments Inc.      2009

	June 30, 2009		December 31, 2008
(in millions)	U.S. GAAP	Canadian GAAP	U.S. GAAP	Canadian GAAP
Consolidated equity	$1,602.2	$1,604.9	$1,646.2	$1,653.9

The discussion in this MD&A is based on the Company's results of operations as reported under U.S. GAAP for all periods. Other than as discussed above, there were no material differences between the Company's results of operations reported under U.S. GAAP and the results that would have otherwise been reported under Canadian GAAP. For further details of all differences between U.S. and Canadian GAAP impacting the Company and a reconciliation of the Company's results of operations for the three-month and six-month periods ended June 30, 2009 and 2008 and financial position as at June 30, 2009 and December 31, 2008 from U.S. GAAP to Canadian GAAP, see note 21 to the unaudited interim consolidated financial statements.

REAL ESTATE BUSINESS

We are the successor to Magna's real estate division, which prior to our spin-off was organized as an autonomous business unit within Magna. The primary objective of the Real Estate Business is to increase cash flow from operations, net income and the value of our assets in order to maximize the return on shareholders' equity over the long term. Our real estate assets are comprised of income-producing properties, properties under development, properties held for development and properties held for sale (see "REAL ESTATE BUSINESS — Real Estate Assets").

Subject to the significant decline in the level of business received from Magna over the past four years as discussed under "Our Relationship with Magna" below, as well as the recent intensified downturn in the global real estate markets, we intend to continue to use our local market expertise, cost controls and long-established relationships with the Magna group to expand our existing real estate portfolio of industrial and commercial properties both with the Magna group and, potentially, with third parties. In addition, we intend to use our development expertise and financial flexibility to diversify our business by engaging in the development of mixed-use and residential projects on lands we own and may acquire, including lands from MEC.

Our income-producing properties consist of heavy industrial manufacturing facilities, light industrial properties, corporate offices, product development and engineering centres and test facilities. The Real Estate Business holds a global portfolio of 105 income-producing industrial and commercial properties located in nine countries: Canada, the United States, Mexico, Austria, Germany, the Czech Republic, the United Kingdom, Spain and Poland. This portfolio of income-producing properties represents 27.3 million square feet of leaseable area with a net book value of approximately $1.2 billion at June 30, 2009. The lease payments are primarily denominated in three currencies: the euro, the Canadian dollar and the U.S. dollar.

The Real Estate Business also owns approximately 1,400 acres of land held for future development (see "REAL ESTATE BUSINESS — Real Estate Assets — Properties Held for Development").

Business and Operations of Magna, Our Principal Tenant

Magna and its subsidiaries are the tenants of all but 12 of the Real Estate Business' income-producing properties. Magna is the most diversified global automotive supplier. Magna designs, develops and manufactures technologically advanced automotive systems, assemblies, modules and components, and engineers and assembles complete vehicles, primarily for sale to original equipment manufacturers of cars and light trucks. Magna's product capabilities span a number of major automotive areas, including interior systems, seating systems, closure systems, body and chassis systems, vision systems, electronic systems, exterior systems, powertrain systems, roof systems and complete vehicle engineering and assembly.

MI Developments Inc.      2009    15

The terms of the Real Estate Business' lease arrangements with Magna generally provide for the following:

•
leases on a "triple-net" basis, under which tenants are contractually obligated to pay directly or reimburse the Real Estate Business for virtually all costs of occupancy, including operating costs, property taxes and maintenance capital expenditures;

•
rent escalations based on either fixed-rate steps or inflation;

•
renewal options tied to market rental rates or inflation;

•
environmental indemnities from the tenant; and

•
tenant's right of first refusal on sale of property.

Our Relationship with Magna

The Magna group contributes approximately 98% of the rental revenues of our Real Estate Business and Magna continues to be our principal tenant. Our income-producing property portfolio has grown from 75 properties totalling approximately 12.4 million square feet at the end of 1998 to 105 properties totalling approximately 27.3 million square feet of leaseable area at June 30, 2009. Between the end of 1998 and the end of 2008, the total leaseable area of our income-producing property portfolio has increased by approximately 14.9 million square feet (net of dispositions), representing a ten-year compound annual growth rate of 8%.

The level of business MID has received from Magna has declined significantly over the past four years. This decline is primarily due to: pressures in the automotive industry (primarily in North America, although now spreading globally) and Magna's plant rationalization strategy, which have resulted in the closing of a number of manufacturing facilities in high cost countries; and uncertainty over MID's ownership structure and strategic direction due largely to the ongoing disputes between the Company and one of its shareholders, Greenlight Capital Inc. ("Greenlight"). Although MID continues to explore alternatives to re-establish a strong and active relationship with Magna, and although Greenlight's appeal of the October 2006 decision dismissing Greenlight's oppression application (the "Greenlight Litigation") was dismissed in July 2008, these factors may translate into a more permanent reduction in the quantum of business that MID receives from Magna. Our income-producing property portfolio decreased from 109 properties at the end of 2006 to 105 properties at June 30, 2009 and we have incurred a net reduction in total leaseable area of approximately 0.2 million square feet since the end of 2006. Between the end of 2004 and the end of 2008, the total leaseable area of our income-producing property portfolio grew at a compound annual growth rate of approximately 1.6%.

Pressures in the Automotive Industry and Magna Plant Rationalization Strategy

2008 was a difficult year for the global automotive industry, with global economic conditions, including weakening economies and a severe credit crisis, affecting every major automotive market in the second half of 2008. This led to the first annual decline in global automotive sales and production in several years. Furthermore, Magna has stated that, while 2008 was a difficult year for the automotive industry, it expects 2009 to be even worse. As a result, Magna's financial results have been (and Magna predicts at least in the short-term will continue to be) negatively impacted, especially as a result of declines in production and pricing pressures in North America and Western Europe. The first half of 2009 was among the most difficult periods in the history of Magna due to exceptionally low production volumes for Magna's customers.

Given the concentration of our rental portfolio with the Magna group, a number of trends that have had a significant impact on the global automotive industry in recent years have also had an impact on the Real Estate Business. These trends, many of which considerably intensified over the course of 2008 and the first six months of 2009 as a result of negative economic developments, falling consumer confidence and other related factors, include:

•
declining global light vehicle production volumes and sales levels;

16    MI Developments Inc.      2009

•
the restructuring of the global automotive industry, including recent developments involving Chrysler and General Motors, and the growing risk of insolvency proceedings relating to other original equipment manufacturers ("OEMs");

•
significant government financial intervention in the global automotive and financial services industries;

•
the accelerated deterioration of the financial condition of the automotive supply base and the corresponding increase in Magna's operational and financial exposure as many of these suppliers could become bankrupt, insolvent or cease operations;

•
the continued exertion of significant pricing pressure by OEMs;

•
increasing governmental intervention in the global automotive industry, particularly fuel economy and emissions regulations;

•
increasing government incentives and consumer demand for more fuel-efficient and environmentally-friendly vehicles with alternative-energy fuel systems and additional safety features;

•
the growth of the automotive industry in China, Thailand, India, Russia, Brazil and other low cost countries, and the migration of component and vehicle design, development, engineering and manufacturing to certain of these lower cost countries;

•
the growth of the A to D vehicle segments (micro to mid-size cars), particularly in emerging markets; and

•
the continued consolidation of vehicle platforms.

These trends and the competitive and difficult environment existing in the automotive industry have resulted in Magna seeking to take advantage of lower operating cost countries and consolidating, moving, closing and/or selling operating facilities to align its capacity utilization and manufacturing footprint with vehicle production and consumer demand. Magna has disclosed that it anticipates North American and Western European vehicle production to continue to decline in 2009 and that it expects to take additional steps to offset the production declines and capacity reductions, which might include closing additional facilities and growing its manufacturing presence in new markets where MID to date has not had a significant presence. In addition, if Magna purchases General Motors' European subsidiary Opel, Magna will be subject to a number of risks, some of which may have an impact on the Company.

Subsequent to June 30, 2009, Magna notified MID of its intent to vacate five facilities located in the northeastern United States during the next 6 to 24 months. To the date of this MD&A, Magna's rationalization strategy includes 13 facilities under lease from the Company — three in Canada and ten in the United States. At June 30, 2009, these 13 properties have an aggregate net book value of $43.9 million and represent 1.8 million square feet of leaseable area with annualized lease payments of approximately $6.5 million, representing 3.8% of MID's annualized lease payments. The weighted average lease term to expiry (based on leaseable area) of these properties at June 30, 2009, disregarding renewal options, is approximately 5.4 years.

MID management expects that the global automotive industry downturn and challenging economic conditions may result in a broadening of Magna's plant rationalization strategy to include additional MID facilities. Magna continues to be bound by the terms of the lease agreements for these 13 properties regardless of its plant rationalization strategy. However, in light of the importance of the relationship with Magna to the success of the Real Estate Business, MID management continues to evaluate alternatives that provide Magna with the flexibility it requires to operate its automotive business, including potentially releasing Magna from its obligation to continue to pay rent under the leases of the 13 properties currently included in, and any additional leases that may become subject to, the Magna plant rationalization strategy, under certain circumstances.

MI Developments Inc.      2009    17

Summary Results

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions, except per share information)	2009	2008	Change		2009	2008	Change
Revenues	$55.2	$55.3	—		$109.0	$109.3	—
Rental revenues	$42.0	$46.7	(10%	)	$82.4	$92.6	(11%	)
Interest and other income from MEC(1)	$13.1	$8.6	52%		$26.6	$16.8	59%
Net income(2)	$31.3	$26.3	19%		$56.5	$57.1	(1%	)
Funds from operations ("FFO")(3)	$41.5	$37.6	10%		$76.4	$79.5	(4%	)
Diluted FFO per share(3)	$0.89	$0.81	10%		$1.64	$1.70	(4%	)

	As at
(in millions, except number of properties)	June 30, 2009	December 31, 2008	Change
Number of income-producing properties	105	105	—
Leaseable area (sq. ft.)	27.3	27.3	—
Annualized lease payments ("ALP")(4)	$170.7	$167.7	2%
Income-producing property, gross book value ("IPP")	$1,568.1	$1,542.3	2%
ALP as percentage of IPP	10.9%	10.9%	—

(1)
Prior to the Petition Date, interest and other income from MEC is eliminated from the Company's consolidated results of operations. $13.1 million and $16.9 million, respectively, of interest and other income from MEC subsequent to the Petition Date are included in the Company's consolidated results of operations for the three-month and six-month periods ended June 30, 2009.

(2)
Refer to footnote 4 under "SUPPLEMENTARY CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)".

(3)
FFO and diluted FFO per share are measures widely used by analysts and investors in evaluating the operating performance of real estate companies. However, FFO does not have a standardized meaning under GAAP and therefore may not be comparable to similar measures presented by other companies. In conjunction with the Company's adoption of U.S. GAAP as its primary basis of financial reporting (see "ADOPTION OF UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINICIPLES"), the Company has adopted the definition of FFO prescribed in the United States by the National Association of Real Estate Investment Trusts® ("NAREIT") effective January 1, 2009 on a retrospective basis. The Company previously determined FFO using the definition prescribed in Canada by the Real Property Association of Canada ("REALpac"). FFO, FFO per share and diluted FFO per share for all periods presented in this MD&A have been determined in accordance with the definition prescribed by NAREIT. For further details of the change in definition of FFO and a reconciliation of FFO to net income, see "REAL ESTATE BUSINESS — Results of Operations — Funds From Operations".

(4)
Annualized lease payments represent the total annual rent of the Real Estate Business assuming the contractual lease payments as at the last day of the reporting period were in place for an entire year, with rents denominated in foreign currencies being converted to U.S. dollars based on exchange rates in effect at the last day of the reporting period (see "GENERAL — Foreign Currencies").

RESULTS OF OPERATIONS — THREE MONTH PERIOD ENDED JUNE 30, 2009

Rental Revenue

Rental revenue, three months ended June 30, 2008	$46.7
Contractual rent increases	0.5
Completed projects on-stream	0.3
Vacancies of income-producing properties	(0.3)
Renewals and re-leasing of income-producing properties	(0.1)
Effect of changes in foreign currency exchange rates	(4.7)
Straight-line rent adjustment	(0.2)
Other	(0.2)

Rental revenue, three months ended June 30, 2009	$42.0

18    MI Developments Inc.      2009

The $0.5 million increase in revenue from contractual rent adjustments includes (i) $0.1 million from cumulative CPI-based increases (being increases that occur every five years or once a specified cumulative increase in CPI has occurred) implemented in 2008 and 2009 on properties representing 2.2 million square feet of leaseable area, (ii) $0.1 million from annual CPI-based increases implemented in 2009 on properties representing 6.3 million square feet of leaseable area and (iii) $0.3 million from fixed contractual adjustments on properties representing 3.5 million square feet of leaseable area.

The completion of seven Magna-related expansion projects and one third-party expansion project in 2008 added an aggregate of 154 thousand square feet of leaseable area and increased revenue by $0.2 million over the prior year period. The completion of five minor Magna-related projects in 2009 increased revenue by $0.1 million over the prior year period.

Three properties became vacant or partially vacant in 2008 and one property became vacant in 2009 upon the expiry of the lease agreements pertaining to 385 thousand square feet of aggregate leaseable area, resulting in a $0.3 million reduction in revenue.

In conjunction with Magna's plant rationalization strategy (see "REAL ESTATE BUSINESS — Our Relationship with Magna — Pressures in the Automotive Industry and Magna Plant Rationalization Strategy"), the Real Estate Business terminated a lease with Magna in 2008 for 39 thousand square feet of leaseable area. This property was subsequently re-leased to a third party for ten years with an initial seven-month rent-free period, which ended in November 2008. The vacancy and re-leasing of this property resulted in a $0.1 million increase in revenues.

In the fourth quarter of 2008, the Real Estate Business leased to a third party an 84 thousand square foot facility that had previously been classified as held for sale, resulting in an additional $0.1 million of revenue in the second quarter of 2009 compared to the prior year period.

The renewal of two leases of Magna properties in 2008, representing an aggregate of 447 thousand square feet of leaseable area, resulted in a $0.4 million reduction in revenues in the second quarter of 2009 compared to the prior year period. This decrease was driven by (i) the renewal of a lease for an 89 thousand square foot office building in Michigan at the end of the second quarter of 2008 based on fair market rent, which was lower than the annual rent under the expired lease, resulting in a $0.3 million reduction in revenue and (ii) a $0.1 million reduction in connection with the renewal of the lease, at a lower fair market rent than the expiring lease rate, for a 358 thousand square foot facility in Austria. In addition, the renewal of three leases in 2008 and renewal of one lease in 2009, all related to Magna properties and representing an aggregate of 443 thousand square feet of leaseable area, resulted in a $0.1 million increase in revenues in the second quarter of 2009.

For the second quarter of 2009, approximately 75% of the Real Estate Business' rental revenues are denominated in currencies other than the U.S. dollar (primarily the euro and Canadian dollar). Foreign exchange had a $4.7 million negative impact on reported rental revenues, as the U.S. dollar strengthened compared to the prior year period against the foreign currencies (primarily the Canadian dollar and the euro) in which the Real Estate Business operates.

Interest and Other Income from MEC

Interest and other income from MEC, which represents the interest and fees earned in relation to loan facilities between the MID Lender and MEC, increased from $8.6 million in the second quarter of 2008 to $13.1 million in the second quarter of 2009. The increase is primarily due to (i) $1.8 million of interest and fees earned under a loan established in November 2008 (the "MEC 2008 Loan"), (ii) $1.2 million of interest and fees earned under the DIP Loan established in March 2009, (iii) a $0.9 million increase in interest and fees earned from a bridge loan established in September 2007 (the "2007 MEC Bridge Loan") as a result of the increased level of borrowings and arrangement fees incurred, and (iv) $0.9 million of accretion of the fair value adjustment recorded upon the deconsolidation of MEC (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process — Deconsolidation of MEC"). These increases in interest and other income from MEC were partially offset by a $0.3 million decrease in arrangement fees recognized under the Gulfstream Park project financing. For further details of these loan facilities, see "REAL ESTATE BUSINESS — Loans Receivable from MEC".

MI Developments Inc.      2009    19

General and Administrative Expenses

General and administrative expenses decreased to $7.5 million for the second quarter of 2009 from $9.5 million in the prior year period. General and administrative expenses for the second quarter of 2009 include $1.4 million of advisory and other costs incurred in connection with evaluating MID's relationship with MEC, including MID's involvement in MEC's Chapter 11 process (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process") and matters before the OSC (see "SIGNIFICANT MATTERS — Ontario Securities Commission Hearing"), whereas expenses for the prior year period include $4.3 million of advisory and other costs related to the March 2008 reorganization proposal. This reduction in advisory and other costs was partially offset by increased costs related to (i) the Company's Non-Employee Director Share-Based Compensation Plan resulting from a greater change in the Company's share price during the second quarter of 2009 as compared to the prior year period and (ii) increased insurance premiums.

The Company expects to increase its commitment to supporting charitable causes. In this regard, the Board has set an annual target for such donations of approximately 2% of the rolling five-year average of the Company's pre-tax income.

Foreign Exchange Gains and Losses

The Real Estate Business recognized net foreign exchange gains of $0.2 million for the second quarter of 2009 compared to net foreign exchange losses of $0.5 million in the prior year period. The drivers of such net gains are primarily (i) the re-measurement of certain net current and future tax balances of an MID subsidiary that has a functional currency other than that in which income taxes are required to be paid and (ii) the re-measurement of U.S. dollar denominated net liabilities held within MID's corporate entity, which has a Canadian functional currency.

Depreciation and Amortization Expense

Depreciation and amortization expense decreased 11% to $10.1 million in the second quarter of 2009 compared to $11.4 million in the prior year period, primarily due to the impact of foreign exchange (see "GENERAL — Foreign Currencies").

Interest Expense, Net

Net interest expense was $3.3 million in the second quarter of 2009 ($3.4 million of interest expense less $0.1 million of interest income) compared to $2.6 million in the prior year period ($3.9 million of interest expense less $1.3 million of interest income). The $1.2 million reduction in interest income is due primarily to the Real Estate Business having less cash available for short-term investment and a general reduction in the interest rates available on short-term investments. Interest expense decreased by $0.5 million, primarily due to foreign exchange as the Company's senior unsecured debentures (the "Debentures") are denominated in Canadian dollars.

Write-down of Long-Lived Assets

One of the Real Estate Business' properties, consisting of land and a vacant building, was written down in the prior year period by $0.5 million, from $1.0 million to $0.5 million, to reflect its estimated net realizable value as a result of the Real Estate Business reclassifying the property from "revenue-producing properties" to "properties held for sale" (see "REAL ESTATE BUSINESS — Our Relationship with Magna — Pressures in the Automotive Industry and Magna Plant Rationalization Strategy"). Subsequent to the balance sheet date, on July 14, 2009, the Company entered into an agreement to sell this property for cash consideration of $0.8 million, subject to the completion of due diligence by the purchaser and satisfaction of customary closing conditions. The transaction is expected to close by the end of August 2009.

20    MI Developments Inc.      2009

Income Taxes

The Real Estate Business' income tax expense for the second quarter of 2009 was $3.2 million, representing an effective tax rate of 9.2%, compared to an effective tax rate for the second quarter of 2008 of 15.1%. Excluding the $1.4 million of costs incurred in the second quarter of 2009 in connection with evaluating MID's relationship with MEC, including MID's involvement in MEC's Chapter 11 process and matters before the OSC, the $4.3 million of costs associated with the March 2008 reorganization proposal incurred in the prior year period and the related tax impact of both items, the Real Estate Business' effective tax rate was 10.5% in the second quarter of 2009 compared to 16.4% for the second quarter of 2008. As the jurisdictions in which the Real Estate Business operates have different rates of taxation, income tax expense is influenced by the proportion of income earned in each particular country. This 5.9% reduction in the adjusted effective tax rate is primarily due to changes in the mix of taxable income earned in the various countries in which the Real Estate Business operates, as well as increased interest and other income from MEC, which is taxed in jurisdictions that have lower rates of taxation than the Real Estate Business' overall effective tax rate, as compared to the prior year period.

Net Income

Net income of $31.3 million for the second quarter of 2009 increased by 19.3% compared to net income of $26.3 million in the prior year period. The $5.0 million increase is due to reductions of $2.0 million in general and administrative expenses, $1.5 million in income tax expense, $1.2 million in depreciation and amortization and $0.7 million in foreign exchange losses, as well as the $0.5 million write-down of long-lived assets in the prior year period. These increases to net income were partially offset by a $0.7 million increase in net interest expense and $0.1 million reduction in revenues.

Funds From Operations

	Three Months Ended June 30,
(in thousands, except per share information)	2009	2008	Change
Net income	$31,329	$26,250	19%
Add back depreciation and amortization	10,130	11,356	(11%	)

Funds from operations	$41,459	$37,606	10%

Basic and diluted funds from operations per share	$0.89	$0.81	10%

Basic and diluted number of shares outstanding (thousands)	46,708	46,708

In conjunction with the Company's adoption of U.S. GAAP as its primary basis of financial reporting (see "ADOPTION OF UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINICIPLES"), the Company has adopted the definition of FFO prescribed in the United States by the NAREIT effective January 1, 2009 on a retrospective basis. The Company previously determined FFO using the definition prescribed in Canada by REALpac. Under the definition of FFO prescribed by NAREIT, the impact of future income taxes and asset impairments are included in the calculation of FFO whereas such amounts are excluded in the definition of FFO prescribed by REALpac.

The $3.9 million increase in FFO compared to the prior year period is due to reductions of $2.0 million in general and administrative expenses, $0.7 million in foreign exchange losses and $1.5 million in income tax expense, as well as the $0.5 million write-down of long-lived assets in the prior year period. These increases to FFO were partially offset by a $0.1 million reduction in revenues and a $0.7 million increase in net interest expense.

MI Developments Inc.      2009    21

Quarterly FFO and diluted FFO per share figures are shown below for the last eight quarters (in thousands, except per share information):

	Q3'07	Q4'07	Q1'08	Q2'08	Q3'08	Q4'08	Q1'09	Q2'09
FFO(1)	$37,675	$41,227	$41,935	$37,606	$53,618	$42,432	$34,927	$41,459
Diluted FFO per share(1)	$0.78	$0.87	$0.90	$0.81	$1.15	$0.91	$0.75	$0.89
Diluted shares outstanding	48,332	47,249	46,708	46,708	46,708	46,708	46,708	46,708

(1)
Refer to footnote 4 under "SUPPLEMENTARY CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)".

Annualized Lease Payments

Annualized lease payments, as at March 31, 2009	$163.4
Completed projects on-stream	0.2
Effect of changes in foreign currency exchange rates	7.1

Annualized lease payments, as at June 30, 2009	$170.7

Annualized lease payments represent the total annual rent of the Real Estate Business assuming the contractual lease payments as at the last day of the reporting period were in place for an entire year, with rents denominated in foreign currencies being converted to U.S. dollars based on exchange rates in effect at the last day of the reporting period (see "GENERAL — Foreign Currencies").

During the second quarter of 2009, annualized lease payments increased by $7.3 million, or 5%, from $163.4 million at March 31, 2009 to $170.7 million at June 30, 2009. The weakening of the U.S. dollar against the foreign currencies in which the Real Estate Business operates (primarily the euro and the Canadian dollar) led to a $7.1 million increase in annualized lease payments, and the completion of five Magna-related projects, primarily roof and asphalt replacements, which came on-stream during the second quarter of 2009, led to a $0.2 million increase in annualized lease payments.

The annualized lease payments by currency at June 30, 2009 and March 31, 2009 were as follows:

	June 30, 2009		March 31, 2009
euro	$72.2	42%	$70.1	43%
Canadian dollar	52.2	31	48.9	30
U.S. dollar	43.0	25	42.9	26
Other	3.3	2	1.5	1

	$170.7	100%	$163.4	100%

RESULTS OF OPERATIONS — SIX MONTH PERIOD ENDED JUNE 30, 2009

Rental Revenue

Rental revenue, six months ended June 30, 2008	$92.6
Contractual rent increases	1.2
Completed projects on-stream	0.6
Vacancies of income-producing properties	(0.6)
Renewals and re-leasing of income-producing properties	(0.4)
Effect of changes in foreign currency exchange rates	(10.3)
Straight-line rent adjustment	(0.3)
Other	(0.4)

Rental revenue, six months ended June 30, 2009	$82.4

22    MI Developments Inc.      2009

The $1.2 million increase in revenue from contractual rent adjustments includes (i) $0.4 million from cumulative CPI-based increases (being increases that occur every five years or once a specified cumulative increase in CPI has occurred) implemented in 2008 and 2009 on properties representing 3.3 million square feet of leaseable area, (ii) $0.2 million from annual CPI-based increases implemented in 2009 on properties representing 6.3 million square feet of leaseable area and (iii) $0.6 million from fixed contractual adjustments on properties representing 3.7 million square feet of leaseable area.

The completion of seven Magna-related expansion projects and one third-party expansion project in 2008 added an aggregate of 154 thousand square feet of leaseable area and increased revenue by $0.5 million compared to the prior year period. The completion of five minor Magna-related projects in 2009 increased revenue by $0.1 million compared to the prior year period.

Four properties became vacant or partially vacant in 2008 and one property became vacant in 2009 upon the expiry of the lease agreements pertaining to 528 thousand square feet of aggregate leaseable area, resulting in a $0.6 million reduction in revenue.

In conjunction with Magna's plant rationalization strategy (see "REAL ESTATE BUSINESS — Our Relationship with Magna — Pressures in the Automotive Industry and Magna Plant Rationalization Strategy"), the Real Estate Business terminated a lease with Magna in 2008 for 39 thousand square feet of leaseable area. This property was subsequently re-leased to a third party for ten years with an initial seven-month rent-free period, which ended in November 2008. The vacancy and re-leasing of this property resulted in a $0.1 million increase in revenues.

In the fourth quarter of 2008, the Real Estate Business leased to a third party an 84 thousand square foot facility that had previously been classified as held for sale, resulting in an additional $0.2 million of revenue in the six months ended June 30, 2009 compared to the prior year period.

The renewal of two leases of Magna properties in 2008, representing an aggregate of 447 thousand square feet of leaseable area, resulted in a $0.8 million reduction in revenues in the six months ended June 30, 2009 compared to the prior year period. This decrease was driven by (i) the renewal of a lease for an 89 thousand square foot office building in Michigan at the end of the second quarter of 2008 based on fair market rent, which was lower than the annual rent under the expired lease, resulting in a $0.5 million reduction in revenue and (ii) a $0.3 million reduction in connection with the renewal of the lease, at a lower fair market rent than the expiring lease rate, for a 358 thousand square foot facility in Austria. In addition, the renewal of three leases in 2008 and renewal of one lease in 2009, all related to Magna properties and representing an aggregate of 443 thousand square feet of leaseable area, resulted in $0.1 million increase in revenues in the six months ended June 30, 2009.

For the six months ended June 30, 2009, approximately 74% of the Real Estate Business' rental revenues are denominated in currencies other than the U.S. dollar (primarily the euro and Canadian dollar). Foreign exchange had a $10.3 million negative impact on reported rental revenues, as the U.S. dollar strengthened against the foreign currencies (primarily the Canadian dollar and the euro) in which the Real Estate Business operates.

Interest and Other Income from MEC

Interest and other income from MEC, which represents the interest and fees earned in relation to loan facilities between the MID Lender and MEC, increased from $16.8 million in the six months ended June 30, 2008 to $26.6 million in the six months ended June 30, 2009. The increase is primarily due to (i) $4.6 million of interest and fees earned under the MEC 2008 Loan, (ii) a $3.6 million increase in interest and fees earned from the 2007 MEC Bridge Loan as a result of the increased level of borrowings and arrangement fees incurred, (iii) a $1.3 million increase in arrangement fees recognized under the Gulfstream Park project financing, (iv) $1.3 million of interest and fees earned under the DIP Loan and (v) $1.2 million of accretion of the fair value adjustment recorded upon the deconsolidation of MEC (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process — Deconsolidation of MEC"). The increase in interest and other income from MEC was partially offset by a $2.4 million reduction to the carrying value of the MEC loan facilities at the Petition Date, reflecting the fact that certain of the MEC loan facilities bear interest at a fixed rate of 10.5% per annum, which is not considered to be reflective of the market rate of interest that would have been used had such facilities been established on the Petition Date. For further details of these loan facilities, see "REAL ESTATE BUSINESS — Loans Receivable from MEC".

MI Developments Inc.      2009    23

General and Administrative Expenses

General and administrative expenses increased to $19.4 million for the six months ended June 30, 2009 from $14.0 million in the prior year period. General and administrative expenses for the first six months of 2009 include $8.4 million of advisory and other costs incurred in connection with the November 2008 Reorganization Proposal and evaluating MID's relationship with MEC, including MID's involvement in MEC's Chapter 11 process, including the Stalking Horse Bid and the DIP Loan (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process") and matters before the OSC (see "SIGNIFICANT MATTERS — Ontario Securities Commission Hearing"), whereas expenses for the prior year period include $4.3 million of advisory and other costs related to the March 2008 reorganization proposal. The additional increase in general and administrative expenses is due to increased costs related to (i) the Company's Non-Employee Director Share-Based Compensation Plan resulting from a greater change in the Company's share price during the first six months of 2009 as compared to the prior year period and (ii) increased insurance premiums.

Foreign Exchange Gains and Losses

The Real Estate Business recognized net foreign exchange gains of $28 thousand for the six months ended June 30, 2009 compared to net foreign exchange losses of $0.7 million in the prior year period. The drivers of such net gains are primarily (i) the re-measurement of certain net current and future tax balances of an MID subsidiary that has a functional currency other than that in which income taxes are required to be paid and (ii) the re-measurement of U.S. dollar denominated net liabilities held within MID's corporate entity, which has a Canadian functional currency.

Depreciation and Amortization Expense

Depreciation and amortization expense decreased 11% to $19.9 million in the six months ended June 30, 2009 compared to $22.4 million in the prior year period, primarily due to the impact of foreign exchange (see "GENERAL — Foreign Currencies").

Interest Expense, Net

Net interest expense was $6.3 million in the six months ended June 30, 2009 ($6.6 million of interest expense less $0.3 million of interest income) compared to $5.4 million in the prior year period ($8.1 million of interest expense less $2.7 million of interest income). The $2.4 million reduction in interest income is due primarily to the Real Estate Business having less cash available for short-term investment and a general reduction in the interest rates available on short-term investments. Interest expense decreased by $1.5 million, primarily due to foreign exchange as the Company's Debentures are denominated in Canadian dollars.

Write-down of Long-Lived Assets

As discussed above, the Real Estate Business recorded a $0.5 million write-down of long-lived assets in the six months ended June 30, 2008 in conjunction with the reclassification of an income-producing property into "properties held for sale" in the second quarter of 2008. The estimated net realizable value of the property is $0.5 million. Subsequent to the balance sheet date, on July 14, 2009, the Company entered into an agreement to sell this property for cash consideration of $0.8 million, subject to the completion of due diligence by the purchaser and satisfaction of customary closing conditions. The transaction is expected to close by the end of August 2009.

Other Gains, Net

The Real Estate Business' "other gains, net" for the six months ended June 30, 2008 of $3.9 million represents a gain recognized in the first quarter of 2008 resulting from a payment received from Magna as a result of the early termination of a lease.

24    MI Developments Inc.      2009

Income Taxes

The Real Estate Business' income tax expense for the six months ended June 30, 2009 was $6.4 million, representing an effective tax rate of 10.2%, compared to an effective tax rate for the six months ended June 30, 2008 of 18.7%. Excluding the $8.4 million of costs incurred in the first six months of 2009 in connection with the November 2008 Reorganization Proposal and evaluating MID's relationship with MEC, including MID's involvement in MEC's Chapter 11 process and matters before the OSC, the $4.3 million of costs associated with the March 2008 reorganization proposal incurred in the prior year period, the $3.9 million lease termination fee received in the prior year period and the related tax impact of these items, the Real Estate Business' effective tax rate was 12.8% in the first six months of 2009 compared to 17.9% for the first six months of 2008. As the jurisdictions in which the Real Estate Business operates have different rates of taxation, income tax expense is influenced by the proportion of income earned in each particular country. This 5.1% reduction in the adjusted effective tax rate is primarily due to changes in the mix of taxable income earned in the various countries in which the Real Estate Business operates, as well as increased interest and other income from MEC, which is taxed in jurisdictions that have lower rates of taxation than the Real Estate Business' overall effective tax rate, as compared to the prior year period.

Net Income

Net income of $56.5 million for the six months ended June 30, 2009 decreased by 1% compared to net income of $57.1 million in the prior year period. The $0.6 million decrease is due to increases of $5.4 million in general and administrative expenses and $0.9 million in net interest expense, the $3.9 million of other gains in the prior year period, the $0.5 million adjustment to the carrying values of the MEC loan facilities on deconsolidation of MEC (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process — Deconsolidation of MEC") and a $0.4 million reduction in revenues. These reductions to net income were partially offset by reductions of $6.7 million in income tax expense, $2.5 million in depreciation and amortization and $0.7 million in foreign exchange losses, as well as the $0.5 million write-down of long-lived assets recorded in the prior year period.

Funds From Operations

	Six Months Ended June 30,
(in thousands, except per share information)	2009	2008	Change
Net income	$56,490	$57,138	(1%	)
Add back depreciation and amortization	19,896	22,403	(11%	)

Funds from operations	$76,386	$79,541	(4%	)

Basic and diluted funds from operations per share	$1.64	$1.70	(4%	)

Basic and diluted number of shares outstanding (thousands)	46,708	46,708

In conjunction with the Company's adoption of U.S. GAAP as its primary basis of financial reporting (see "ADOPTION OF UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINICIPLES"), the Company has adopted the definition of FFO prescribed in the United States by the NAREIT effective January 1, 2009 on a retrospective basis. The Company previously determined FFO using the definition prescribed in Canada by REALpac. Under the definition of FFO prescribed by NAREIT, the impact of future income taxes and asset impairments are included in the calculation of FFO whereas such amounts are excluded in the definition of FFO prescribed by REALpac.

The $3.2 million reduction in FFO compared to the prior year period is due to a $0.4 million reduction in revenues, increases of $5.4 million in general and administrative expenses and $0.9 million in net interest expense, the $0.5 million adjustment to the carrying values of the MEC loan facilities on deconsolidation of MEC (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process — Deconsolidation of MEC") and $3.9 million of other gains in the prior year period. These reductions to FFO were partially offset by reductions of $0.7 million in foreign exchange losses and $6.7 million in income tax expense, as well as the $0.5 million write-down of long-lived assets in the prior year period.

MI Developments Inc.      2009    25

Annualized Lease Payments

Annualized lease payments, as at December 31, 2008	$167.7
Contractual rent adjustments	0.4
Completed projects on-stream	0.2
Vacancies of income-producing properties	(0.3)
Effect of changes in foreign currency exchange rates	2.6
Other	0.1

Annualized lease payments, as at June 30, 2009	$170.7

On a year-to-date basis, annualized lease payments increased by $3.0 million, or 2%, from $167.7 million at December 31, 2008 to $170.7 million at June 30, 2009. The weakening of the U.S. dollar against the foreign currencies in which the Real Estate Business operates (primarily the euro and the Canadian dollar) led to a $2.6 million increase in annualized lease payments. In addition, increases in contractual rent adjustments of $0.4 million, including $0.3 million from CPI-based increases on properties representing 6.8 million square feet of leaseable area, and $0.1 million from fixed contractual adjustments on a property representing 0.4 million square feet of leaseable area. Completed projects, primarily roof and asphalt replacements, which came on-stream during the second quarter of 2009, also increased annualized lease payments by $0.2 million. Partially offsetting these positive contributions was a $0.3 million reduction in annualized lease payments resulting from the vacancy of a 58 thousand square foot facility by a non-Magna tenant at the end of the first quarter of 2009.

The annualized lease payments by currency at June 30, 2009 and December 31, 2008 were as follows:

	June 30, 2009		March 31, 2009
euro	$72.2	42%	$73.4	44%
Canadian dollar	52.2	31	49.8	30
U.S. dollar	43.0	25	42.9	25
Other	3.3	2	1.6	1

	$170.7	100%	$167.7	100%

CASH FLOWS

Operating Activities

The Real Estate Business generated cash flow from operations before changes in non-cash balances of $57.6 million in the first six months of 2009 compared to $80.4 million in the first six months of 2008. The reduction is due to a $0.6 million reduction in net income and a $22.2 million decrease in the net loss from non-cash items (see note 17 to the unaudited interim consolidated financial statements), primarily related to the accrual of interest on the MID Lender's pre-petition loans to MEC during MEC's Chapter 11 process.

Changes in non-cash balances was a use of cash of $2.8 million in the first six months of 2009 compared to a source of cash of $8.3 million in the first six months of 2008 (see note 17 to the unaudited interim consolidated financial statements).

Investing Activities

During the first six months of 2009, the Real Estate Business, through the MID Lender, advanced $76.5 million to MEC and certain of its subsidiaries under the 2008 MEC Loan and the DIP Loan (see "REAL ESTATE BUSINESS — Loans Receivable from MEC"). The Real Estate Business also spent $4.5 million on real estate property expenditures and $0.6 million on other asset additions. These cash outflows were partially offset by $30.9 million of repayments under the 2008 MEC Loan and the MEC Project Financing Facilities.

26    MI Developments Inc.      2009

Financing Activities

During the first six months of 2009, the Real Estate Business paid dividends of $14.0 million (all in the second quarter) and repaid $3.2 million of long-term debt, primarily representing the full repayment at maturity of one of the two mortgages on the Real Estate Business' income-producing properties.

REAL ESTATE ASSETS

The Real Estate Business' real estate assets are comprised of income-producing properties, properties under development, properties held for development and properties held for sale.

The net book values of the Real Estate Business' real estate assets are as follows:

	June 30, 2009	December 31, 2008
Income-producing real estate properties	$1,187.2	$1,186.9
Properties held for development	162.5	209.2
Properties under development	1.6	1.2
Properties held for sale	0.5	0.5

Real estate properties, net	$1,351.8	$1,397.8

Income-Producing Properties

At June 30, 2009, the Real Estate Business had 105 income-producing properties, representing 27.3 million square feet of rentable space. The income-producing properties are comprised predominantly of industrial plants strategically located and used by Magna primarily to provide automotive parts and modules to the world's manufacturers of cars and light trucks for their assembly plants throughout North America and Europe. The portfolio also includes several office buildings that comprise 3% of the total square footage of income-producing properties, including the head offices of Magna in Canada and Austria.

The book value of the income-producing portfolio by country as at June 30, 2009 was as follows:

	Book Value	Percent of Total
Canada	$375.5	32%
Austria	354.6	30
U.S.	232.0	20
Germany	121.5	10
Mexico	71.1	6
Other countries	32.5	2

	$1,187.2	100%

Properties Held for Development

Properties held for development consist of (i) lands held for future industrial expansion, (ii) lands that were originally banked for industrial use but for which the current industrial use is not the highest and best use and (iii) development lands acquired previously from MEC in 2007 and for which the Real Estate Business is seeking planning and zoning changes in order to develop mixed-use and residential projects. The Real Estate Business had approximately 1,400 acres of land held for development at June 30, 2009 and December 31, 2008, including approximately 900 acres in the U.S., 300 acres in Canada, 100 acres in Mexico and 100 acres in Europe. Properties held for development are intended to be rezoned, developed and/or redeveloped over the medium- or long-term for the Company's account or with joint venture partners.

MI Developments Inc.      2009    27

During 2007, MID acquired all of MEC's interests and rights in four real estate properties to be held for future development: a 34-acre parcel in Aurora, Ontario; a 64-acre parcel of excess land adjacent to MEC's racetrack at Laurel Park in Howard County, Maryland; a 157-acre parcel (together with certain development rights) in Palm Beach County, Florida adjacent to MEC's Palm Meadows Training Center; and a 205-acre parcel of land located in Bonsall, California. Prior to the Petition Date (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process"), the Real Estate Business had recorded the cost of the lands acquired from MEC at the exchange amount of the consideration paid (including transaction costs) and the excess of such exchange amount over MEC's carrying values of such properties was eliminated in determining the consolidated carrying values of such properties. Subsequent to the Petition Date, such excess amount of $50.5 million has been netted against the Real Estate Business' carrying values of such properties.

MID currently intends to develop the Aurora, Palm Beach County and Bonsall properties for residential and commercial uses and the Howard County property for mixed-use, including office, retail and residential. Approvals are well-advanced for a 288 unit residential development in Palm Beach County, Florida. Significant progress has also been made in the mixed use rezoning of the Howard County lands in Maryland and MID intends to request preliminary site plan approval before the end of 2009. The property in Bonsall, California currently houses the San Luis Rey Downs Thoroughbred Training Facility operated by MEC. MID has agreed to lease the property to MEC on a triple-net basis for nominal rent while MID pursues the necessary development entitlements and other approvals. The lease terminates on June 6, 2010, subject to early termination by either party on four months written notice. The San Diego County general plan covering the Bonsall lands is expected to accommodate MID's residential development plans.

Properties Under Development

At June 30, 2009, the Real Estate Business had two minor projects under development in Canada. The total anticipated cost of these projects is approximately $2.4 million, of which $1.6 million had been incurred at June 30, 2009.

Properties Held For Sale

At June 30, 2009, the Real Estate Business had one property held for sale, which consisted of land and a vacant building with a carrying value of $0.5 million. Subsequent to the balance sheet date, on July 14, 2009, the Company entered into an agreement to sell this property for cash consideration of $0.8 million, subject to the completion of due diligence by the purchaser and satisfaction of customary closing conditions. The transaction is expected to close by the end of August 2009.

LOANS RECEIVABLE FROM MEC

2007 MEC Bridge Loan

On September 13, 2007, MID announced that the MID Lender had agreed to provide MEC with a bridge loan of up to $80.0 million (subsequently increased to $125.0 million as discussed below) through a non-revolving facility (the "2007 MEC Bridge Loan"). The 2007 MEC Bridge Loan was intended to provide short-term funding to MEC as it sought to implement a debt elimination plan (the "MEC Debt Elimination Plan").

The 2007 MEC Bridge Loan is secured by certain assets of MEC, including first ranking security over the Dixon, Ocala and Thistledown lands, second ranking security over Golden Gate Fields and third ranking security over Santa Anita Park. In addition, the 2007 MEC Bridge Loan is guaranteed by certain MEC subsidiaries and MEC has pledged the shares and all other interests MEC has in each of the guarantor subsidiaries (or provided negative pledges where a pledge was not possible due to regulatory constraints or due to a pledge to an existing third-party lender).

The 2007 MEC Bridge Loan initially had a maturity date of May 31, 2008 and bore interest at a rate per annum equal to LIBOR plus 10.0% prior to December 31, 2007, at which time the interest rate on outstanding and subsequent advances was increased to LIBOR plus 11.0%. On February 29, 2008, the interest rate on outstanding and subsequent advances under the 2007 MEC Bridge Loan was increased by a further 1.0% (set at 12.3% at June 30, 2009 and 12.5% at December 31, 2008).

28    MI Developments Inc.      2009

During the year ended December 31, 2008, the maximum commitment under the 2007 MEC Bridge Loan was increased from $80.0 million to $125.0 million, MEC was given the ability to re-borrow $26.0 million that had been previously repaid during the year ended December 31, 2008 from proceeds of asset sales and MEC was permitted to use up to $3.0 million to fund costs associated with the November 2008 gaming referendum in Maryland. In addition, the maturity date of the 2007 MEC Bridge Loan was extended from May 31, 2008 to March 31, 2009. However, as a result of the November 2008 Reorganization Proposal not proceeding (see "SIGNIFICANT MATTERS — Termination of November 2008 Reorganization Proposal"), the maturity date was accelerated to March 20, 2009. As a result of MEC's Chapter 11 filing on March 5, 2009 (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process"), the 2007 MEC Bridge Loan was not repaid when due.

On the date MEC filed for Chapter 11 protection, the balance outstanding under the 2007 MEC Bridge Loan was $125.6 million. At June 30, 2009, $130.9 million was outstanding under the fully drawn 2007 MEC Bridge Loan. Interest on the 2007 MEC Bridge Loan accrues during MEC's Chapter 11 process rather than being paid currently in cash.

MEC Project Financings

The MID Lender has made available separate project financing facilities to Gulfstream Park Racing Association, Inc. ("GPRA") and Remington Park, Inc., the wholly-owned subsidiaries of MEC that own and/or operate Gulfstream Park and Remington Park, respectively, in the amounts of $162.3 million and $34.2 million, respectively, plus costs and capitalized interest in each case as discussed below (together, the "MEC Project Financing Facilities"). The MEC Project Financing Facilities were established with a term of 10 years (except as described below for the two slot machine tranches of the Gulfstream Park project financing facility) from the relevant completion dates for the construction projects at Gulfstream Park and Remington Park, which occurred in February 2006 and November 2005, respectively.

The Remington Park project financing and the Gulfstream Park project financing contain cross-guarantee, cross-default and cross-collateralization provisions. The Remington Park project financing is secured by all assets of the borrower (including first ranking security over the Remington Park leasehold interest), excluding licences and permits, and is guaranteed by the MEC subsidiaries that own Gulfstream Park and the Palm Meadows Training Center. The security package also includes second ranking security over the lands owned by Gulfstream Park and second ranking security over the Palm Meadows Training Center and the shares of the owner of the Palm Meadows Training Center (in each case, behind security granted for the Gulfstream Park project financing). In addition, the borrower has agreed not to pledge any licences or permits held by it and MEC has agreed not to pledge the shares of the borrower or the owner of Gulfstream Park. The Gulfstream Park project financing is guaranteed by MEC's subsidiaries that own and operate the Palm Meadows Training Center and Remington Park and is secured principally by security over the lands (or, in the case of Remington Park, over the leasehold interest) forming part of the operations at Gulfstream Park, the Palm Meadows Training Center and Remington Park and over all other assets of Gulfstream Park, the Palm Meadows Training Center and Remington Park, excluding licences and permits (which cannot be subject to security under applicable legislation).

In July 2006 and December 2006, the Gulfstream Park project financing facility was amended to increase the amount available from $115.0 million (plus costs and capitalized interest) by adding new tranches of up to $25.8 million (plus costs and capitalized interest) and $21.5 million (plus costs and capitalized interest), respectively. Both tranches were established to fund MEC's design and construction of slot machine facilities located in the existing Gulfstream Park clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of slot machines. The new tranches of the Gulfstream Park project financing facility both were established with a maturity date of December 31, 2011. Interest under the December 2006 tranche was capitalized until May 1, 2007, at which time monthly blended payments of principal and interest became payable to the MID Lender based on a 25-year amortization period commencing on such date. The July 2006 and December 2006 amendments did not affect the fact that the Gulfstream Park project financing facility continues to be cross-guaranteed, cross-defaulted and cross-collateralized with the Remington Park project financing facility.

MI Developments Inc.      2009    29

In September 2007, the terms of the Gulfstream Park project financing facility were amended such that: (i) MEC was added as a guarantor under that facility; (ii) the borrower and all of the guarantors agreed to use commercially reasonable efforts to implement the MEC Debt Elimination Plan, including the sale of specific assets by the time periods listed in the MEC Debt Elimination Plan; and (iii) the borrower became obligated to repay at least $100.0 million under the Gulfstream Park project financing facility on or prior to May 31, 2008.

During the year ended December 31, 2008, the deadline for repayment of at least $100.0 million under the Gulfstream Park project financing facility was extended from May 31, 2008 to March 31, 2009. However, as a result of the November 2008 Reorganization Proposal not proceeding (see "SIGNIFICANT MATTERS — Termination of November 2008 Reorganization Proposal"), such maturity date was accelerated to March 20, 2009. As a result of MEC's Chapter 11 filing on March 5, 2009 (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process"), the repayment of at least $100.0 million under the Gulfstream Park project financing facility was not made when due.

Amounts outstanding under each of the MEC Project Financing Facilities bear interest at a fixed rate of 10.5% per annum, compounded semi-annually and require repayment in monthly blended payments of principal and interest based on a 25-year amortization period.

On the date MEC filed for Chapter 11 protection, the balances outstanding under the Gulfstream Park project financing facility and the Remington Park project financing facility were $170.8 million and $22.8 million, respectively. At June 30, 2009, there were balances of $175.5 million and $23.4 million (net of $1.1 million and $0.1 million, respectively, of carrying value adjustments upon deconsolidation of MEC) due under the Gulfstream Park project financing facility and the Remington Park project financing facility, respectively. During MEC's Chapter 11 process, monthly principal and interest payments, as well as the quarterly excess cash flow sweeps, under the MEC Project Financing Facilities are stayed and interest accrues rather than being paid currently in cash.

2008 MEC Loan

On November 26, 2008, concurrent with the announcement of the November 2008 Reorganization Proposal (see "SIGNIFICANT MATTERS — Termination of November 2008 Reorganization Proposal"), MID announced that the MID Lender had agreed to provide MEC with the 2008 MEC Loan of up to a maximum commitment, subject to certain conditions being met, of $125.0 million (plus costs and fees). The 2008 MEC Loan bears interest at the rate of LIBOR plus 12.0%, is guaranteed by certain subsidiaries of MEC and is secured by substantially all the assets of MEC (subject to prior encumbrances). The 2008 MEC Loan has been made available through two tranches of a non-revolving facility.

(a)
Tranche 1

  Tranche 1 in the amount of up to $50.0 million (plus costs and fees) was made available to MEC solely to fund (i) operations, (ii) payments of principal or interest and other costs under the 2008 MEC Loan and under other loans provided by the MID Lender to MEC, (iii) mandatory payments of interest in connection with other of MEC's existing debt, (iv) maintenance capital expenditures and (v) capital expenditures required pursuant to the terms of certain of MEC's joint venture arrangements with third parties.

  Tranche 1 had an initial maturity date of March 31, 2009 but as a result of the November 2008 Reorganization Proposal not proceeding, such maturity date was accelerated to March 20, 2009. As a result of MEC's Chapter 11 filing on March 5, 2009 (see "SIGNIFICANT MATTERS — MEC Liquidity, Chapter 11 Filing and Going Concern"), Tranche 1 of the 2008 MEC Loan was not repaid when due.

(b)
Tranche 2

  Tranche 2 in the amount of up to $75.0 million (plus costs and fees) was to be used by MEC solely to fund (i) up to $45.0 million (plus costs and fees) in connection with the application by MEC's subsidiary Laurel Park for a Maryland slots licence and related matters and (ii) up to $30.0 million (plus costs and fees) in connection with the construction of the temporary slots facility at Laurel Park, following receipt of the Maryland slots licence. In addition to being secured by substantially all the assets of MEC, Tranche 2 of the 2008 MEC Loan was also to be guaranteed by the MJC group of companies and secured by all of such companies' assets.

30    MI Developments Inc.      2009

  In February 2009, MEC's subsidiary, Laurel Park, submitted an application for a Maryland video lottery terminal licence (the "MEC VLT Application") and drew $28.5 million under Tranche 2 of the 2008 MEC Loan in order to place the initial licence fee in escrow pending resolution of certain issues associated with the application. Subsequently, MEC was informed by the Maryland VLT Facility Location Commission that the MEC VLT Application was not accepted for consideration as it had been submitted without payment of the initial licence fee of $28.5 million. Accordingly, MEC repaid $28.5 million to the MID Lender under Tranche 2 of the 2008 MEC Loan.

  In connection with the February 2009 advance under Tranche 2 of the 2008 MEC Loan, the MID Lender charged an arrangement fee of $0.6 million, such amount being capitalized to the outstanding balance of Tranche 2 of the 2008 MEC Loan. The MID Lender was also entitled to a commitment fee equal to 1% per annum of the undrawn amount made available under Tranche 2 of the 2008 MEC Loan. All fees, expenses and closing costs incurred by the MID Lender in connection with Tranche 2 are capitalized to the outstanding balance of Tranche 2 under the 2008 MEC Loan.

  The initial maturity date of Tranche 2 was December 31, 2011, which, as a result of the MEC VLT Application not being accepted for consideration, was accelerated in accordance with the terms of the loan to May 13, 2009. As a result of MEC's Chapter 11 filing on March 5, 2009 (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process"), there is an automatic stay of any action to collect, assert, or recover on the 2008 MEC Loan.

On the date MEC filed for Chapter 11 protection, the balance outstanding under the 2008 MEC Loan was $52.5 million. At June 30, 2009, $54.9 million was due under the 2008 MEC Loan. Interest and fees on the 2008 MEC Loan accrue during MEC's Chapter 11 process rather than being paid currently in cash.

DIP Loan

In connection with the Debtors' Chapter 11 filing (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process"), MID (through the MID Lender) originally agreed to provide a six-month secured DIP Loan to MEC in the amount of up to $62.5 million. The DIP Loan initial tranche of up to $13.4 million was made available to MEC on March 6, 2009 pursuant to approval of the Court and an interim order was subsequently entered by the Court on March 13, 2009.

On April 3, 2009, MEC requested an adjournment until April 20, 2009 for the Court to consider the motion for a final order relating to the DIP Loan. The Court granted the request and authorized an additional $2.5 million being made available to MEC under the DIP Loan pending the April 20, 2009 hearing.

On April 20, 2009, the DIP Loan was amended to, among other things, (i) extend the maturity from September 6, 2009 to November 6, 2009 in order to allow for a longer marketing period in connection with MEC's asset sales and (ii) reduce the principal amount available from $62.5 million to $38.4 million, with the reduction attributable to the fact that interest on the pre-petition loan facilities between MEC and the MID Lender will accrue during the Chapter 11 process rather than being paid currently in cash. The final terms of the DIP Loan were presented to the Court on April 20, 2009 and the Court entered a final order authorizing the DIP Loan on the amended terms on April 22, 2009.

Under the terms of the DIP Loan, MEC is required to pay an arrangement fee of 3% under the DIP Loan (on each tranche as it is made available) and advances bear interest at a rate per annum equal to LIBOR plus 12.0% (set at 12.3% at June 30, 2009). MEC is also required to pay a commitment fee equal to 1% per annum on all undrawn amounts.

The DIP Loan is secured by liens on substantially all assets of MEC and its subsidiaries (subject to prior ranking liens), as well as a pledge of capital stock of certain guarantors. Under the DIP Loan, MEC may request funds to be advanced on a monthly basis and such funds must be used in accordance with an approved budget. The terms of the DIP Loan contemplate that MEC will sell all or substantially all of its assets through an auction process and use the proceeds from the asset sales to repay its creditors, including the MID Lender.

At June 30, 2009, $20.8 million (net of $0.6 million of unamortized deferred arrangement fees) was due under the DIP Loan. Subsequent to June 30, 2009, an additional $7.0 million has been drawn under the DIP Loan.

MI Developments Inc.      2009    31

The provision of the MEC Project Financing Facilities, 2007 MEC Bridge Loan, 2008 MEC Loan and DIP Loan, as well as all changes thereto, were reviewed and considered by a Special Committee comprised of independent directors of MID. After considering the recommendations of the Special Committee and its own review and consideration of the MEC Project Financing Facilities, 2007 MEC Bridge Loan, 2008 MEC Loan and DIP Loan, as well as all changes thereto, the Board unanimously approved the transactions (excluding Messrs. Frank Stronach and Dennis Mills, who (at the applicable times) did not vote because of their relationships with MEC).

LIQUIDITY AND CAPITAL RESOURCES

The Real Estate Business has an unsecured senior revolving credit facility in the amount of $50.0 million that is available by way of U.S. or Canadian dollar loans or letters of credit (the "MID Credit Facility"). In January 2009, the maturity date of the MID Credit Facility was extended from January 21, 2009 to December 18, 2009, unless further extended with the consent of both parties. Interest on drawn amounts is calculated based on an applicable margin determined by the Real Estate Business' ratio of funded debt to earnings before interest, income tax expense, depreciation and amortization. The Real Estate Business is subject to the lowest applicable margin available, with drawn amounts incurring interest at LIBOR or bankers' acceptance rates, in each case plus 2.75%, or the U.S. base or Canadian prime rate, in each case plus 1.75%. The MID Credit Facility contains negative and affirmative financial and operating covenants. At June 30, 2009 and December 31, 2008, the Company had no borrowings under the MID Credit Facility, but had issued letters of credit totalling $0.2 million.

The Company's outstanding long-term debt at June 30, 2009 consists of $225.8 million of the Debentures (due in December 2016) and a mortgage payable in the amount of $2.2 million (due in January 2011).

At June 30, 2009, the Company's debt to total capitalization ratio was 13%. Management believes that the Company's cash resources, cash flow from operations and available third-party borrowings will be sufficient to finance its operations and capital expenditures program during the next year. Additional acquisition and development activity will depend on the availability of suitable investment opportunities and related financing.

The Real Estate Business generated cash flows from operations of $54.8 million in the first six months of 2009 and at June 30, 2009 had cash and cash equivalents of $109.8 million and shareholders' equity of $1.6 billion. At June 30, 2009, the Real Estate Business was in compliance with all of its debt agreements and related covenants.

COMMITMENTS, CONTRACTUAL OBLIGATIONS, CONTINGENCIES AND OFF-BALANCE SHEET ARRANGEMENTS

Information on the Company's commitments, contractual obligations, contingencies and off-balance sheet arrangements is detailed in the annual financial statements and MD&A for the year ended December 31, 2008. On a quarterly basis, the Company updates that disclosure for any material changes outside the normal course of business. For further details of the Company's commitments, contractual obligations, contingencies and off-balance sheet arrangements, other than as discussed in this MD&A, refer to notes 10, 19 and 20 to the unaudited interim consolidated financial statements.

RELATED PARTY TRANSACTIONS

Information about the Company's ongoing related party transactions is detailed in the annual financial statements and MD&A for the year ended December 31, 2008. On a quarterly basis, the Company updates that disclosure for any material changes outside the normal course of business. For further details of the Company's transactions with related parties, other than as discussed in this MD&A, refer to note 19 to the unaudited interim consolidated financial statements.

OUTSTANDING SHARES

As at the date of this MD&A, the Company had 46,160,564 Class A Subordinate Voting Shares and 547,413 Class B Shares outstanding.

32    MI Developments Inc.      2009

DIVIDENDS

In March 2009 and May 2009, the Company declared a quarterly dividend with respect to the three-month periods ended December 31, 2008 and March 31, 2009, respectively. The quarterly dividends of $0.15 per Class A Subordinate Voting Share and Class B Share were paid on or about April 15, 2009 and June 15, 2009 to shareholders of record at the close of business on March 31, 2009 and May 29, 2009, respectively. In respect of the three-month period ended June 30, 2009, the Board of Directors of the Company has declared a dividend of $0.15 per Class A Subordinate Voting Share and Class B Share, which will be paid on or about September 15, 2009 to shareholders of record at the close of business on August 28, 2009.

NEW ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

Information on new accounting pronouncements and developments is detailed in the annual financial statements and MD&A for the year ended December 31, 2008. On a quarterly basis, the Company updates that disclosure for any material changes. In addition to the Company's adoption of U.S. GAAP on January 1, 2009 (see "ADOPTION OF UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES"), the Company adopted a number of new accounting standards under U.S. GAAP. For details of accounting standards adopted by the Company that did not impact the Company's financial statements, refer to note 2(e) to the unaudited interim consolidated financial statements. The accounting standards adopted that impacted the Company's financial statements are as follows:

Noncontrolling Interests

In December 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests" ("SFAS 160"), which is effective for fiscal years commencing after December 15, 2008 and clarifies the classification of noncontrolling interests (previously referred to as "minority interests") in consolidated balance sheets and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. The most significant changes under the new rules are as follows:

•
Noncontrolling interests are to be reported as an element of consolidated equity.

•
Net income and comprehensive income will encompass the total of such amounts of all consolidated subsidiaries and there will be separate disclosure on the face of the consolidated statements of income (loss) and statements of comprehensive income (loss) of the attribution of such amounts between the controlling and noncontrolling interests.

•
Increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions rather than those differences being accounted for using step acquisition and sale accounting, respectively. If an issuance of noncontrolling interests causes the controlling interest to lose control and deconsolidate a subsidiary, that transaction will be accounted for using full gain or loss recognition.

In accordance with the transition rules of SFAS 160, the Company has adopted SFAS 160 effective January 1, 2009 on a prospective basis, except that the presentation and disclosure requirements are to be applied retrospectively for all periods presented. As a result of the adoption, the Company has reported its noncontrolling interest in MEC as a component of equity in the consolidated balance sheets and the net income (loss) attributable to the noncontrolling interest in MEC has been separately identified in the statements of income (loss).

Derivative Instruments and Hedging Activities

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, "Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. SFAS 161 does not require comparative disclosures for earlier periods at initial adoption.

MI Developments Inc.      2009    33

The Company has adopted SFAS 161 effective January 1, 2009 on a prospective basis. Disclosures regarding the Company's use of, and accounting for, derivative financial instruments were previously made in notes 1 and 21 to the annual consolidated financial statements for the year ended December 31, 2008 and do not differ materially at June 30, 2009, except for the disclosures required by SFAS 161 in note 18 to the unaudited interim consolidated financial statements. Other than these incremental disclosures, the adoption of SFAS 161 did not have any impact on the Company's unaudited interim consolidated financial statements.

Subsequent Events

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, "Subsequent Events" ("SFAS 165"), which establishes general accounting standards of accounting for and disclosure of subsequent events that occur after the balance sheet date but before the financial statements are issued or available to be issued. SFAS 165 is effective for annual and interim periods ending after June 15, 2009 and is to be applied prospectively. The Company has evaluated subsequent events through the issuance of the unaudited interim consolidated financial statements on August 13, 2009.

SUPPLEMENTARY CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)
(in thousands, except per share information)

	Q3'07	Q4'07	Q1'08	Q2'08	Q3'08	Q4'08	Q1'09	Q2'09
Revenue:
Real Estate Business	$47,316	$51,391	$54,035	$55,299	$55,312	$54,495	$53,819	$55,161
MEC(2),(3)	81,482	114,394	229,485	166,281	81,577	114,655	152,935	—
Eliminations(1)	(5,392)	(7,203)	(8,108)	(8,643)	(10,163)	(13,652)	(9,636)	—

	$123,406	$158,582	$275,412	$212,937	$126,726	$155,498	$197,118	$55,161

Income (loss) from continuing operations attributable to MID:
Real Estate Business(4)	$27,302	$30,267	$30,888	$26,250	$42,662	$32,372	$25,161	$31,329
MEC(3),(5),(6)	(25,997)	(23,890)	(6,995)	(12,794)	(27,112)	(77,974)	(54,763)	—
Eliminations(1)	(1,716)	(156)	266	54	(641)	(642)	(107)	—

	$(411)	$6,221	$24,159	$13,510	$14,909	$(46,244)	$(29,709)	$31,329

Net income (loss) attributable to MID:
Real Estate Business(4)	$27,302	$30,267	$30,888	$26,250	$42,662	$32,372	$25,161	$31,329
MEC(3),(5),(6),(7)	(29,051)	(26,614)	(25,038)	(8,567)	(25,919)	(86,871)	(54,342)	—
Eliminations(1)	(928)	602	1,029	800	86	36	336	—

	$(2,677)	$4,255	$6,879	$18,483	$16,829	$(54,463)	$(28,845)	$31,329

Basic and diluted earnings (loss) per share from continuing operations	$(0.01)	$0.13	$0.52	$0.29	$0.32	$(0.99)	$(0.64)	$0.67

Basic and diluted earnings (loss) per share	$(0.06)	$0.09	$0.15	$0.40	$0.36	$(1.17)	$(0.62)	$0.67

(1)
MEC's results of operations are included in the Company's consolidated results of operations up to the Petition Date (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process — Deconsolidation of MEC"). Transactions and balances between the Real Estate Business and MEC have not been eliminated in the presentation of each segment's financial data and related measurements. However, the effects of transactions and balances between these two segments, which are further described in note 19(a) to the unaudited interim consolidated financial statements, are eliminated in the consolidated results of operations and financial position of the Company for periods prior to the Petition Date.

(2)
Excludes MEC's discontinued operations.

(3)
Most of MEC's racetracks operate for prescribed periods each year. As a result, MEC's racing business is seasonal in nature and racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for any other quarter or for the year as a whole. MEC's racing operations have historically operated at a loss in the second half of the year, with the third quarter typically generating the largest operating loss. This seasonality has resulted in large quarterly fluctuations in MEC's revenues and operating results included in the Company's consolidated financial statements prior to the Petition Date (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process — Deconsolidation of MEC").

34    MI Developments Inc.      2009

(4)
The Real Estate Business' results for the first quarter of 2009 include (i) $7.0 million ($4.6 million net of income taxes) of advisory and other costs incurred in connection with the November 2008 Reorganization Proposals (see "SIGNIFICANT MATTERS — Termination of November 2008 Reorganization Proposal") and evaluating MID's relationship with MEC, including MID's involvement in MEC's Chapter 11 process (including the Stalking Horse Bid and the DIP Loan — see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process") and (ii) a $0.5 million adjustment to the carrying values of the MEC loan facilities on deconsolidation of MEC (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process — Deconsolidation of MEC"). The Real Estate Business' results for the second quarter of 2009 include $1.4 million ($1.0 million net of income taxes) of advisory and other costs incurred in connection with evaluating MID's relationship with MEC, including MID's involvement in MEC's Chapter 11 process and matters before the OSC. The Real Estate Business' results for 2008 include (i) a $3.9 million ($2.6 million net of income taxes) gain in the first quarter in relation to the termination of a lease agreement with Magna, (ii) net recoveries of $0.3 million ($0.2 million net of income taxes) and $0.9 million ($0.6 million net of income taxes) in the first and fourth quarters, respectively, of costs incurred in connection with the Greenlight Litigation (see "REAL ESTATE BUSINESS — Our Relationship with Magna"), (iii) $4.3 million ($3.2 million net of income taxes), $1.2 million ($0.9 million net of income taxes) and $1.9 million ($1.4 million net of income taxes) of costs incurred in the second, third and fourth quarters, respectively, in connection with the exploration of alternatives in respect of MID's investments in MEC, (iv) a $0.5 million ($0.3 million net of income taxes) non-cash write-down of long-lived assets in the second quarter, (v) a $1.0 million bonus payment to MID's departing CEO in the third quarter, (vi) income tax recoveries of $12.5 million and $1.4 million in the third and fourth quarters, respectively, due to revisions to estimates of certain tax exposures and the ability to benefit from certain income tax loss carry forwards and (vii) a $1.8 million foreign exchange gain driven primarily by the impact of the strengthening of the U.S. dollar against various currencies in the fourth quarter of 2008. The Real Estate Business' results for 2007 include (i) $0.1 million in each of the second and third quarters of costs associated with the Company's defence against the Greenlight Litigation, (ii) $2.0 million ($1.2 million net of income taxes) of costs recognized in the second quarter associated with the Company's contribution of land to a not-for-profit organization to assist Hurricane Katrina redevelopment efforts, (iii) a $2.1 million expense ($1.5 million net of income taxes) and $0.1 million expense in the second and fourth quarters, respectively, in connection with the exploration of alternatives in respect of MID's investments in MEC, (iv) a $1.4 million ($1.0 million net of income taxes) gain in the second quarter on the disposal of an income-producing property in Europe, (v) a $1.1 million income tax recovery due primarily to a favourable tax reassessment received in the third quarter of 2007 in relation to an asset sale in a prior year and (vii) future income tax recoveries of $1.6 million and $3.8 million realized in the third and fourth quarters, respectively, from the reduction in the future tax rates and changes in tax legislation in certain countries in which the Real Estate Business operates.

(5)
MEC's loss from continuing operations attributable to MID and net loss attributable to MID are net of noncontrolling interest and dilution gains (losses) arising from MEC's issuance of shares of MEC Class A Stock from time to time.

(6)
The MEC segment's loss from continuing operations attributable to MID and net loss attributable to MID for the first quarter of 2009 include a $46.2 million reduction to MID's carrying value in its investment in MEC upon the Company's deconsolidation of MEC (see "SIGNIFICANT MATTERS — MEC Chapter 11 Filing and Process — Deconsolidation of MEC"). MEC's loss from continuing operations attributable to MID and net loss attributable to MID for 2008 include (i) a $2.0 million gain ($1.1 million net of related minority interest impact) recognized in the first quarter related to a racing services agreement at The Meadows, (ii) non-cash write-downs of $5.0 million and $5.1 million ($2.7 million and $2.7 million net of related minority interest impact) in the first and fourth quarters, respectively, of a property held for sale, (iii) a $0.4 million dilution loss in the second quarter in relation to MEC's issuance of shares of MEC Class A Stock pursuant to stock-based compensation arrangements and (iv) $115.7 million ($44.2 million net of related income tax and minority interest impact) of non-cash write-downs of long-lived and intangible assets. MEC's loss from continuing operations attributable to MID and net loss attributable to MID for 2007 include (i) a $1.4 million ($0.8 million after the related minority interest recovery) non-cash write-down of MEC's long-lived assets in the third quarter and (iv) a $3.5 million dilution loss in the fourth quarter in relation to MEC's issuance of shares of MEC Class A Stock.

(7)
MEC's net loss attributable to MID for 2008 includes (i) non-cash write-downs, included in discontinued operations, of $32.3 million and $16.0 million ($17.4 million and $8.6 million net of related minority interest impact) in the first and fourth quarters, respectively, related to long-lived assets at Magna Racino™ and Portland Meadows, (ii) a $6.1 million ($3.3 million net of related minority interest impact) income tax recovery, included in discontinued operations, as a result of being able to utilize losses of discontinued operations to offset taxable income generated by the sale of excess real estate to a subsidiary of Magna, (iii) a $0.5 million gain ($0.3 million net of related minority interest impact) in the third quarter, included in discontinued operations, from the disposition of Great Lakes Downs and (iv) a $3.1 million tax recovery ($1.7 million net of related minority interest), included in discontinued operations, in the third quarter from revisions to estimates of certain tax exposures as a result of tax audits in certain tax jurisdictions.

MI Developments Inc.      2009    35

FORWARD-LOOKING STATEMENTS

This MD&A contains statements that, to the extent they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of applicable securities legislation, including the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding the Company's future plans, goals, strategies, intentions, beliefs, estimates, costs, objectives, economic performance or expectations, or the assumptions underlying any of the foregoing. Words such as "may", "would", "could", "will", "likely", "expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate" and similar expressions are used to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future performance or results and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management's good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control, that could cause actual events or results to differ materially from such forward-looking statements. Important factors that could cause such differences include, but are not limited to, the risks and uncertainties inherent in MEC's Chapter 11 process, including the auction of MEC's assets, the outcome of the OSC hearing, and the risks set forth in the "Risk Factors" section in MID's Annual Information Form for 2008, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to MID's Annual Report on Form 40-F for the year ended December 31, 2008, which investors are strongly advised to review. The "Risk Factors" section also contains information about the material factors or assumptions underlying such forward-looking statements. Forward-looking statements speak only as of the date the statement was made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this MD&A to reflect subsequent information, events or circumstances or otherwise.

36    MI Developments Inc.      2009

Interim Consolidated
Financial Statements and Notes
 For the period ended June 30, 2009

Consolidated Statements of Income (Loss)
(U.S. dollars in thousands, except per share figures)
(Unaudited)

	Consolidated (notes 1, 19(a))	Consolidated (notes 1, 19(a))	Real Estate Business	Magna Entertainment Corp.
Three Months Ended June 30,	2009(1)	2008 (restated — note 1(e))
Revenues
Rental revenue	$42,027	$46,656	$46,656	$—
Interest and other income from MEC (note 19(a))	13,134	—	8,643	—
Racing and other revenue	—	166,281	—	166,281

	55,161	212,937	55,299	166,281

Operating costs and expenses
Purses, awards and other	—	72,379	—	72,379
Operating costs	—	72,415	—	72,415
General and administrative (notes 3, 19)	7,465	24,618	9,475	15,102
Foreign exchange (gains) losses	(200)	593	484	109
Depreciation and amortization	10,130	22,528	11,356	11,216
Interest expense, net	3,271	10,370	2,606	16,458
Equity loss	—	1,065	—	1,065
Write-down of long-lived assets (note 8)	—	450	450	—

Operating income (loss)	34,495	8,519	30,928	(22,463)
Other losses (note 16(b))	—	(443)	—	(443)

Income (loss) before income taxes	34,495	8,076	30,928	(22,906)
Income tax expense	3,166	5,208	4,678	530

Income (loss) from continuing operations	31,329	2,868	26,250	(23,436)
Income from discontinued operations (note 4)	—	8,595	—	7,849

Net income (loss)	31,329	11,463	26,250	(15,587)
Add net loss attributable to the noncontrolling interest	—	7,020	—	7,020

Net income (loss) attributable to MID	$31,329	$18,483	$26,250	$(8,567)

Income (loss) attributable to MID from
— continuing operations	$31,329	$13,510	$26,250	$(12,794)
— discontinued operations (note 4)	—	4,973	—	4,227

Net income (loss) attributable to MID	$31,329	$18,483	$26,250	$(8,567)

Basic and diluted earnings attributable to each MID Class A Subordinate Voting or Class B Share (note 7)
— Continuing operations	$0.67	$0.29
— Discontinued operations (note 4)	—	0.11

Total	$0.67	$0.40

Average number of Class A Subordinate Voting and Class B Shares outstanding during the period (in thousands) (note 7)
— Basic and diluted	46,708	46,708

See accompanying notes

(1)
The results for the three-month period ended June 30, 2009 do not include the results of MEC (note 1(a)).

38    MI Developments Inc.      2009

Consolidated Statements of Income (Loss)
(U.S. dollars in thousands, except per share figures)
(Unaudited)

	Consolidated (notes 1, 19(a))		Real Estate Business		Magna Entertainment Corp.
Six Months Ended June 30,	2009(1)	(restated — note 1(e)) 2008	2009	(restated — note 1(e)) 2008	2009(1)	(restated — note 1(e)) 2008
Revenues
Rental revenue	$82,390	$92,583	$82,390	$92,583	$—	$—
Interest and other income from MEC (note 19(a))	16,954	—	26,590	16,751	—	—
Racing and other revenue	152,935	395,766	—	—	152,935	395,766

	252,279	488,349	108,980	109,334	152,935	395,766

Operating costs and expenses
Purses, awards and other	82,150	193,607	—	—	82,150	193,607
Operating costs	55,274	146,876	—	—	55,274	146,876
General and administrative (notes 3, 19)	19,568	43,178	19,401	14,034	157	29,110
Foreign exchange (gains) losses	8,619	918	(28)	687	8,647	231
Depreciation and amortization	26,881	44,588	19,896	22,403	7,014	22,272
Interest expense, net	11,732	20,883	6,282	5,407	14,960	32,494
Equity loss (income)	(65)	1,901	—	—	(65)	1,901
Write-down of long-lived assets (notes 6, 8)	—	5,450	—	450	—	5,000

Operating income (loss)	48,120	30,948	63,429	66,353	(15,202)	(35,725)
Deconsolidation adjustment to the carrying values of MID's investment in, and amounts due from, MEC (note 1(a))	(46,677)	—	(504)	—	(46,173)	—
Other gains, net (notes 16(b), 19, 20)	—	5,462	—	3,892	—	1,570

Income (loss) before income taxes	1,443	36,410	62,925	70,245	(61,375)	(34,155)
Income tax expense	6,494	15,371	6,435	13,107	59	2,264

Income (loss) from continuing operations	(5,051)	21,039	56,490	57,138	(61,434)	(36,419)
Income (loss) from discontinued operations (note 4)	1,227	(24,135)	—	—	784	(25,644)

Net income (loss)	(3,824)	(3,096)	56,490	57,138	(60,650)	(62,063)
Add net loss attributable to the noncontrolling interest	6,308	28,458	—	—	6,308	28,458

Net income (loss) attributable to MID	$2,484	$25,362	$56,490	$57,138	$(54,342)	$(33,605)

Income (loss) attributable to MID from
— continuing operations	$1,620	$37,669	$56,490	$57,138	$(54,763)	$(19,789)
— discontinued operations (note 4)	864	(12,307)	—	—	421	(13,816)

Net income (loss) attributable to MID	$2,484	$25,362	$56,490	$57,138	$(54,342)	$(33,605)

Basic and diluted earnings (loss) attributable to each MID Class A Subordinate Voting or Class B Share (note 7)
— Continuing operations	$0.03	$0.80
— Discontinued operations (note 4)	0.02	(0.26)

Total	$0.05	$0.54

Average number of Class A Subordinate Voting and Class B Shares outstanding during the period (in thousands) (note 7)
— Basic and diluted	46,708	46,708

See accompanying notes

(1)
The results for the six-month period ended June 30, 2009 include the results of MEC up to March 5, 2009 (note 1(a)).

MI Developments Inc.      2009    39

Consolidated Statements of Comprehensive Income (Loss)
(U.S. dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	(restated — note 1(e)) 2008	2009	(restated — note 1(e)) 2008
Net income (loss)	$31,329	$11,463	$(3,824)	$(3,096)
Other comprehensive income (loss):
Change in fair value of interest rate swaps, net of taxes (note 14)	—	672	171	56
Foreign currency translation adjustment (note 14)	41,921	353	11,401	36,708
Reclassification to income of MEC's accumulated other comprehensive income upon deconsolidation of MEC (notes 1(a) and 14)	—	—	(19,850)	—

Comprehensive income (loss)	73,250	12,488	(12,102)	33,668
Add comprehensive loss attributable to the noncontrolling interest	—	6,898	6,303	27,471

Comprehensive income (loss) attributable to MID	$73,250	$19,386	$(5,799)	$61,139

See accompanying notes

 Consolidated Statements of Changes in Deficit
(U.S. dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	(restated — note 1(e)) 2008	2009	(restated — note 1(e)) 2008
Deficit, beginning of period	$(156,706)	$(80,685)	$(120,855)	$(80,558)
Net income attributable to MID	31,329	18,483	2,484	25,362
Dividends	(7,006)	(7,006)	(14,012)	(14,012)

Deficit, end of period	$(132,383)	$(69,208)	$(132,383)	$(69,208)

See accompanying notes

40    MI Developments Inc.      2009

Consolidated Statements of Cash Flows
(U.S. dollars in thousands)
(Unaudited)

	Consolidated (notes 1, 19(a))	Consolidated (notes 1, 19(a))	Real Estate Business	Magna Entertainment Corp.
Three Months Ended June 30,	2009(1)	2008 (restated — note 1 (e))
OPERATING ACTIVITIES
Income (loss) from continuing operations	$31,329	$2,868	$26,250	$(23,436)
Items not involving current cash flows (note 17)	(2,000)	26,572	11,214	16,325
Changes in non-cash balances (note 17)	(5,624)	(8,148)	3,638	(11,857)

Cash provided by (used in) operating activities	23,705	21,292	41,102	(18,968)

INVESTING ACTIVITIES
Real estate and fixed asset additions	(2,216)	(12,749)	(8,369)	(4,380)
Proceeds on disposal of real estate and fixed assets, net	—	31,460	—	31,460
Increase in other assets	(43)	(5,858)	(192)	(5,666)
Loan repayments from MEC	—	—	21,785	—
Loan advances to MEC, net	(7,463)	—	(31,966)	—
Reduction in cash from deconsolidation of MEC	—	—	—	—

Cash provided by (used in) investing activities	(9,722)	12,853	(18,742)	21,414

FINANCING ACTIVITIES
Proceeds from bank indebtedness	—	14,619	—	14,619
Repayment of bank indebtedness	—	(17,875)	—	(17,875)
Issuance of long-term debt net	—	5	—	5
Repayment of long-term debt	(46)	(5,809)	(117)	(5,692)
Loan advances from MID, net	—	—	—	31,827
Loan repayments to MID	—	—	—	(20,219)
Dividends paid	(14,012)	(14,012)	(14,012)	—

Cash provided by (used in) financing activities	(14,058)	(23,072)	(14,129)	2,665

Effect of exchange rate changes on cash and cash equivalents	3,190	(866)	(887)	21

Net cash flows provided by continuing operations	3,115	10,207	7,344	5,132

DISCONTINUED OPERATIONS
Cash provided by operating activities	—	3,465	—	2,762
Cash used in investing activities	—	(4,075)	—	(4,075)
Cash used in financing activities	—	(11,765)	—	(13,331)

Net cash flows used in discontinued operations	—	(12,375)	—	(14,644)

Net increase (decrease) in cash and cash equivalents during the period	3,115	(2,168)	7,344	(9,512)
Cash and cash equivalents, beginning of period	106,707	186,989	139,900	47,089

Cash and cash equivalents, end of period	109,822	184,821	147,244	37,577
Less: cash and cash equivalents of discontinued operations, end of period	—	(8,171)	—	(8,171)

Cash and cash equivalents of continuing operations, end of period	$109,822	$176,650	$147,244	$29,406

See accompanying notes

(1)
The results for the three-month period ended June 30, 2009 do not include the results of MEC (note 1(a)).

MI Developments Inc.      2009    41

Consolidated Statements of Cash Flows
(U.S. dollars in thousands)
(Unaudited)

	Consolidated (notes 1, 19(a))		Real Estate Business		Magna Entertainment Corp.
Six Months Ended June 30,	2009(1)	(restated — note 1(e)) 2008	2009	(restated — note 1(e)) 2008	2009(1)	(restated — note 1(e)) 2008
OPERATING ACTIVITIES
Income (loss) from continuing operations	$(5,051)	$21,039	$56,490	$57,138	$(61,434)	$(36,419)
Items not involving current cash flows (note 17)	57,245	56,617	1,073	23,311	56,511	35,470
Changes in non-cash balances (note 17)	(11,119)	(10,951)	(2,772)	8,310	(8,304)	(19,543)

Cash provided by (used in) operating activities	41,075	66,705	54,791	88,759	(13,227)	(20,492)

INVESTING ACTIVITIES
Real estate and fixed asset additions	(7,002)	(27,619)	(4,541)	(12,751)	(2,461)	(14,868)
Proceeds on disposal of real estate and fixed assets, net	—	32,952	—	—	—	32,952
Increase in other assets	(9,751)	(7,191)	(620)	(149)	(9,131)	(7,042)
Loan repayments from MEC	26	—	30,918	24,263	—	—
Loan advances to MEC, net	(20,461)	—	(76,532)	(52,000)	—	—
Reduction in cash from deconsolidation of MEC	(31,693)	—	—	—	(31,693)	—

Cash provided by (used in) investing activities	(68,881)	(1,858)	(50,775)	(40,637)	(43,285)	11,042

FINANCING ACTIVITIES
Proceeds from bank indebtedness	18,048	37,746	—	—	18,048	37,746
Repayment of bank indebtedness	(18,597)	(40,469)	—	—	(18,597)	(40,469)
Issuance of long-term debt, net	—	2,736	—	—	—	2,736
Repayment of long-term debt	(5,005)	(9,110)	(3,241)	(232)	(1,764)	(8,878)
Loan advances from MID, net	—	—	—	—	56,000	50,901
Loan repayments to MID	—	—	—	—	(28,834)	(22,434)
Disgorgement payment received from noncontrolling interest (note 15)	420	—	—	—	420	—
Dividends paid	(14,012)	(14,012)	(14,012)	(14,012)	—	—

Cash provided by (used in) financing activities	(19,146)	(23,109)	(17,253)	(14,244)	25,273	19,602

Effect of exchange rate changes on cash and cash equivalents	342	2,499	648	2,421	(306)	78

Net cash flows provided by (used in) continuing operations	(46,610)	44,237	(12,589)	36,299	(31,545)	10,230

DISCONTINUED OPERATIONS
Cash provided by operating activities	1,788	3,023	—	—	1,370	1,600
Cash used in investing activities	(230)	(4,983)	—	—	(230)	(4,983)
Cash used in financing activities	—	(11,794)	—	—	(2,058)	(12,663)

Net cash flows provided by (used in) discontinued operations	1,558	(13,754)	—	—	(918)	(16,046)

Net increase (decrease) in cash and cash equivalents during the period	(45,052)	30,483	(12,589)	36,299	(32,463)	(5,816)
Cash and cash equivalents, beginning of period	154,874	154,338	122,411	110,945	32,463	43,393

Cash and cash equivalents, end of period	109,822	184,821	109,822	147,244	—	37,577
Less: cash and cash equivalents of discontinued operations, end of period	—	(8,171)	—	—	—	(8,171)

Cash and cash equivalents of continuing operations, end of period	$109,822	$176,650	$109,822	$147,244	$—	$29,406

See accompanying notes

(1)
The results for the six-month period ended June 30, 2009 include the results of MEC up to March 5, 2009 (note 1(a)).

42    MI Developments Inc.      2009

Consolidated Balance Sheets
(Refer to note 1 — Basis of Presentation)
(U.S. dollars in thousands)
(Unaudited)

		Consolidated (notes 1, 19(a))	Real Estate Business	Magna Entertainment Corp.(1)
	Consolidated (notes 1, 19(a)) June 30, 2009
As at		December 31, 2008 (restated — note 1(e))
ASSETS
Current assets:
Cash and cash equivalents	$109,822	$144,764	$122,411	$22,353
Restricted cash	458	20,255	946	19,309
Accounts receivable	2,473	33,915	2,256	31,659
Loans receivable from MEC, net (note 19)	405,574	—	247,075	—
Due from MID (note 19)	—	—	—	946
Income taxes receivable	1,386	1,887	1,887	—
Prepaid expenses and other	2,483	20,724	930	19,837
Assets held for sale (note 5)	—	21,732	—	21,732
Assets held for sale from discontinued operations (note 4)	—	94,461	—	94,533

	522,196	337,738	375,505	210,369
Real estate properties, net (note 8)	1,351,817	2,024,183	1,397,819	681,701
Fixed assets, net	243	71,206	244	70,962
Other assets (note 9)	1,792	35,200	1,110	34,090
Loans receivable from MEC (note 19)	—	—	93,824	—
Deferred rent receivable	13,030	13,001	13,001	—
Future tax assets	6,115	62,781	5,632	57,149

Total assets	$1,895,193	$2,544,109	$1,887,135	$1,054,271

LIABILITIES AND EQUITY
Current liabilities:
Bank indebtedness (note 10)	$—	$39,460	$—	$39,460
Accounts payable and accrued liabilities (note 11)	12,034	121,471	12,411	109,060
Income taxes payable	8,048	10,363	7,638	2,725
Loans payable to MID, net (note 19)	—	—	—	246,428
Due to MEC (note 19)	458	—	946	—
Long-term debt due within one year	190	82,649	3,309	79,340
Note obligation due within one year, net	—	74,601	—	74,601
Deferred revenue	2,390	9,368	3,254	6,114
Liabilities related to assets held for sale (note 5)	—	876	—	876
Liabilities related to discontinued operations (note 4)	—	51,943	—	75,960

	23,120	390,731	27,558	634,564
Long-term debt	2,031	17,173	2,063	15,110
Senior unsecured debentures, net	225,758	216,550	216,550	—
Note obligation, net	—	149,015	—	149,015
Loans payable to MID, net (note 19)	—	—	—	66,373
Other long-term liabilities (note 12)	—	18,973	—	18,973
Future tax liabilities	42,060	105,497	40,933	63,233

Total liabilities	292,969	897,939	287,104	947,268

Equity:
MID shareholders' equity
Class A Subordinate Voting Shares (shares issued — 46,160,564)	1,506,088	1,506,088
Class B Shares (shares issued — 547,413)	17,866	17,866
Contributed surplus (note 13)	57,109	57,062
Deficit	(132,383)	(120,855)
Accumulated other comprehensive income (note 14)	153,544	161,827

Total MID shareholders' equity	1,602,224	1,621,988	1,600,031	82,821
Noncontrolling interest (note 15)	—	24,182	—	24,182

Total equity	1,602,224	1,646,170	1,600,031	107,003

Total liabilities and equity	$1,895,193	$2,544,109	$1,887,135	$1,054,271

Commitments and contingencies (note 20)

See accompanying notes

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of March 5, 2009 (note 1(a)).

MI Developments Inc.      2009    43

Notes to Interim Consolidated Financial Statements
(All amounts in U.S. dollars and all tabular amounts in thousands unless otherwise noted)
(All amounts as at June 30, 2009 and December 31, 2008 and for the three-month and six-month periods ended June 30, 2009 and 2008 are unaudited)

1.     SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited interim consolidated financial statements include the accounts of MI Developments Inc. and its subsidiaries (collectively, "MID" or the "Company"). MID is a real estate operating company engaged primarily in the acquisition, development, construction, leasing, management and ownership of a predominantly industrial rental portfolio leased primarily to Magna International Inc. and its automotive operating units ("Magna") in North America and Europe. MID also acquires land that it intends to develop for mixed-use and residential projects.

(a)  Magna Entertainment Corp.

  The Company also holds a majority equity interest in Magna Entertainment Corp. ("MEC"), an owner and operator of horse racetracks and a supplier of live horseracing content to the inter-track, off-track and account wagering markets. At June 30, 2009 and December 31, 2008, the Company owned approximately 54% of MEC's total equity, representing approximately 96% of the total votes attached to MEC's outstanding stock.

  Chapter 11 Filing and Process

  On March 5, 2009 (the "Petition Date"), MEC and certain of its subsidiaries (collectively, the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Court") and were granted recognition of the Chapter 11 proceedings from the Ontario Superior Court of Justice under section 18.6 of the Companies' Creditors Arrangement Act in Canada. At the Petition Date, MEC owed $371.7 million to a wholly-owned subsidiary of MID (the "MID Lender") under various loan facilities (note 19(a)).

  MEC filed for Chapter 11 protection in order to implement a comprehensive financial restructuring and conduct an orderly sales process for its assets (see note 2 for further details of the MEC asset sales process). Under Chapter 11, the Debtors are operating as "debtors-in-possession" under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. In general, the Debtors are authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Court.

  The filing of the Chapter 11 petitions constituted an event of default under certain of MEC's debt obligations, including those with the MID Lender, and those debt obligations became automatically and immediately due and payable. However, subject to certain exceptions under the Bankruptcy Code, the Debtors' Chapter 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the Petition Date. The Company has not guaranteed any of MEC's debt obligations or other commitments.

  Under the priority scheme established by the Bankruptcy Code, unless creditors agree to different treatment, allowed pre-petition claims and allowed post-petition expenses must be satisfied in full before stockholders are entitled to receive any distribution or retain any property in a Chapter 11 proceeding. MEC's Class A Subordinate Voting Stock ("MEC Class A Stock") was delisted from the Toronto Stock Exchange effective at the close of market on April 1, 2009 and from the Nasdaq Stock Market effective at the opening of business on April 6, 2009. The ultimate recovery to MID, as a stockholder of MEC, if any, in the Debtors' Chapter 11 proceedings will likely not be determined until the proceedings are substantially complete. In this regard, however, such proceedings are likely to result in MID not receiving any value for its existing MEC stock and in the cancellation of such stock.

44    MI Developments Inc.      2009

  Furthermore, no assurance can be given as to the treatment the MID Lender's claims will receive in the Debtors' Chapter 11 proceedings, although, as a general matter, secured creditors are entitled to priority over unsecured creditors to the extent of the value of the collateral securing such claims. Subject to the uncertainties of MEC's Chapter 11 process, MID management believes that the MID Lender's claims are adequately secured and therefore has no reason to believe that the amount of the MEC loan facilities with the MID Lender is impaired. However, on July 21, 2009, the MID Lender was named as a defendant in an action commenced by the Official Committee of Unsecured Creditors (the "Committee") in connection with the MEC Chapter 11 proceedings. The Committee's action seeks, among other things, recharacterization as equity of the MID Lender's claims in relation to the indebtedness previously advanced to MEC and its subsidiaries, equitable subordination of the MID Lender's claims against the debtors in the Chapter 11 proceedings and the avoidance of allegedly fraudulent transfers to the MID Lender, including fees, interest and principal repayments received prior to the initiation of the Chapter 11 process. In addition, the Committee has sought leave of the Court to pursue a separate action against MID, the MID Lender and additional parties, including Mr. Frank Stronach, that alleges, among other things, breach of fiduciary duty owed to MEC and its creditors. Although MID and the MID Lender believe that the Committee's claims are without merit and intend to contest them vigorously, MID can provide no assurance as to the ultimate outcome of the Committee's action.

  DIP Loan

  In connection with the Debtors' Chapter 11 filing, MID (through the MID Lender) is providing to MEC a secured debtor-in-possession financing facility (the "DIP Loan") of up to $38.4 million (see note 19(a)(iv) for further details of the DIP Loan).

  Deconsolidation of MEC

  As a result of the MEC Chapter 11 filing, the Company has concluded that, under generally accepted accounting principles ("GAAP"), it ceased to have the ability to exert control over MEC on or about the Petition Date. Accordingly, the Company's investment in MEC has been deconsolidated from the Company's results beginning on the Petition Date.

  GAAP requires the carrying values of any investment in, and amounts due from, a deconsolidated subsidiary to be adjusted to their fair value at the date of deconsolidation. In light of the significant uncertainty as to whether MEC shareholders, including MID, will receive any recovery following MEC's reorganization, the carrying value of MID's equity investment in MEC has been reduced to zero. Although, subject to the uncertainties of MEC's Chapter 11 process, MID management believes that the MID Lender's claims are adequately secured and therefore has no reason to believe that the amount of the MEC loan facilities with the MID Lender is impaired, a reduction in the carrying values of the MEC loan facilities (note 19(a)) at the Petition Date was required under GAAP, reflecting the fact that certain of the MEC loan facilities bear interest at a fixed rate of 10.5% per annum, which is not considered to be reflective of the market rate of interest that would have been used had such facilities been established on the Petition Date. The fair value of the loans receivable from MEC was determined at the Petition Date based on the estimated future cash flows of the loans receivable from MEC being discounted to the Petition Date using a discount rate equal to the London Interbank Offered Rate ("LIBOR") plus 12.0%. The discount rate is equal to the interest rate charged on the DIP Loan that was implemented as of the Petition Date, and therefore is considered to approximate a reasonable market interest rate for the MEC loan facilities for this purpose. Accordingly, upon deconsolidation of MEC, the Real Estate Business reduced its carrying values of the MEC loan facilities by $0.5 million (net of derecognizing $1.9 million of unamortized deferred arrangement fees at the Petition Date). As a result, the adjusted aggregate carrying value of the MEC loan facilities at the Petition Date was $2.4 million less than the aggregate face value of the MEC loan facilities. The adjusted carrying values will accrete up to the face value of the MEC loan facilities over the estimated period of time before the loans will be repaid, with such accretion being recognized in "interest and other income from MEC" on the Company's consolidated statement of income (loss).

MI Developments Inc.      2009    45

  Prior to the Petition Date, MEC's results are consolidated with the Company's results, with outside ownership accounted for as a noncontrolling interest. As of the Petition Date, the Company's consolidated balance sheet included MEC's net assets of $84.3 million. As of the Petition Date, the Company's total equity also included accumulated other comprehensive income of $19.8 million and a noncontrolling interest of $18.3 million related to MEC.

  Upon deconsolidation of MEC, the Company recorded a $46.7 million reduction to the carrying values of its investment in, and amounts due from, MEC, which is computed as follows:

Reversal of MEC's net assets	$(84,345)
Reclassification to income of MEC's accumulated other comprehensive income (note 14)	19,850
Reclassification to income of the noncontrolling interest in MEC (note 15)	18,322

(46,173)
Fair value adjustment to loans receivable from MEC	(504)

Deconsolidation adjustment to the carrying values of MID's investment in, and amounts due from, MEC	$(46,677)

(b)  Consolidated Financial Statements

  The unaudited interim consolidated financial statements have been prepared in U.S. dollars following GAAP in the United States ("U.S. GAAP") as further discussed in note 1(e) and the accounting policies as set out in notes 1 and 25 to the annual consolidated financial statements for the year ended December 31, 2008.

  The unaudited interim consolidated financial statements do not conform in all respects to the requirements of GAAP for annual financial statements. Accordingly, these unaudited interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements for the year ended December 31, 2008.

  In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, which are of a normal recurring nature except as disclosed in note 1(a), necessary to present fairly the financial position at June 30, 2009 and December 31, 2008, and the results of operations and cash flows for the three-month and six-month periods ended June 30, 2009 and 2008.

(c)  Segmented Information

  The Company's reportable segments reflect how the Company is organized and managed by senior management. Prior to the Petition Date (note 1(a)), the Company's operations have been segmented in the Company's internal financial reports between wholly-owned operations ("Real Estate Business") and publicly-traded operations ("Magna Entertainment Corp."). This segregation of operations between wholly-owned and publicly-traded operations recognized the fact that, in the case of the Real Estate Business, the Company's Board of Directors and executive management have direct responsibility for the key operating, financing and resource allocation decisions, whereas, in the case of MEC, such responsibility resides with MEC's separate Board of Directors and executive management.

  Subsequent to the Petition Date, the Company manages and evaluates its operations as a single "Real Estate Business" reporting segment, rather than multiple reporting segments, for internal purposes and for internal decision making.

  At June 30, 2009, the Real Estate Business owns income-producing real estate assets in Canada, the United States, Mexico, Austria, Germany, the Czech Republic, the United Kingdom, Spain and Poland. Substantially all of these real estate assets are leased to Magna's automotive operating units. The Real Estate Business also owns certain properties that are being held for future development or sale.

  Financial data and related measurements for the periods prior to the Petition Date are presented on the consolidated statements of income (loss), consolidated statements of cash flows, and consolidated balance sheets in two categories, "Real Estate Business" and "Magna Entertainment Corp.", which

46    MI Developments Inc.      2009

  correspond to the Company's reporting segments prior to the Petition Date. Transactions and balances between the "Real Estate Business" and "Magna Entertainment Corp." segments have not been eliminated in the presentation of each segment's financial data and related measurements. However, the effects of transactions between these two segments, which are further described in note 19(a), are eliminated in the consolidated results of operations and financial position of the Company for periods prior to the Petition Date.

(d)  Seasonality

  MEC's racing business is seasonal in nature and racing revenues and operating results for any period will not be indicative of the racing revenues and operating results for any year. MEC's racing operations have historically operated at a loss in the second half of the year, with the third quarter typically generating the largest operating loss. This seasonality has resulted in large quarterly fluctuations in MEC's revenues and operating results included in the Company's consolidated financial statements prior to the Petition Date (note 1(a)).

(e)  Accounting Changes

  Adoption of United States Generally Accepted Accounting Principles

  In April 2008, the Canadian Accounting Standards Board confirmed the transition from GAAP in Canada ("Canadian GAAP") to International Financial Reporting Standards ("IFRS") for all publicly accountable entities no later than fiscal years commencing on or after January 1, 2011. As a result, during the third and fourth quarters of 2008, management undertook a detailed review of the implications of MID having to report under IFRS and also examined the alternative available to MID of filing its primary financial statements in Canada using U.S. GAAP, as permitted by the Canadian Securities Administrators' National Instrument 52-107, "Acceptable Accounting Principles, Auditing Standards and Reporting Currency", given that MID is a Foreign Private Issuer in the United States.

  In carrying out this evaluation, management considered many factors, including, but not limited to, (i) the changes in accounting policies that would be required and the resulting impact on the Company's reported results and key performance indicators, (ii) the reporting standards expected to be used by many of the Company's industry comparables, (iii) the financial reporting needs of the Company's market participants, including shareholders, lenders, rating agencies and market analysts, and (iv) the current reporting standards in use by, and local reporting needs of, MID's material foreign subsidiaries.

  As a result of this analysis, management recommended and the Board determined that MID should adopt U.S. GAAP as its primary basis of financial reporting commencing January 1, 2009 on a retrospective basis. All comparative financial information contained in the unaudited interim consolidated financial statements has been revised to reflect the Company's results as if they had been historically reported in accordance with U.S. GAAP (see note 21 for a reconciliation to Canadian GAAP).

  For details of the cumulative impact of adopting U.S. GAAP on the Company's consolidated financial position at January 1, 2008, refer to note 25 to the Company's annual consolidated financial statements for the year ended December 31, 2008. For details of the cumulative impact of adopting U.S. GAAP on the Company's consolidated financial position at June 30, 2009 and December 31, 2008 and on the Company's consolidated statements of income (loss) for the three-month and six-month periods ended June 30, 2009 and 2008, refer to note 21 to these unaudited interim consolidated financial statements.

  Business Combinations

  In December 2007, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 141(R), "Applying the Acquisition Method" ("SFAS 141(R)"), which modifies the accounting for business combinations occurring in fiscal years commencing after December 15, 2008. The most significant changes under SFAS 141(R) are as follows:

MI Developments Inc.      2009    47

  •
  Upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target.

  •
  Contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration.

  •
  Transaction costs are not an element of fair value of the target, so they are not considered part of the fair value of an acquirer's interest. Instead, transaction costs will be expensed as incurred.

  •
  Pre-acquisition contingencies, such as environmental or legal issues, meeting a "more likely than not" threshold will have to be accounted for in purchase accounting at fair value.

  •
  In order to accrue for a restructuring plan in purchase accounting, the requirements in FASB Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", would have to be met at the acquisition date.

  •
  Acquired research and development value will be capitalized as an indefinite-lived intangible asset, subjected to impairment accounting throughout the associated development stage and then subject to amortization and impairment accounting after development is completed. Costs incurred to continue these research and development efforts after acquisition will be expensed.

  The adoption by the Company of SFAS 141(R) effective January 1, 2009 did not have any impact on the Company's unaudited interim consolidated financial statements.

  Noncontrolling Interests

  In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests" ("SFAS 160"), which is effective for fiscal years commencing after December 15, 2008 and clarifies the classification of noncontrolling interests (previously referred to as "minority interests") in consolidated balance sheets and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. The most significant changes under the new rules are as follows:

  •
  Noncontrolling interests are to be reported as an element of consolidated equity.

  •
  Net income and comprehensive income will encompass the total of such amounts of all consolidated subsidiaries and there will be separate disclosure on the face of the consolidated statements of income (loss) and statements of comprehensive income (loss) of the attribution of such amounts between the controlling and noncontrolling interests.

  •
  Increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions rather than those differences being accounted for using step acquisition and sale accounting, respectively. If an issuance of noncontrolling interests causes the controlling interest to lose control and deconsolidate a subsidiary, that transaction will be accounted for using full gain or loss recognition.

  In accordance with the transition rules of SFAS 160, the Company has adopted SFAS 160 effective January 1, 2009 on a prospective basis, except that the presentation and disclosure requirements are to be applied retrospectively for all periods presented. As a result of the adoption, the Company has reported its noncontrolling interest in MEC as a component of equity in the consolidated balance sheets and the net income (loss) attributable to the noncontrolling interest in MEC has been separately identified in the statements of income (loss).

48    MI Developments Inc.      2009

  Derivative Instruments and Hedging Activities

  In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, "Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. SFAS 161 does not require comparative disclosures for earlier periods at initial adoption.

  The Company has adopted SFAS 161 effective January 1, 2009 on a prospective basis. Disclosures regarding the Company's use of, and accounting for, derivative financial instruments were previously made in notes 1 and 21 to the annual consolidated financial statements for the year ended December 31, 2008 and do not differ materially at June 30, 2009, except for the disclosures required by SFAS 161 in note 18 to these unaudited interim consolidated financial statements. Other than these incremental disclosures, the adoption of SFAS 161 did not have any impact on the Company's unaudited interim consolidated financial statements.

  Useful Life of Intangible Assets

  In April 2008, the FASB issued Staff Position FAS 142-3, "Determination of the Useful Life of Intangible Assets" ("FSP FAS 142-3"), which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). FSP FAS 142-3 requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset, in an attempt to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the asset's fair value under Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"). In current practice, the useful life is often shorter under SFAS 142 than under SFAS 141, as SFAS 142 previously specified that renewals should be considered only if they can be achieved without incurring substantial cost or materiality modifying the arrangement. FSP FAS 142-3 also requires several incremental disclosures for renewable intangible assets.

  FSP FAS 142-3 is effective for financial statements for fiscal years beginning after December 15, 2008. The guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. Accordingly, adoption of FSP FAS 142-3 did not have any impact on the Company's unaudited interim consolidated financial statements.

  Subsequent Events

  In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, "Subsequent Events" ("SFAS 165"), which establishes general accounting standards of accounting for and disclosure of subsequent events that occur after the balance sheet date but before the financial statements are issued or available to be issued. SFAS 165 is effective for annual and interim periods ending after June 15, 2009 and is to be applied prospectively. The Company has evaluated subsequent events through the issuance of the unaudited interim consolidated financial statements on August 13, 2009.

2.     MEC ASSET SALES

MEC's Chapter 11 filing (note 1(a)) contemplates MEC selling all or substantially all of its assets through an auction process. On the Petition Date, MID entered into an agreement with MEC, subject to Court approval, to purchase MEC's relevant interests associated with certain specified assets (the "Stalking Horse Bid"). However, on April 20, 2009, in response to objections raised by a number of parties in the MEC Chapter 11 process and with the intent of expediting that process, MID and MEC terminated the Stalking Horse Bid.

MI Developments Inc.      2009    49

On May 11, 2009, the Court approved the bid procedures for MEC's interests associated with the following assets (the "Bid Procedures Assets"): Santa Anita Park (including MEC's joint venture interest in the Shops at Santa Anita); Remington Park; Lone Star Park; Thistledown; Portland Meadows; StreuFex™; vacant lands located in Ocala, Florida; and vacant lands located in Dixon, California. Initial expressions of interest for the Bid Procedures Assets were submitted on May 27, 2009 by interested parties. On or prior to the July 31, 2009 deadline, additional expressions of interest and definitive bids were received by MEC in relation to certain of the Bid Procedures Assets and MEC is currently in discussions with various third parties regarding potential stalking horse bids for several of such assets. MID has stated that it does not intend to submit a bid for any of the Bid Procedures Assets; provided, however, that MID intends to preserve the value of its secured loans to MEC and will take all available steps to prevent fire sales of the Bid Procedures Assets.

On July 31, 2009, the Court approved the Debtors' motion for authorization to sell for 6.5 million euros the assets of one of MEC's non-debtor Austrian subsidiaries, which assets include Magna Racino™ and surrounding lands, to an entity affiliated with Fair Enterprise Limited, a company that forms part of an estate planning vehicle for the Stronach family, certain members of which are trustees of the Stronach Trust, MID's controlling shareholder.

On August 4, 2009, the Debtors filed a motion with the Court seeking authorization to sell, subject to higher and better offers, certain real property located in Ocala, Florida for $5.75 million to an entity related with Fair Enterprise Limited. Pursuant to the motion, all valid liens of the MID Lender will attach to the proceeds of the sale of the Ocala property. A hearing on the motion is scheduled for August 26, 2009.

On August 12, 2009, the Debtors filed a motion with the Court seeking authorization to sell, subject to higher and better offers, Remington Park for $80.25 million to a third party. Pursuant to the motion, all valid liens of the MID Lender will attach to the proceeds of the sale of Remington Park. A hearing on the motion has been requested for August 26, 2009.

MEC has advised the Court that it is continuing to explore all alternatives with respect to its remaining assets, and although the Stalking Horse Bid has been terminated, MID is continuing to evaluate whether to bid on MEC assets during the course of MEC's Chapter 11 sales process, subject to the outcome of the Ontario Securities Commission (the "OSC") hearing as discussed in note 19(e).

3.     TERMINATION OF NOVEMBER 2008 REORGANIZATION PROPOSAL

On November 26, 2008, MID announced that its Special Committee of independent directors had recommended, and MID's Board of Directors (the "Board") had approved, holding a vote of MID shareholders on a reorganization proposal developed by MID management (the "November 2008 Reorganization Proposal"). The principal components of the November 2008 Reorganization Proposal are set out in MID's press release dated November 26, 2008, which can be found on the Company's website at www.midevelopments.com and on SEDAR at www.sedar.com.

As a result of, among other things, current global economic conditions, the continued disruptions in the financial markets and ongoing uncertainty in the automotive industry, MID determined that it was unlikely that it would be able to arrange the new debt financing associated with the November 2008 Reorganization Proposal, nor would it be prudent to raise the new debt until such time as the ongoing uncertainty in the automotive industry has been resolved. As a result, on February 18, 2009, MID announced that it was not proceeding with the November 2008 Reorganization Proposal.

During the three-month and six-month periods ended June 30, 2009, MID incurred $1.4 million and $8.4 million, respectively, of advisory and other costs in connection with the November 2008 Reorganization Proposal and MID's involvement in MEC's Chapter 11 process (including the Stalking Horse Bid (note 2) and the DIP Loan (note 19(a)), which costs are included in the Real Estate Business' "general and administrative" expenses on the Company's unaudited interim consolidated statements of income (loss).

50    MI Developments Inc.      2009

4.     DISCONTINUED OPERATIONS

On September 12, 2007, MEC's Board of Directors approved a debt elimination plan (the "MEC Debt Elimination Plan") to generate funds from, among other things, the sale of Great Lakes Downs in Michigan, Thistledown in Ohio, Remington Park in Oklahoma City and MEC's interest in Portland Meadows in Oregon. In September 2007, MEC engaged a U.S. investment bank to assist in soliciting potential purchasers and managing the sale process for certain of these assets. In October 2007, the U.S. investment bank began marketing Thistledown and Remington Park for sale and initiated an active program to locate potential buyers. However, MEC subsequently took over the sales process from the U.S. investment bank and was in discussions with potential buyers of these assets prior to the Petition Date.

In November 2007, MEC initiated a program to locate a buyer for Portland Meadows and was marketing for sale its interest in this property prior to the Petition Date.

In March 2008, MEC committed to a plan to sell Magna Racino™. MEC had initiated a program to locate potential buyers and, prior to the Petition Date, was marketing the assets for sale through a real estate agent. For additional details on the sales process for Magna Racino™, see note 2.

On July 16, 2008, MEC completed the sale of Great Lakes Downs in Michigan for cash consideration of $5.0 million.

MEC's results of operations related to discontinued operations for the three-month and six-month periods ended June 30, 2009 and 2008, and MEC's assets and liabilities related to discontinued operations as at June 30, 2009 and December 31, 2008, are shown in the following tables:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009(1)	2008	2009(1)	2008
Revenues	$—	$35,835	$21,226	$65,590
Costs and expenses	—	34,014	19,937	63,283

	—	1,821	1,289	2,307
Depreciation and amortization	—	—	—	605
Interest expense, net	—	470	505	1,550
Write-down of long-lived assets (note 6)	—	—	—	32,294

Income (loss) before income taxes	—	1,351	784	(32,142)
Income tax recovery	—	(6,498)	—	(6,498)

MEC's income (loss) from discontinued operations	—	7,849	784	(25,644)
Eliminations (note 19(a))	—	746	443	1,509

Consolidated income (loss) from MEC's discontinued operations	—	8,595	1,227	(24,135)
Add (deduct) loss (income) attributable to noncontrolling interest	—	(3,622)	(363)	11,828

Consolidated income (loss) from MEC's discontinued operations attributable to MID	$—	$4,973	$864	$(12,307)

MI Developments Inc.      2009    51

(1)
The results for the three-month period ended June 30, 2009 do not include the results of MEC's discontinued operations, while the results for the six-month period ended June 30, 2009 include the results of MEC's discontinued operations up to the Petition Date (note 1(a)).

As at	June 30, 2009(1)	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$—	$10,110
Restricted cash	—	7,043
Accounts receivable	—	5,306
Prepaid expenses and other	—	2,048
Real estate properties, net	—	39,052
Fixed assets, net	—	12,989
Other assets	—	105
Future tax assets	—	17,880

Assets held for sale from MEC's discontinued operations	—	94,533
Eliminations (note 19(a))	—	(72)

Consolidated assets held for sale from MEC's discontinued operations	$—	$94,461

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$—	$23,318
Income taxes payable	—	597
Long-term debt due within one year	—	8,367
Loan payable to MID due within one year	—	403
Deferred revenue	—	746
Loan payable to MID, net	—	23,614
Other long-term liabilities	—	1,035
Future tax liabilities	—	17,880

MEC's liabilities related to discontinued operations	—	75,960
Eliminations (note 19(a))	—	(24,017)

Consolidated liabilities related to discontinued operations	$—	$51,943

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date (note 1(a)).

52    MI Developments Inc.      2009

5.     ASSETS HELD FOR SALE

(a)
On August 9, 2007, MEC announced its intention to sell real estate properties located in Dixon, California and Ocala, Florida. Prior to the Petition Date, MEC was marketing these properties for sale and had listed them with real estate brokers. For additional details on the sales process for the Ocala property, see note 2.

(b)
In March 2008, MEC committed to a plan to sell excess real estate in Oberwaltersdorf, Austria. On March 5, 2009, MEC announced that one of its subsidiaries in Austria had entered into an agreement to sell to a subsidiary of Magna approximately 100 acres of real estate, including the excess real estate in Oberwaltersdorf, Austria, for a purchase price of approximately 4.6 million euros ($6.0 million). The transaction was completed on April 28, 2009.

MEC's assets classified as held for sale and corresponding liabilities are shown in the table below.

As at	June 30, 2009(1)	December 31, 2008
ASSETS
Current assets:
Real estate properties, net
Dixon, California (note 6)	$—	$9,077
Ocala, Florida	—	8,407
Oberwaltersdorf, Austria	—	4,248

	$—	$21,732

LIABILITIES
Current liabilities:
Future tax liabilities	$—	$876

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date (note 1(a)).

6.     WRITE-DOWN OF MEC'S LONG-LIVED ASSETS

When long-lived assets are identified as held for sale, the carrying value is reduced, if necessary, to the estimated net realizable value. Net realizable value is evaluated at each interim reporting period based on discounted net future cash flows of the assets and, if appropriate, appraisals and/or estimated net sales proceeds from pending offers.

Write-downs relating to MEC's long-lived assets have been recognized as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Assets Held For Sale (note 5)
Dixon, California(i)	$—	$—	$—	$5,000

Discontinued Operations (note 4)
Magna Racino™(ii)	—	—	—	29,195
Portland Meadows(iii)	—	—	—	3,099

	—	—	—	32,294

	$—	$—	$—	$37,294

MI Developments Inc.      2009    53

(i)
As a result of significant weakness in the Northern California real estate market and the U.S. financial market, MEC recorded an impairment charge of $5.0 million related to the Dixon, California real estate property in the six months ended June 30, 2008, which represented the excess of the carrying value of the asset over the estimated net realizable value at such time.

(ii)
As a result of the classification of Magna Racino™ as discontinued operations in the six months ended June 30, 2008, MEC recorded an impairment charge, included in discontinued operations, of $29.2 million, which represented the excess of the carrying value of the assets over the estimated net realizable value at such time.

(iii)
In June 2003, the Oregon Racing Commission (the "ORC") adopted regulations that permitted wagering through instant racing terminals as a form of pari-mutuel wagering at Portland Meadows (the "Instant Racing Rules"). In September 2006, the ORC granted a request by Portland Meadows to offer instant racing under its 2006-2007 race meet licence. In June 2007, the ORC, acting under the advice of the Oregon Attorney General, temporarily suspended and began proceedings to repeal the Instant Racing Rules. In September 2007, the ORC denied a request by Portland Meadows to offer instant racing under its 2007-2008 race meet licence. In response to this denial, MEC requested the holding of a contested case hearing, which took place in January 2008. On February 27, 2008, the Office of Administrative Hearings released a proposed order in MEC's favour, approving instant racing as a legal form of wager at Portland Meadows. However, on April 25, 2008, the ORC issued an order rejecting that recommendation. Based primarily on the ORC's order to reject the Office of Administrative Hearings' recommendation, MEC recorded an impairment charge of $3.1 million, included in discontinued operations, in the six months ended June 30, 2008 related to the instant racing terminals and build-out of the instant racing facility.

7.     EARNINGS (LOSS) PER SHARE

Diluted earnings (loss) per share for the three-month and six-month periods ended June 30, 2009 and 2008 are computed as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	(restated — note 1(e)) 2008	2009	(restated — note 1(e)) 2008
Income from continuing operations	$31,329	$13,510	$1,620	$37,669
Income (loss) from discontinued operations	—	4,973	864	(12,307)

Net income attributable to MID	$31,329	$18,483	$2,484	$25,362

Weighted average number of Class A
Subordinate Voting and Class B Shares outstanding during the period (in thousands)	46,708	46,708	46,708	46,708

Diluted earnings (loss) per Class A
Subordinate Voting or Class B Share
— from continuing operations	$0.67	$0.29	$0.03	$0.80
— from discontinued operations	—	0.11	0.02	(0.26)

	$0.67	$0.40	$0.05	$0.54

The computation of diluted earnings (loss) per share for the three-month and six-month periods ended June 30, 2009 excludes the effect of the potential exercise of 486,544 (2008 — 506,544) and 494,544 (2008 — 516,544) options, respectively, to acquire Class A Subordinate Voting Shares of the Company because the effect would be anti-dilutive.

54    MI Developments Inc.      2009

8.     REAL ESTATE PROPERTIES

As at	June 30, 2009	(restated — note 1(e)) December 31, 2008
Real Estate Business
Revenue-producing properties
Land	$210,330	$207,454
Buildings, parking lots and roadways — cost	1,357,911	1,334,858
Buildings, parking lots and roadways — accumulated depreciation	(381,036)	(355,360)

	1,187,205	1,186,952

Development properties
Land and improvements(i)	162,486	209,218
Properties under development	1,640	1,163

	164,126	210,381

Properties held for sale(ii)	486	486

	1,351,817	1,397,819

MEC(1)
Revenue-producing racetrack properties
Land and improvements	—	171,467
Buildings — cost	—	517,012
Assets under capital lease — cost	—	45,648
Buildings — accumulated depreciation	—	(124,748)
Assets under capital lease — accumulated depreciation	—	(13,196)
Construction in progress	—	7,271

	—	603,454

Under-utilized racetrack real estate	—	76,130

Revenue-producing non-racetrack properties
Land and improvements	—	153
Buildings — cost	—	1,972
Buildings — accumulated depreciation	—	(8)

	—	2,117

	—	681,701

Eliminations (note 19(a))(i)	—	(55,337)

Consolidated	$1,351,817	$2,024,183

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date (note 1(a)).

(i)
During the year ended December 31, 2007, the Real Estate Business acquired certain lands included in "development properties" from MEC. Prior to the Petition Date (note (1(a)), the Real Estate Business had recorded the cost of these lands at the exchange amount of the consideration paid (including transaction costs) and the excess of such exchange amount over MEC's carrying values of such properties was eliminated in determining the consolidated carrying values of such properties. Subsequent to the Petition Date, such excess amount of $50.5 million has been netted against the Real Estate Business' carrying values of such properties. The remaining portion of the amount eliminated at December 31, 2008 related to interest incurred by MEC on project financing facilities with the MID Lender (note 19(a)) that had been capitalized to MEC's real estate properties.

MI Developments Inc.      2009    55

(ii)
During the three-month period ended June 30, 2008, one of the Real Estate Business' properties consisting of land and a vacant building was written down by $0.5 million, from $1.0 million to $0.5 million, to reflect its estimated net realizable value as a result of the Real Estate Business reclassifying the property from "revenue-producing properties" to "properties held for sale". Subsequent to the balance sheet date, on July 14, 2009, the Company entered into an agreement to sell this property for cash consideration of $0.8 million, subject to the completion of due diligence by the purchaser and satisfaction of customary closing conditions. The transaction is expected to close by the end of August 2009.

9.     OTHER ASSETS

Other assets consist of:

As at	June 30, 2009	(restated — note 1(e)) December 31, 2008
Real Estate Business
Deferred lease acquisition costs	$1,273	$540
Long-term receivables	515	558
Other	4	12

	1,792	1,110

MEC(1)
Equity investments	—	28,717
Deposits	—	2,500
Deferred development costs	—	1,970
Goodwill	—	487
Other	—	416

	—	34,090

Consolidated	$1,792	$35,200

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date (note 1(a)).

10.  BANK INDEBTEDNESS

The Real Estate Business has an unsecured senior revolving credit facility in the amount of $50.0 million that is available by way of U.S. or Canadian dollar loans or letters of credit (the "MID Credit Facility"). In January 2009, the maturity date of the MID Credit Facility was extended from January 21, 2009 to December 18, 2009, unless further extended with the consent of both parties. Interest on drawn amounts is calculated based on an applicable margin determined by the Real Estate Business' ratio of funded debt to earnings before interest, income tax expense, depreciation and amortization. The Real Estate Business is subject to the lowest applicable margin available, with drawn amounts incurring interest at LIBOR or bankers' acceptance rates, in each case plus 2.75%, or the U.S. base or Canadian prime rate, in each case plus 1.75%. At June 30, 2009 and December 31, 2008, the Real Estate Business had no borrowings under the MID Credit Facility, but had issued letters of credit totalling $0.2 million.

56    MI Developments Inc.      2009

11.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of:

As at	June 30, 2009	(restated — note 1(e)) December 31, 2008
Real Estate Business
Accounts payable	$2,445	$3,094
Accrued salaries and wages	589	902
Accrued interest payable	333	356
Other accrued liabilities	8,667	8,059

	12,034	12,411

MEC(1)
Accounts payable	—	53,180
Accrued salaries and wages	—	8,576
Customer deposits	—	2,617
Joint venture funding obligation	—	9,092
Other accrued liabilities	—	35,595

	—	109,060

Consolidated	$12,034	$121,471

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date (note 1(a)).

12.  OTHER LONG-TERM LIABILITIES

Other long-term liabilities consist of:

As at	June 30, 2009	(restated — note 1(e)) December 31, 2008
MEC(1)
Finance obligation	$—	$9,039
Deferred revenue	—	2,772
Postretirement and pension liabilities	—	3,302
Fair value of interest rate swaps (note 18)	—	3,162
Other	—	698

	$—	$18,973

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date (note 1(a)).

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13.  CONTRIBUTED SURPLUS

Changes in the Company's contributed surplus are shown in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	(restated — note 1(e)) 2008	2009	(restated — note 1(e)) 2008
Contributed surplus, beginning of period	$57,089	$46,739	$57,062	$46,608
Stock-based compensation	20	131	47	262
Gain on related party asset sale	—	9,792	—	9,792

Contributed surplus, end of period	$57,109	$56,662	$57,109	$56,662

14.  ACCUMULATED OTHER COMPREHENSIVE INCOME

Changes in the Company's accumulated other comprehensive income are shown in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	(restated — note 1(e)) 2008	2009	(restated — note 1(e)) 2008
Accumulated other comprehensive income, beginning of period	$111,623	$286,141	$161,827	$251,267
Change in fair value of interest rate swaps, net of taxes and noncontrolling interest	—	361	92	29
Foreign currency translation adjustment, net of noncontrolling interest(i)	41,921	542	11,475	35,748
Reclassification to income upon deconsolidation of MEC (note 1(a))	—	—	(19,850)	—

Accumulated other comprehensive income, end of period(ii)	$153,544	$287,044	$153,544	$287,044

(i)
The Company incurs unrealized foreign currency translation gains and losses related to its self-sustaining operations having functional currencies other than the U.S. dollar. During the three-month and six-month periods ended June 30, 2009, the Company reported currency translation gains due to a strengthening against the U.S. dollar of the currencies (primarily the Canadian dollar and the euro) in which the Company operates. During the three-month and six-month periods ended June 30, 2008, the Company reported currency translation gains. Gains in the three-month period ended June 30, 2008 were due primarily to the strengthening of the Canadian dollar against the U.S dollar. Gains experienced in the six-month period ended June 30, 2008 were due primarily to the appreciation of the euro against the U.S. dollar, partially offset by unrealized foreign currency translation losses related to the reporting of the Company's Canadian operations due to the weakening of the Canadian dollar against the U.S. dollar during that period.

58    MI Developments Inc.      2009

(ii)
Accumulated other comprehensive income consists of:

As at	June 30, 2009	(restated — note 1(e)) December 31, 2008
Foreign currency translation adjustment, net of noncontrolling interest	$153,544	$163,567
Fair value of interest rate swaps, net of taxes and noncontrolling interest	—	(1,012)
Unrecognized pension actuarial losses, net of noncontrolling interest	—	(728)

	$153,544	$161,827

15.  NONCONTROLLING INTEREST

Changes in the noncontrolling interest of MEC are shown in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	(restated — note 1(e)) 2008	2009	(restated — note 1(e)) 2008
Noncontrolling interest, beginning of period	$—	$121,507	$24,182	$142,037
MEC's stock-based compensation	—	36	23	80
Disgorgement payment received from noncontrolling interest(i)	—	—	420	—
Comprehensive income (loss):
Net loss attributable to the noncontrolling interest	—	(7,020)	(6,308)	(28,458)
Other comprehensive income (loss) attributable to the noncontrolling interest
Change in fair value of interest rate swaps, net of taxes	—	311	79	27
Foreign currency translation adjustment	—	(189)	(74)	959
Gain on related party asset sale	—	8,435	—	8,435
MEC's issuance of shares	—	595	—	595
Reclassification to income upon deconsolidation of MEC (note 1(a))	—	—	(18,322)	—

Noncontrolling interest, end of period	$—	$123,675	$—	$123,675

(i)
In January 2009, MEC received notice from an institutional shareholder holding more than 10% of MEC's outstanding shares that such institution had completed various transactions involving MEC Class A Stock which were determined to be in violation of Section 16 of the Securities Exchange Act of 1934 (the "Act"). In efforts to regain compliance with Section 16 of the Act, the institution was required to file reports with the Securities and Exchange Commission of the institution's holdings in, and transactions involving, MEC Class A Stock and determined that, based on transactions completed in 2003 and 2004, a disgorgement payment of $0.4 million, representing "short-swing profits" realized by the institution, was required to be made to MEC. The Company accounted for the cash receipt as an increase to the noncontrolling interest in MEC.

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16.  STOCK-BASED COMPENSATION

(a)
On August 29, 2003, the Board approved the Incentive Stock Option Plan (the "MID Plan"), which allows for the grant of stock options or stock appreciation rights to directors, officers, employees and consultants. Amendments to the MID Plan were approved by the Company's shareholders at the May 11, 2007 Annual and Special Meeting, and became effective on June 6, 2007. At June 30, 2009, a maximum of 2.61 million MID Class A Subordinate Voting Shares are available to be issued under the MID Plan.

  MID has granted stock options to certain directors and officers to purchase MID Class A Subordinate Voting Shares. Such options have generally been granted with 1/5th of the options vesting on the date of grant and the remaining options vesting over a period of four years at a rate of 1/5th on each anniversary of the date of grant. Options expire on the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreement entered into by MID with each recipient of options.

  A reconciliation of the changes in stock options outstanding is presented below:

	2009		2008
	Number	Weighted Average Exercise Price (Cdn. $)	Number	Weighted Average Exercise Price (Cdn. $)
Stock options outstanding, January 1	494,544	34.83	516,544	35.09
Cancelled or forfeited	(8,000)	39.12	—	—

Stock options outstanding, March 31	486,544	34.76	516,544	35.09
Expired	—	—	(10,000)	41.17

Stock options outstanding, June 30	486,544	34.76	506,544	34.97

Stock options exercisable, June 30	401,544	34.40	316,544	34.45

  The Company estimates the fair value of stock options granted at the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of freely traded options, which are fully transferable and have no vesting restrictions. In addition, this model requires the input of subjective assumptions, including expected dividend yields, future stock price volatility and expected time until exercise. Although the assumptions used reflect management's best estimates, they involve inherent uncertainties based on market conditions outside of the Company's control. Because the Company's outstanding stock options have characteristics that are significantly different from those of traded options, and because changes in any of the assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide the only measure of the fair value of the Company's stock options.

  Effective November 3, 2003, MID established a Non-Employee Director Share-Based Compensation Plan (the "DSP"), which provides for a deferral of up to 100% of each outside director's total annual remuneration from the Company, at specified levels elected by each director, until such director ceases to be a director of the Company. The amounts deferred are reflected by notional deferred share units ("DSUs") whose value reflects the market price of the Company's Class A Subordinate Voting Shares at the time that the particular payment(s) to the director is determined. The value of a DSU will appreciate or depreciate with changes in the market price of the Class A Subordinate Voting Shares. The DSP also takes into account any dividends paid on the Class A Subordinate Voting Shares. Effective January 1, 2005, all directors were required to receive at least 50% of their Board and Committee compensation fees (excluding Special Committee fees, effective January 1, 2006) in DSUs. On January 1, 2008, the DSP was amended such that this 50% minimum requirement is only applicable to Board retainer fees. Under the DSP, when a director leaves the Board, the director receives a cash payment at an elected date equal to the value of the accrued DSUs at such date. There is no option under the DSP for directors to receive Class A Subordinate Voting Shares in exchange for DSUs.

60    MI Developments Inc.      2009

  A reconciliation of the changes in DSUs outstanding is presented below:

	2009	2008
DSUs outstanding, January 1	80,948	41,452
Granted	32,815	6,012
Redeemed	(11,245)	—

DSUs outstanding, March 31	102,518	47,464
Granted	21,540	5,579
Redeemed	(25,536)	—

DSUs outstanding, June 30	98,522	53,043

  During the three-month and six-month periods ended June 30, 2009, the Real Estate Business recognized stock-based compensation expense of $0.4 million (2008 — $0.1 million) and $0.5 million (2008 — $0.3 million), respectively, which includes an expense of $0.4 million (2008 — recovery of $9 thousand) and $0.5 million (2008 — expense of $24 thousand), respectively, pertaining to DSUs.

(b)
During the three and six-month periods ended June 30, 2008, MEC issued 21,687 shares of MEC Class A Stock to MEC's directors in payment of services rendered. As a result, the Company recognized a dilution loss of $0.4 million in the three-month period (included in "other losses") and six-month period (included in "other gains, net") ended June 30, 2008.

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17.  DETAILS OF CASH FROM OPERATING ACTIVITIES

(a)
Items not involving current cash flows are shown in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	(restated — note 1(e)) 2008	2009	(restated — note 1(e)) 2008
Real Estate Business
Straight-line rent adjustment	$179	$(91)	$316	$(34)
Interest and other income from MEC	(12,503)	(1,442)	(18,885)	(2,528)
Stock-based compensation expense	375	122	497	286
Write-down of long-lived assets	—	450	—	450
Depreciation and amortization	10,130	11,356	19,896	22,403
Future income taxes	(256)	732	(1,401)	2,559
Deconsolidation adjustment to the carrying values of amounts due from MEC	—	—	504	—
Other	75	87	146	175

	(2,000)	11,214	1,073	23,311

MEC(1)
Stock-based compensation expense	—	187	23	231
Depreciation and amortization	—	11,216	7,014	22,272
Amortization of debt issuance costs	—	2,638	3,346	5,150
Write-down of MEC's long-lived assets	—	—	—	5,000
Deconsolidation adjustment to the carrying value of the investment in MEC	—	—	46,173	—
Other losses (gains), net	—	443	—	(1,570)
Future income taxes	—	—	—	1,521
Equity loss (income)	—	1,065	(65)	1,901
Other	—	776	20	965

	—	16,325	56,511	35,470

Eliminations (note 19(a))	—	(967)	(339)	(2,164)

Consolidated	$(2,000)	$26,572	$57,245	$56,617

(1)
The results for the three-month period ended June 30, 2009 do not include the results of MEC, while the results for the six-month period ended June 30, 2009 include the results of MEC up to March 5, 2009 (note 1(a)).

62    MI Developments Inc.      2009

(b)
Changes in non-cash balances are shown in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	(restated — note 1(e)) 2008	2009	(restated — note 1(e)) 2008
Real Estate Business
Accounts receivable	$495	$2,564	$(176)	$741
Loans receivable from MEC, net	69	(274)	(679)	(333)
Prepaid expenses and other	(811)	(398)	(1,492)	129
Accounts payable and accrued liabilities	(6,206)	1,143	(64)	4,980
Income taxes	(758)	(1,293)	584	1,619
Deferred revenue	1,587	1,896	(945)	1,174

	(5,624)	3,638	(2,772)	8,310

MEC(1)
Restricted cash	—	13,924	189	16,531
Accounts receivable	—	19,664	(18,624)	(1,256)
Prepaid expenses and other	—	(2,251)	(2,076)	(6,339)
Accounts payable and accrued liabilities	—	(39,649)	11,289	(28,790)
Income taxes	—	92	48	1,545
Loans payable to MID, net	—	274	653	333
Deferred revenue	—	(3,911)	217	(1,567)

	—	(11,857)	(8,304)	(19,543)

Eliminations (note 19(a))	—	71	(43)	282

Consolidated	$(5,624)	$(8,148)	$(11,119)	$(10,951)

(1)
The results for the three-month period ended June 30, 2009 do not include the results of MEC, while the results for the six-month period ended June 30, 2009 include the results of MEC up to March 5, 2009 (note 1(a)).

18.  DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE INFORMATION

The Company periodically purchases foreign exchange forward contracts to hedge specific anticipated foreign currency transactions. At June 30, 2009, the Company had no foreign exchange forward contracts (December 31, 2008 — foreign exchange forward contracts to purchase 4.2 million euros and sell $5.6 million). The contracts at December 31, 2008 were entered into by a wholly-owned subsidiary of the Real Estate Business with a U.S. dollar functional currency to mitigate its foreign exchange exposure under a euro denominated short-term loan payable to another wholly-owned subsidiary of the Real Estate Business that has the euro as its functional currency.

The following tables summarize the impact of these derivative financial instruments on the Company's unaudited interim consolidated financial statements as at June 30, 2009 and for the three-month and six-month periods then ended:

As at	June 30, 2009
Derivatives not designated as hedging instruments
Foreign exchange forward contracts (included in "prepaid expenses and other")	$—

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Three Months Ended June 30, 2009	Location of Loss Recognized in Income on Derivatives	Amount of Loss Recognized in Income on Derivative
Derivatives not designated as hedging instruments
Foreign exchange forward contracts	Foreign Exchange Gains (Losses)	$(386)

Six Months Ended June 30, 2009	Location of Loss Recognized in Income on Derivatives	Amount of Loss Recognized in Income on Derivative
Derivatives not designated as hedging instruments
Foreign exchange forward contracts	Foreign Exchange Gains (Losses)	$(490)

The following table represents information related to the Company's financial instruments measured at fair value on a recurring basis and the level within the fair value hierarchy, as prescribed by FASB Statement of Financial Accounting Standards No. 157, "Fair Value Measurements", in which the fair value measurements fall:

As at June 30, 2009	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets carried at fair value
Cash and cash equivalents	$109,822	$—	$—
Restricted cash	458	—	—

19.  TRANSACTIONS WITH RELATED PARTIES

Mr. Frank Stronach, who serves as the Chairman of the Company, Magna and MEC, and three other members of his family are trustees of the Stronach Trust. The Stronach Trust controls the Company through the right to direct the votes attaching to 66% of the Company's Class B Shares. Magna is controlled by M Unicar Inc. ("M Unicar"), a Canadian holding company whose shareholders consist of the Stronach Trust and certain members of Magna's management. M Unicar indirectly owns Magna Class A Subordinate Voting Shares and Class B Shares representing in aggregate approximately 65% of the total voting power attaching to all Magna's shares. The Stronach Trust indirectly owns the shares carrying the substantial majority of the votes of M Unicar. As the Company and Magna may be considered to be under the common control of the Stronach Trust, they are considered to be related parties for accounting purposes.

(a)  Loans to MEC

  (i)
  2007 MEC Bridge Loan

    On September 13, 2007, MID announced that the MID Lender had agreed to provide MEC with a bridge loan of up to $80.0 million (subsequently increased to $125.0 million as discussed below) through a non-revolving facility (the "2007 MEC Bridge Loan").

    The 2007 MEC Bridge Loan is secured by certain assets of MEC, including first ranking security over the Dixon, Ocala and Thistledown lands, second ranking security over Golden Gate Fields and third ranking security over Santa Anita Park. In addition, the 2007 MEC Bridge Loan is guaranteed by certain MEC subsidiaries and MEC has pledged the shares and all other interests MEC has in each of the guarantor subsidiaries (or provided negative pledges where a pledge was not possible due to regulatory constraints or due to a pledge to an existing third-party lender).

64    MI Developments Inc.      2009

    The 2007 MEC Bridge Loan initially had a maturity date of May 31, 2008 and bore interest at a rate per annum equal to LIBOR plus 10.0% prior to December 31, 2007, at which time the interest rate on outstanding and subsequent advances was increased to LIBOR plus 11.0%. On February 29, 2008, the interest rate on outstanding and subsequent advances under the 2007 MEC Bridge Loan was increased by a further 1.0% (set at 12.3% at June 30, 2009 and at 12.5% at December 31, 2008).

    During the year ended December 31, 2008, the maximum commitment under the 2007 MEC Bridge Loan was increased from $80.0 million to $125.0 million, MEC was given the ability to re-borrow $26.0 million that had been repaid during the year ended December 31, 2008 from proceeds of asset sales and MEC was permitted to use up to $3.0 million to fund costs associated with the November 2008 gaming referendum in Maryland. In addition, the maturity date of the 2007 MEC Bridge Loan was extended from May 31, 2008 to March 31, 2009. However, as a result of the November 2008 Reorganization Proposal not proceeding (note 3), such maturity date was accelerated to March 20, 2009. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1(a)), the 2007 MEC Bridge Loan was not repaid when due. Interest on the 2007 MEC Bridge Loan accrues during MEC's Chapter 11 process rather than being paid currently in cash.

    The MID Lender received an arrangement fee of $2.4 million (3% of the commitment) at closing in 2007 and received an additional arrangement fee of $0.8 million on February 29, 2008 (1% of the then current commitment). In connection with the amendments and maturity extensions during the year ended December 31, 2008, the MID Lender received aggregate fees of $7.0 million. The MID Lender also received a commitment fee equal to 1% per annum of the undrawn facility. All fees, expenses and closing costs incurred by the MID Lender in connection with the 2007 MEC Bridge Loan and the changes thereto were paid by MEC.

    At June 30, 2009, $130.9 million (December 31, 2008 — $123.5 million, net of $1.8 million of unamortized deferred arrangement fees) due under the fully drawn 2007 MEC Bridge Loan was included in the Real Estate Business' current portion of "loans receivable from MEC, net" on the Company's consolidated balance sheet. MEC's current portion of "loans payable to MID, net" on the Company's consolidated balance sheet at December 31, 2008 includes an aggregate amount of borrowings and interest payable of $123.4 million, net of $2.0 million of unamortized deferred financing costs.

  (ii)
  MEC Project Financings

    The MID Lender has made available separate project financing facilities to Gulfstream Park Racing Association, Inc. ("GPRA") and Remington Park, Inc., the wholly-owned subsidiaries of MEC that own and/or operate Gulfstream Park and Remington Park, respectively, in the amounts of $162.3 million and $34.2 million, respectively, plus costs and capitalized interest in each case as discussed below (together, the "MEC Project Financing Facilities"). The MEC Project Financing Facilities were established with a term of 10 years (except as described below for the two slot machine tranches of the Gulfstream Park project financing facility) from the relevant completion dates for the construction projects at Gulfstream Park and Remington Park, which occurred in February 2006 and November 2005, respectively.

    The Remington Park project financing and the Gulfstream Park project financing contain cross-guarantee, cross-default and cross-collateralization provisions. The Remington Park project financing is secured by all assets of the borrower (including first ranking security over the Remington Park leasehold interest), excluding licences and permits, and is guaranteed by the MEC subsidiaries that own Gulfstream Park and the Palm Meadows Training Center. The security package also includes second ranking security over the lands owned by Gulfstream Park and second ranking security over the Palm Meadows Training Center and the shares of the owner of the Palm Meadows Training Center (in each case, behind security granted for the Gulfstream Park project financing). In addition, the borrower has agreed not to pledge any licences or permits held by it and MEC has agreed not to pledge the shares of the borrower or the owner of Gulfstream Park. The Gulfstream Park project financing is guaranteed by MEC's subsidiaries that own and operate the Palm Meadows Training Center and Remington Park and is secured principally by security over the lands (or, in the

MI Developments Inc.      2009    65

    case of Remington Park, over the leasehold interest) forming part of the operations at Gulfstream Park, the Palm Meadows Training Center and Remington Park and over all other assets of Gulfstream Park, the Palm Meadows Training Center and Remington Park, excluding licences and permits (which cannot be subject to security under applicable legislation).

    In July 2006 and December 2006, the Gulfstream Park project financing facility was amended to increase the amount available from $115.0 million (plus costs and capitalized interest) by adding new tranches of up to $25.8 million (plus costs and capitalized interest) and $21.5 million (plus costs and capitalized interest), respectively. Both tranches were established to fund MEC's design and construction of slot machine facilities located in the existing Gulfstream Park clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of slot machines. The new tranches of the Gulfstream Park project financing facility both were established with a maturity date of December 31, 2011. Interest under the December 2006 tranche was capitalized until May 1, 2007, at which time monthly blended payments of principal and interest became payable to the MID Lender based on a 25-year amortization period commencing on such date. The July 2006 and December 2006 amendments did not affect the fact that the Gulfstream Park project financing facility continues to be cross-guaranteed, cross-defaulted and cross-collateralized with the Remington Park project financing facility.

    Amounts outstanding under each of the MEC Project Financing Facilities bear interest at a fixed rate of 10.5% per annum, compounded semi-annually and require repayment in monthly blended payments of principal and interest based on a 25-year amortization period under each of the MEC Project Financing Facilities. Since the completion date for Remington Park, there has also been in place a mandatory annual cash flow sweep of not less than 75% of Remington Park's total excess cash flow, after permitted capital expenditures and debt service, which is used to pay capitalized interest on the Remington Park project financing facility plus a portion of the principal under the facility equal to the capitalized interest on the Gulfstream Park project financing facility. For the three-month period ended June 30, 2009, no such payments were made (2008 — $1.5 million) given the MEC Chapter 11 proceedings and for the six-month period ended June 30, 2009, $2.0 million (2008 — $1.7 million) of such payments were made. During the three months ended March 31, 2008, Remington Park agreed to purchase 80 Class III slot machines from GPRA with funding from the Remington Park project financing facility. Accordingly, $1.0 million was advanced under the existing Remington Park project financing facility during the three months ended March 31, 2008.

    In September 2007, the terms of the Gulfstream Park project financing facility were amended such that: (i) MEC was added as a guarantor under that facility; (ii) the borrower and all of the guarantors agreed to use commercially reasonable efforts to implement the MEC Debt Elimination Plan (note 4), including the sale of specific assets by the time periods listed in the MEC Debt Elimination Plan; and (iii) the borrower became obligated to repay at least $100.0 million under the Gulfstream Park project financing facility on or prior to May 31, 2008.

    During the year ended December 31, 2008, the deadline for repayment of at least $100.0 million under the Gulfstream Park project financing facility was extended from May 31, 2008 to March 31, 2009. However, as a result of the November 2008 Reorganization Proposal not proceeding (note 3), such maturity date was accelerated to March 20, 2009. In connection with the amendments and maturity extensions during the year ended December 31, 2008, the MID Lender received aggregate fees of $3.0 million. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1(a)), the repayment of at least $100.0 million under the Gulfstream Park project financing facility was not made when due.

    During MEC's Chapter 11 process, monthly principal and interest payments, as well as the quarterly excess cash flow sweeps, under the MEC Project Financing Facilities are stayed and interest accrues rather than being paid currently in cash.

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    At June 30, 2009, there were balances of $175.5 million and $23.4 million (net of $1.1 million and $0.1 million, respectively, of carrying value adjustments upon the deconsolidation of MEC — note 1(a)) due under the Gulfstream Park project financing facility and the Remington Park project financing facility, respectively. At December 31, 2008, there were balances of $169.5 million (net of $1.5 million of unamortized deferred arrangement fees) and $25.0 million due under the Gulfstream Park project financing facility and the Remington Park project financing facility, respectively. The current portion of the MEC Project Financing Facilities included in the Real Estate Business' "loans receivable from MEC, net" at December 31, 2008 was $100.7 million (net of $1.5 million of unamortized deferred arrangement fees), including the required $100.0 million repayment discussed above. The current portion of the MEC Project Financing Facilities, as reflected in MEC's "loans payable to MID, net" on the Company's consolidated balance sheet at December 31, 2008, is $100.7 million (including $0.4 million in MEC's "discontinued operations" (note 4)), net of unamortized deferred financing costs of $1.5 million. The non-current portion of the MEC Project Financing Facilities, as reflected in MEC's "loans payable to MID, net" on the Company's consolidated balance sheet at December 31, 2008, is $90.0 million, net of unamortized deferred financing costs of $3.8 million (including $23.6 million, net of $1.0 million of unamortized deferred financing costs, in MEC's "discontinued operations" (note 4)).

    In connection with the Gulfstream Park project financing facility, MEC has placed into escrow (the "Gulfstream Escrow") with the MID Lender proceeds from an asset sale which occurred in fiscal 2005 and certain additional amounts necessary to ensure that any remaining Gulfstream Park construction costs (including the settlement of liens on the property) can be funded, which escrowed amount has been and will be applied against any such construction costs. At June 30, 2009, the amount held under the Gulfstream Escrow was $0.5 million (December 31, 2008 — $0.9 million). All funds in the Gulfstream Escrow are reflected as the Real Estate Business' "restricted cash" and "due to MEC" on the Company's consolidated balance sheets.

  (iii)
  2008 MEC Loan

    On November 26, 2008, concurrent with the announcement of the November 2008 Reorganization Proposal (note 3), MID announced that the MID Lender had agreed to provide MEC with the 2008 MEC Loan of up to a maximum commitment, subject to certain conditions being met, of $125.0 million (plus costs and fees). The 2008 MEC Loan bears interest at the rate of LIBOR plus 12.0%, is guaranteed by certain subsidiaries of MEC and is secured by substantially all the assets of MEC (subject to prior encumbrances). The 2008 MEC Loan has been made available through two tranches of a non-revolving facility.

    •
    Tranche 1

      Tranche 1 in the amount of up to $50.0 million (plus costs and fees) was made available to MEC solely to fund (i) operations, (ii) payments of principal or interest and other costs under the 2008 MEC Loan and under other loans provided by the MID Lender to MEC, (iii) mandatory payments of interest in connection with other of MEC's existing debt, (iv) maintenance capital expenditures and (v) capital expenditures required pursuant to the terms of certain of MEC's joint venture arrangements with third parties.

      In connection with Tranche 1 of the 2008 MEC Loan, the MID Lender charged an arrangement fee of $1.0 million (2% of the commitment), such amount being capitalized to the outstanding balance of Tranche 1 of the 2008 MEC Loan. The MID Lender was also entitled to a commitment fee equal to 1% per annum of the undrawn facility. All fees, expenses and closing costs incurred by the MID Lender in connection with the 2008 MEC Loan are capitalized to the outstanding balance of Tranche 1 of the 2008 MEC Loan.

      Tranche 1 had an initial maturity date of March 31, 2009 but as a result of the November 2008 Reorganization Proposal not proceeding (note 3), such maturity date was accelerated to March 20, 2009. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1(a)), Tranche 1 of the 2008 MEC Loan was not repaid when due.

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    •
    Tranche 2

      Tranche 2 in the amount of up to $75.0 million (plus costs and fees) was to be used by MEC solely to fund (i) up to $45.0 million (plus costs and fees) in connection with the application by MEC's subsidiary Laurel Park for a Maryland slots licence and related matters and (ii) up to $30.0 million (plus costs and fees) in connection with the construction of the temporary slots facility at Laurel Park, following receipt of the Maryland slots licence. In addition to being secured by substantially all the assets of MEC, Tranche 2 of the 2008 MEC Loan was also to be guaranteed by the MJC group of companies and secured by all of such companies' assets.

      In February 2009, MEC's subsidiary, Laurel Park, submitted an application for a Maryland video lottery terminal licence (the "MEC VLT Application") and drew $28.5 million under Tranche 2 of the 2008 MEC Loan in order to place the initial licence fee in escrow pending resolution of certain issues associated with the application. Subsequently, MEC was informed by the Maryland VLT Facility Location Commission that the MEC VLT Application was not accepted for consideration as it had been submitted without payment of the initial licence fee of $28.5 million. Accordingly, MEC repaid $28.5 million to the MID Lender under Tranche 2 of the 2008 MEC Loan.

      In connection with the February 2009 advance under Tranche 2 of the 2008 MEC Loan, the MID Lender charged an arrangement fee of $0.6 million, such amount being capitalized to the outstanding balance of Tranche 2 of the 2008 MEC Loan. The MID Lender was also entitled to a commitment fee equal to 1% per annum of the undrawn amount made available under Tranche 2 of the 2008 MEC Loan. All fees, expenses and closing costs incurred by the MID Lender in connection with Tranche 2 are capitalized to the outstanding balance of Tranche 2 under the 2008 MEC Loan.

      The initial maturity date of Tranche 2 was December 31, 2011 which, as a result of the MEC VLT Application not being accepted for consideration, was accelerated in accordance with the terms of the loan to May 13, 2009. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1(a)), there is an automatic stay of any action to collect, assert, or recover on the 2008 MEC Loan.

    Interest and fees on the 2008 MEC Loan accrue during MEC's Chapter 11 process rather than being paid currently in cash. At June 30, 2009, $54.9 million (December 31, 2008 — $22.9 million, net of $0.8 million of unamortized deferred arrangement fees) due under the 2008 MEC Loan was included in the Real Estate Business' current portion of "loans receivable from MEC, net" on the Company's consolidated balance sheet. MEC's current portion of "loans payable to MID, net" on the Company's consolidated balance sheet at December 31, 2008 includes borrowings of $22.8 million, net of $0.9 million of unamortized deferred financing costs.

  (iv)
  DIP Loan

    In connection with the Debtors' Chapter 11 filing (note 1(a)), MID (through the MID Lender) originally agreed to provide a six-month secured DIP Loan to MEC in the amount of up to $62.5 million. The DIP Loan initial tranche of up to $13.4 million was made available to MEC on March 6, 2009 pursuant to approval of the Court and an interim order was subsequently entered by the Court on March 13, 2009.

    On April 3, 2009, MEC requested an adjournment until April 20, 2009 for the Court to consider the motion for a final order relating to the DIP Loan. The Court granted the request and authorized an additional $2.5 million being made available to MEC under the DIP Loan pending the April 20, 2009 hearing.

    On April 20, 2009, the DIP Loan was amended to, among other things, (i) extend the maturity from September 6, 2009 to November 6, 2009 in order to allow for a longer marketing period in connection with MEC's asset sales and (ii) reduce the principal amount available from $62.5 million to $38.4 million, with the reduction attributable to the fact that interest on the pre-petition loan facilities between MEC and the MID Lender will accrue during the Chapter 11 process rather than being paid currently in cash. The final terms of the DIP Loan were presented to the Court on April 20, 2009 and the Court entered a final order authorizing the DIP Loan on the amended terms on April 22, 2009.

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    Under the terms of the DIP Loan, MEC is required to pay an arrangement fee of 3% under the DIP Loan (on each tranche as it is made available) and advances bear interest at a rate per annum equal to LIBOR plus 12.0% (set at 12.3% at June 30, 2009). MEC is also required to pay a commitment fee equal to 1% per annum on all undrawn amounts.

    The DIP Loan is secured by liens on substantially all assets of MEC and its subsidiaries (subject to prior ranking liens), as well as a pledge of capital stock of certain guarantors. Under the DIP Loan, MEC may request funds to be advanced on a monthly basis and such funds must be used in accordance with an approved budget. The terms of the DIP Loan contemplate that MEC will sell all or substantially all of its assets through an auction process and use the proceeds from the asset sales to repay its creditors, including the MID Lender.

    At June 30, 2009, $20.8 million (net of $0.6 million of unamortized deferred arrangement fees) due under the DIP Loan was included in the current portion of "loans receivable from MEC, net" on the Company's consolidated balance sheet. Subsequent to quarter-end, an additional $7.0 million has been drawn under the DIP Loan.

  To the Petition Date (note 1(a)), approximately $9.4 million of external third-party costs were incurred in association with these loan facilities between MEC and the MID Lender. Prior to the Petition Date, these costs are recognized as deferred financing costs at the MEC segment level and have been amortized into interest expense (of which a portion has been capitalized in the case of the MEC Project Financing Facilities) over the respective term of each of the loan facilities. Prior to the Petition Date, such costs were charged to "general and administrative" expenses at a consolidated level in the periods in which they were incurred.

  All interest and fees charged by the Real Estate Business prior to the Petition Date relating to the loan facilities, including any capitalization and subsequent amortization thereof by MEC, and any adjustments to MEC's related deferred financing costs, have been eliminated from the Company's consolidated results of operations and financial position.

(b)  Magna Lease Terminations

  During the three months ended March 31, 2008, the Real Estate Business and Magna completed a lease termination agreement on a property in the United Kingdom that the Real Estate Business is seeking to redevelop for residential purposes. The Real Estate Business paid Magna $2.0 million to terminate the lease and the termination payment has been included in "real estate properties, net" at June 30, 2009 and December 31, 2008 on the Company's consolidated balance sheets.

  During the three months ended March 31, 2008, the Real Estate Business and Magna also agreed to terminate the lease on a property in Canada. In conjunction with the lease termination, Magna agreed to pay the Company a fee of $3.9 million, which amount has been recognized by the Real Estate Business in "other gains, net" in the Company's unaudited interim statement of income (loss) for the six months ended June 30, 2008.

(c)  MEC's Real Estate Sales to Magna

  On March 5, 2009, MEC announced that one of its subsidiaries in Austria had entered into an agreement to sell to a subsidiary of Magna approximately 100 acres of real estate located in Austria (note 5(b)) for a purchase price of approximately 4.6 million euros ($6.0 million). The transaction was completed on April 28, 2009.

  In April 2008, MEC completed the sale to a subsidiary of Magna of 225 acres of excess real estate located in Austria for proceeds of 20.0 million euros ($31.5 million), net of transaction costs. MEC recognized a gain in the three and six months ended June 30, 2008 of 11.6 million euros ($18.2 million), net of tax, which was recorded as a contribution of equity in contributed surplus.

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(d)  Sale of MEC Real Estate to Joint Venture

  On April 2, 2008, one of MEC's European wholly-owned subsidiaries, Fontana Beteiligungs GmbH ("Fontana"), entered into an agreement to sell real estate with a carrying value of 0.2 million euros ($0.3 million) located in Oberwaltersdorf, Austria to Fontana Immobilien GmbH, an entity in which Fontana had a 50% joint venture equity interest, for 0.8 million euros ($1.2 million). The purchase price was originally payable in instalments according to the sale of apartment units by the joint venture and, in any event, was due no later than April 2, 2009. On August 1, 2008, Fontana sold its 50% joint venture equity interest in Fontana Immobilien GmbH to a related party. The sale price included nominal cash consideration equal to Fontana's initial capital contribution and a future profit participation in Fontana Immobilien GmbH. Fontana and Fontana Immobilien GmbH also agreed to amend the real estate sale agreement such that payment of the purchase price to Fontana was accelerated to, and paid on, August 7, 2008.

(e)  Ontario Securities Commission Hearing

  On August 11, 2009, MID announced that, at the request of certain MID Class A shareholders, the OSC has called a hearing regarding MID's ability to rely on certain exemptions from the requirements to obtain minority shareholder approval and formal valuations under Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions in respect of transactions with MEC. MID believes that the application of the MID Class A shareholders is without merit and MID will vigorously defend against the application. The hearing will commence on September 9, 2009.

20.  COMMITMENTS AND CONTINGENCIES

(a)
In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

(b)
In addition to the letters of credit issued under the MID Credit Facility (note 10), the Company had $2.7 million of letters of credit issued with various financial institutions at June 30, 2009 to guarantee various development projects. These letters of credit are secured by cash deposits of the Company.

(c)
At June 30, 2009, the Company's contractual commitments related to construction and development projects outstanding amounted to approximately $1.8 million.

(d)
In November 2006, MEC sold its wholly-owned interest in The Meadows, a standardbred racetrack in Pennsylvania, to PA Meadows, LLC, a company jointly owned by William Paulos and William Wortman, controlling shareholders of Millennium Gaming, Inc., and a fund managed by Oaktree Capital Management, LLC. The parties also entered into a racing services agreement whereby MEC pays $50 thousand per annum and continues to operate, for its own account, the racing operations at The Meadows until at least July 2011. $5.6 million of the gain from the sale of The Meadows was initially deferred and included in MEC's "other long-term liabilities" representing the estimated net present value of the future operating losses expected over the term of the racing services agreement. Such amount has been recognized as a reduction of "general and administrative" expenses in MEC's results of operations over the term of the racing services agreement. Effective January 1, 2008, The Meadows entered into an agreement with the Meadows Standardbred Owners Association, which expires on December 31, 2009, whereby the horsemen make contributions to subsidize backside maintenance and marketing expenses at The Meadows. As a result, the estimated operating losses expected over the remaining term of the racing services agreement were revised, resulting in $2.0 million of previously deferred gains being recognized in MEC's "other gains" in the six months ended June 30, 2008.

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(e)
On July 21, 2009, the MID Lender was named as a defendant in an action commenced by the Committee in connection with MEC's Chapter 11 proceeding. The Committee's action seeks, among other things, recharacterization as equity of the MID Lender's claims in relation to the indebtedness previously advanced to MEC and its subsidiaries, equitable subordination of the MID Lender's claims against the debtors in the Chapter 11 proceedings and the avoidance of allegedly fraudulent transfers to the MID Lender, including fees, interest and principal repayments received prior to the initiation of the Chapter 11 process. In addition, the Committee has sought leave of the Court to pursue a separate action against MID, the MID Lender and additional parties, including Mr. Frank Stronach, that alleges, among other things, breach of fiduciary duty owed to MEC and its creditors. Although MID and the MID Lender believe that the Committee's claims are without merit and intend to contest them vigorously, MID can provide no assurance as to the ultimate outcome of the Committee's action.

(f)
On August 11, 2009, MID announced that, at the request of certain MID Class A shareholders, the OSC has called a hearing regarding MID's ability to rely on certain exemptions from the requirements to obtain minority shareholder approval and formal valuations under Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions in respect of transactions with MEC. MID believes that the application of the MID Class A shareholders is without merit and MID will vigorously defend against the application. The hearing will commence on September 9, 2009.

21.  CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(a)  Recently Adopted Canadian GAAP Accounting Standards

  (i)
  Goodwill and Intangible Assets

    In February 2008, the Canadian Institute of Chartered Accountants (the "CICA") issued Handbook Section 3064, "Goodwill and Intangible Assets", amended Handbook Section 1000, "Financial Statement Concepts", and Accounting Guideline 11, "Enterprises in the Development Stage", and withdrew Handbook Section 3062, "Goodwill and Other Intangible Assets", and Handbook Section 3450, "Research and Development Costs". Handbook Section 3064 clarifies that costs may only be deferred when they relate to an item that meets the definition of an asset. The concept of matching revenues and expenses remains appropriate only for allocating the cost of an asset that is consumed in generating revenue over multiple reporting periods. Handbook Section 3064 also provides extensive guidance on when expenditures qualify for recognition as intangible assets. These changes are effective for fiscal years beginning on or after October 1, 2008. The Company's adoption of these accounting standards for Canadian GAAP purposes on January 1, 2009 did not have any impact on the Company's unaudited interim consolidated financial statements, nor did it create any reconciling differences between Canadian and U.S. GAAP in the Company's consolidated balance sheets, statements of income (loss) or statements of comprehensive income (loss).

  (ii)
  Business Combinations and Noncontrolling Interests

    In January 2009, the CICA issued Handbook Section 1582, "Business Combinations", Handbook Section 1601, "Consolidated Financial Statements", and Handbook Section 1602, "Non-controlling Interests" and withdrew Handbook Section 1581, "Business Combinations", and Handbook Section 1600, "Consolidated Financial Statements".

    Handbook Section 1582 applies to a transaction in which the acquirer obtains control of one or more businesses. The term "business" is more broadly defined than in the existing standard. Most assets acquired and liabilities assumed, including contingent liabilities that are considered to be improbable, will be measured at fair value. Any interest in the acquiree owned prior to obtaining control will be re-measured at fair value at the acquisition date, eliminating the need for guidance on step acquisitions. Contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration. A bargain purchase will result in recognition of a gain. Acquisition costs must be expensed.

    Similar to the requirements of SFAS 160 (note 1(e)), under Handbook Section 1602, any noncontrolling interest is recognized as a separate component of shareholder's equity. Net income (loss) is calculated without deduction for the noncontrolling interest. Rather, net income (loss) is allocated between the controlling and noncontrolling interests.

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    Handbook Section 1601 carries forward the requirements of Handbook Section 1600, other than those relating to noncontrolling interests.

    These changes are effective for fiscal years beginning on or after January 1, 2011 but may be adopted early at the beginning of a fiscal year. The Company's adoption of these accounting standards for Canadian GAAP purposes on January 1, 2009 did not have any impact on the Company's unaudited interim consolidated financial statements, nor did it create any reconciling differences between Canadian and U.S. GAAP in the Company's consolidated balance sheets, statements of income (loss) or statements of comprehensive income (loss).

(b)  Reconciliation to Canadian GAAP

  The Company's accounting policies as reflected in these unaudited interim consolidated financial statements do not materially differ from Canadian GAAP except as described in the following tables presenting net income (loss) attributable to MID, earnings (loss) attributable to each MID Class A Subordinate Voting or Class B Share and comprehensive income (loss) attributable to MID under Canadian GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income attributable to MID under U.S. GAAP	$31,329	$18,483	$2,484	$25,362
Interest expense on subordinated notes(i)	—	(313)	6,570 *	(623)
Depreciation and amortization(ii)	—	41	(340)*	(27)
Development property carrying costs(iii)	—	123	—	219
Stock-based compensation(iv)	—	—	3,204 *	—
Net gain on related party asset sale(v)	—	9,792	—	9,792
Foreign currency translation loss(vi)	(28,336)	(105)	(28,336)	(105)
Other	—	20	—	20

Net income (loss) attributable to MID under Canadian GAAP	$2,993	$28,041	$(16,418)	$34,638

Basic and diluted earnings (loss) attributable to each MID Class A Subordinate Voting or Class B Share
— continuing operations	$0.06	$0.56	$(0.37)	$1.07
— discontinued operations	—	0.04	0.02	(0.33)

	$0.06	$0.60	$(0.35)	$0.74

Comprehensive income (loss) attributable to MID under U.S. GAAP	$73,250	$19,386	$(5,799)	$61,139
Net adjustments to U.S. GAAP net income per above table	(28,336)	9,558	(18,902)	9,276
Translation of development property carrying costs(iii)	68	10	44	(25)
Foreign currency translation loss(vi)	28,336	105	28,336	105
Employee defined benefit and postretirement plans(vii)	—	—	(728)*	—

Comprehensive income attributable to MID under Canadian GAAP	$73,318	$29,059	$2,951	$70,495

  *
  Reflects cumulative impact of Canadian GAAP accounting to MID's investment in MEC being adjusted to nil upon deconsolidation of MEC at the Petition Date (note 1(a)).

  (i)
  Financial Instruments and Long-term Debt

    Under Canadian GAAP, a portion of the face value of MEC's convertible subordinated notes (the "MEC Notes") attributable to the value of the conversion feature at inception is recorded as part of the noncontrolling interest in MEC, rather than as a liability. The remaining value of the MEC Notes at inception is accreted up to their face value on an effective yield basis over the term of the Notes,

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    with the accretion amount being included in MEC's net interest expense. Under U.S. GAAP, the MEC Notes are recorded entirely as debt, resulting in lower net interest expense than under Canadian GAAP.

  (ii)
  Depreciation and Amortization

    Based on the terms of MEC's sale of The Meadows in 2006, the sale of The Meadows' real estate properties and fixed assets is not accounted for as a sale and leaseback, but rather using the financing method of accounting under U.S. GAAP as MEC is deemed to have a continuing interest in the transaction. Accordingly, under U.S. GAAP, such real estate properties and fixed assets were required to remain on the balance sheet and continue to depreciate and $7.2 million of the sale proceeds were required to be deferred at inception and were included in MEC's "other long-term liabilities" on the Company's consolidated balance sheets at December 31, 2008 and 2007. Under U.S. GAAP, these sale proceeds are to be recognized at the point when the transaction subsequently qualifies for sale recognition. Under Canadian GAAP, the disposal of such real estate properties and fixed assets was recognized as a sale transaction.

  (iii)
  Capitalization of Development Property Carrying Costs

    Under both Canadian and U.S. GAAP, certain carrying costs incurred in relation to real estate property held for development are permitted to be capitalized as part of the cost of such property while being held for development. However, FASB Statement of Financial Accounting Standards No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", is more restrictive than CICA Handbook Section 3061, "Property, Plant and Equipment", in relation to the necessary criteria required to capitalize such costs. As a result, certain carrying costs have been capitalized from time to time under Canadian GAAP that are not permitted under U.S. GAAP.

  (iv)
  Stock-based Compensation

    Canadian GAAP requires the expensing of all stock-based compensation awards for fiscal years beginning on or after January 1, 2004. The Company also adopted this policy under U.S. GAAP effective January 1, 2004. However, under U.S. GAAP, the cumulative impact on adoption of stock-based compensation is not recognized in the consolidated financial statements as an adjustment to opening deficit. As a result, prior to the deconsolidation of MEC (note 1(a)), $3.2 million of MEC's stock-based compensation expense related to periods prior to January 1, 2004 are excluded from MID shareholders' equity under U.S. GAAP but not under Canadian GAAP.

  (v)
  MEC Sales to Magna

    Under Canadian GAAP, a gain on the sale of real estate to a related party that owns less than 80% of the vendor's share capital, where the exchange amount is supported by independent evidence, is considered an income item rather than a contribution to equity as required under U.S. GAAP. However, under U.S. GAAP, where the related tax effect of the gain on the related party transaction is offset by the utilization of losses from activities other than the related party transaction, the benefit from such losses is recognized as an income item rather than as a contribution of equity.

  (vi)
  Investment Translation Gains or Losses

    Under Canadian GAAP, investment translation gains or losses are accumulated in the "accumulated other comprehensive income" component of shareholders' equity, and the appropriate amounts of the investment translation gains or losses are reflected in income when there is a reduction resulting from capital transactions in the Company's net investment in the operations that gave rise to such exchange gains and losses. Under U.S. GAAP, the appropriate amounts of the investment translation gains or losses are only reflected in income when there is a sale or partial sale of the Company's investment in these operations or upon a complete or substantially complete liquidation of the investment.

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  (vii)
  Employee Defined Benefit and Postretirement Plans

    In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" ("SFAS 158"). SFAS 158 requires employers to recognize the funded status (the difference between the fair value of plan assets and the projected benefit obligations) of a defined benefit postretirement plan as an asset or liability on the consolidated balance sheets with a corresponding adjustment to "accumulated other comprehensive income", net of related tax and minority interest impact. No such adjustment is required under Canadian GAAP.

  (viii)
  Joint Ventures

    Under U.S. GAAP, MEC's investments in joint ventures are accounted for using the equity method of accounting, resulting in MEC's proportionate share of the net income or loss of the joint ventures in which it has an interest being recorded in a single line, "equity loss (income)" on the Company's consolidated statements of income (loss). Similarly, MEC's investment in joint ventures is included in a single line "other assets" on the Company's consolidated balance sheets. Only cash invested by MEC into its interests in joint ventures are reflected in the Company's consolidated statements of cash flows. Under Canadian GAAP, MEC's investments in joint ventures are accounted for using the proportionate consolidation method. MEC's proportionate share of the joint ventures in which it has an interest is added to the consolidated balance sheets, consolidated statements of income (loss) and consolidated statements of cash flows on a line-by-line basis.

The following tables indicate the items in the consolidated balance sheets that would have been affected had the consolidated financial statements been prepared under Canadian GAAP:

As at June 30, 2009
	U.S. GAAP	Property Carrying Costs	Canadian GAAP
Real estate properties, net	$1,351,817	$4,091	$1,355,908
Future tax assets	6,115	(218)	5,897
Future tax liabilities	42,060	1,190	43,250
MID shareholders' equity	1,602,224	2,683	1,604,907

As at December 31, 2008
	U.S. GAAP	Long- term Debt	Benefit Plans	Sale of The Meadows	Property Carrying Costs	Stock based Comp.	Joint Ventures	Canadian GAAP
Cash and cash equivalents	$144,764	$—	$—	$—	$—	$—	$1,012	$145,776
Accounts receivable	33,915	—	—	—	—	—	363	34,278
Prepaid expenses and other	20,724	—	—	—	—	—	463	21,187
Non-current restricted cash	—	—	—	—	—	—	9,651	9,651
Real estate properties, net	2,024,183	—	—	(6,035)	4,029	—	52,845	2,075,022
Fixed assets, net	71,206	—	—	(181)	—	—	62	71,087
Other assets	35,200	—	—	—	—	—	(25,151)	10,049
Future tax assets	62,781	—	—	(400)	(218)	—	—	62,163
Accounts payable and accrued liabilities	121,471	(96)	—	—	—	—	9,615	130,990
Income taxes payable	10,363	—	—	—	—	—	5	10,368
Long-term debt due within one year	82,649	—	—	—	—	—	22,125	104,774
Note obligation due within one year, net	74,601	(875)	—	—	—	—	—	73,726
Note obligation, net	149,015	(2,723)	—	—	—	—	—	146,292
Other long-term liabilities	18,973	—	(1,357)	(7,216)	—	—	7,500	17,900
Future tax liabilities	105,497	544	—	—	1,172	—	—	107,213
MID shareholders' equity	1,621,988	(6,570)	728	340	2,639	(3,204)	—	1,615,921
Noncontrolling interest	24,182	9,720	629	260	—	3,204	—	37,995

U.S. GAAP permits assets held for sale and assets of discontinued operations, as well as liabilities related to such assets, to be classified as current items on the balance sheet. Canadian GAAP only permits such items to be classified as current items if the sale of such items has occurred prior to the date of completion of the financial statements.

74    MI Developments Inc.      2009

The following table indicates the impact this difference between U.S. and Canadian GAAP had on the Company's consolidated balance sheet at December 31, 2008 with respect to the classification of MEC's assets held for sale (note 5) and assets held for sale from discontinued operations (note 4), and liabilities related to such assets:

As at December 31, 2008	U.S. GAAP	Canadian GAAP
ASSETS
Current assets:
Assets held for sale	$21,732	$—
Assets held for sale from discontinued operations	94,461	24,507
Assets held for sale	—	21,732
Assets held for sale from discontinued operations	—	69,954

LIABILITIES
Current liabilities:
Liabilities related to assets held for sale	$876	$—
Liabilities related to discontinued operations	51,943	33,028
Liabilities related to assets held for sale	—	876
Liabilities related to discontinued operations	—	18,915

MI Developments Inc.      2009    75

Corporate Information

Board of Directors	Officers	Office Locations

Frank Stronach
Chairman of the Board
Dennis J. Mills
Vice Chairman
and Chief Executive Officer
Senator Rod A.A. Zimmer
Lead Director
Member of the Senate of Canada
and President of
The Gatehouse Corporation
Franz Deutsch
President,
Austrian Canadian Business Club
Benjamin Hutzel
Retired Partner,
Bennett Jones LLP
Manfred Jakszus
Corporate Director
Heribert Polzl
President,
H. Polzl Consulting Ltd.

Frank Stronach
Chairman of the Board
Dennis J. Mills
Vice Chairman
and Chief Executive Officer
Don Cameron
Chief Operating Officer
Richard J. Crofts
Executive Vice President,
Corporate Development,
General Counsel and Secretary
Richard J. Smith
Executive Vice President
and Chief Financial Officer

MI Developments Inc.
455 Magna Drive, 2nd Floor
Aurora, Ontario, Canada    L4G 7A9
Phone: (905) 713-6322
Fax: (905) 713-6332
www.midevelopments.com
 Investor Relations Queries
 Richard J. Smith
Executive Vice President
and Chief Financial Officer
(905) 726-7507

Lorne Weiss	Transfer Agents and Registrars
Wealth Advisor and Associate Director,
Wealth Management, ScotiaMcLeod	Canada	United States
	Computershare Trust Company of Canada 100 University Avenue Toronto, Ontario, Canada M5J 2Y1 Phone: 1 (800) 564-6253 www.computershare.com	Computershare Trust Company N.A. 250 Royall Street Canton, Massachusetts, USA 02021 Phone: 1 (800) 962-4284

Exchange Listings
Class A Subordinate Voting Shares	–	Toronto Stock Exchange (MIM.A)
	–	New York Stock Exchange (MIM)
Class B Shares	–	Toronto Stock Exchange (MIM.B)

Please refer to our website (www.midevelopments.com) for information on MID's compliance with the corporate governance standards of the New York Stock Exchange and applicable Canadian standards and guidelines.
Publicly Available Documents

Copies of the financial statements for the year ended December 31, 2008 are available through the Internet on the Electronic Data Gathering Analysis and Retrieval System (EDGAR), which can be accessed at www.sec.gov, and on the System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed at www.sedar.com. Other required securities filings can also be found on EDGAR and SEDAR.

MI Developments Inc. 455 Magna Drive, 2nd Floor Aurora, Ontario Canada L4G 7A9 Phone: (905) 713-6322 Fax: (905) 713-6332 www.midevelopments.com

QuickLinks

  Exhibit 1
MI DEVELOPMENTS ANNOUNCES 2009 SECOND QUARTER RESULTS
  Exhibit 1